                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                                               Published CUSIP Number: 22026DAE5
                                        Revolving Credit CUSIP Number: 22026DAF2

================================================================================

                                  $150,000,000

                                CREDIT AGREEMENT

                          dated as of February 3, 2006

                                  by and among

                      CORRECTIONS CORPORATION OF AMERICA,
                                  as Borrower,

                        the Lenders referred to herein,

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                            as Administrative Agent,
                      Swingline Lender and Issuing Lender

                                      and

                         WACHOVIA CAPITAL MARKETS, LLC,
                              as Sole Book Manager

        WACHOVIA CAPITAL MARKETS, LLC and BANC OF AMERICA SECURITIES LLC
                            as Joint Lead Arrangers

================================================================================

                                TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----
ARTICLE I DEFINITIONS...........................................................      1
   SECTION 1.1     Definitions..................................................      1
   SECTION 1.2     Other Definitions and Provisions.............................     29
   SECTION 1.3     Accounting Terms.............................................     30
   SECTION 1.4     UCC Terms....................................................     30
   SECTION 1.5     Rounding.....................................................     30
   SECTION 1.6     References to Agreement and Laws.............................     30
   SECTION 1.7     Times of Day.................................................     30
   SECTION 1.8     Letter of Credit Amounts.....................................     30

ARTICLE II REVOLVING CREDIT FACILITY............................................     31
   SECTION 2.1     Revolving Credit Loans.......................................     31
   SECTION 2.2     Swingline Loans..............................................     31
   SECTION 2.3     Procedure for Advances of Revolving Credit Loans and
                   Swingline Loans..............................................     32
   SECTION 2.4     Repayment and Prepayment of Revolving Credit and Swingline
                   Loans........................................................     33
   SECTION 2.5     Permanent Reduction of the Revolving Credit Commitment.......     34
   SECTION 2.6     Termination of Revolving Credit Facility.....................     35
   SECTION 2.7     Increase in Revolving Credit Facility........................     35
   SECTION 2.8     Incremental Term Loans.......................................     37

ARTICLE III LETTER OF CREDIT FACILITY...........................................     39
   SECTION 3.1     L/C Commitment...............................................     39
   SECTION 3.2     Procedure for Issuance of Letters of Credit..................     40
   SECTION 3.3     Commissions and Other Charges................................     41
   SECTION 3.4     L/C Participations...........................................     41
   SECTION 3.5     Reimbursement Obligation of the Borrower.....................     42
   SECTION 3.6     Obligations Absolute.........................................     43
   SECTION 3.7     Effect of Letter of Credit Application.......................     43
   SECTION 3.8     Appointment and Duties of Additional Issuing Lenders.........     44

ARTICLE IV GENERAL LOAN PROVISIONS..............................................     44
   SECTION 4.1     Interest.....................................................     44
   SECTION 4.2     Notice and Manner of Conversion or Continuation of Loans.....     46
   SECTION 4.3     Fees.........................................................     46
   SECTION 4.4     Manner of Payment............................................     47
   SECTION 4.5     Evidence of Indebtedness.....................................     47
   SECTION 4.6     Adjustments..................................................     48
   SECTION 4.7     Nature of Obligations of Lenders Regarding Extensions of
                   Credit; Assumption by the Administrative Agent...............     48

   SECTION 4.8     Changed Circumstances........................................     49
   SECTION 4.9     Indemnity....................................................     50
   SECTION 4.10    Increased Costs..............................................     50
   SECTION 4.11    Taxes........................................................     52
   SECTION 4.12    Mitigation Obligations; Replacement of Lenders...............     54
   SECTION 4.13    Security.....................................................     55

ARTICLE V CLOSING; CONDITIONS OF CLOSING AND BORROWING..........................     55
   SECTION 5.1     Closing......................................................     55
   SECTION 5.2     Conditions to Closing and Initial Extensions of Credit.......     55
   SECTION 5.3     Conditions to All Extensions of Credit.......................     58

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BORROWER.......................     59
   SECTION 6.1     Representations and Warranties...............................     59
   SECTION 6.2     Survival of Representations and Warranties, Etc..............     66

ARTICLE VII FINANCIAL INFORMATION AND NOTICES...................................     67
   SECTION 7.1     Financial Statements and Projections.........................     67
   SECTION 7.2     Officer's Compliance Certificate.............................     68
   SECTION 7.3     Accountants' Certificate.....................................     68
   SECTION 7.4     Other Reports................................................     69
   SECTION 7.5     Notice of Litigation and Other Matters.......................     69
   SECTION 7.6     Accuracy of Information......................................     70

ARTICLE VIII AFFIRMATIVE COVENANTS..............................................     70
   SECTION 8.1     Preservation of Corporate Existence and Related Matters......     70
   SECTION 8.2     Maintenance of Property......................................     70
   SECTION 8.3     Insurance....................................................     71
   SECTION 8.4     Accounting Methods and Financial Records.....................     71
   SECTION 8.5     Payment and Performance of Obligations.......................     71
   SECTION 8.6     Compliance With Laws and Approvals...........................     71
   SECTION 8.7     Environmental Laws...........................................     71
   SECTION 8.8     Compliance with ERISA........................................     72
   SECTION 8.9     Compliance With Agreements...................................     72
   SECTION 8.10    Visits and Inspections.......................................     72
   SECTION 8.11    Additional Subsidiaries......................................     73
   SECTION 8.12    Designation of Restricted and Unrestricted Subsidiaries......     74
   SECTION 8.13    Use of Proceeds..............................................     75
   SECTION 8.14    Further Assurances...........................................     75

ARTICLE IX FINANCIAL COVENANTS..................................................     75
   SECTION 9.1     Consolidated Total Leverage Ratio............................     75
   SECTION 9.2     Interest Coverage Ratio......................................     75

ARTICLE X NEGATIVE COVENANTS....................................................     76

   SECTION 10.1    Limitations on Indebtedness..................................     76
   SECTION 10.2    Limitations on Liens.........................................     78
   SECTION 10.3    Limitations on Mergers and Liquidation.......................     80
   SECTION 10.4    Limitations on Asset Dispositions............................     80
   SECTION 10.5    Restricted Payments..........................................     83
   SECTION 10.6    Limitations on Exchange and Issuance of Disqualified Stock...     87
   SECTION 10.7    Transactions with Affiliates.................................     87
   SECTION 10.8    Certain Accounting Changes; Organizational Documents.........     87
   SECTION 10.9    Amendments; Payments and Prepayments of Material
                   Indebtedness.................................................     88
   SECTION 10.10   Restrictive Agreements.......................................     88
   SECTION 10.11   Nature of Business...........................................     88
   SECTION 10.12   Impairment of Security Interests.............................     88

ARTICLE XI DEFAULT AND REMEDIES.................................................     89
   SECTION 11.1    Events of Default............................................     89
   SECTION 11.2    Remedies.....................................................     91
   SECTION 11.3    Rights and Remedies Cumulative; Non-Waiver; etc..............     92
   SECTION 11.4    Crediting of Payments and Proceeds...........................     92
   SECTION 11.5    Administrative Agent May File Proofs of Claim................     93

ARTICLE XII THE ADMINISTRATIVE AGENT............................................     93
   SECTION 12.1    Appointment and Authority....................................     93
   SECTION 12.2    Rights as a Lender...........................................     94
   SECTION 12.3    Exculpatory Provisions.......................................     94
   SECTION 12.4    Reliance by the Administrative Agent.........................     95
   SECTION 12.5    Delegation of Duties.........................................     95
   SECTION 12.6    Resignation of Administrative Agent..........................     95
   SECTION 12.7    Non-Reliance on Administrative Agent and Other Lenders.......     96
   SECTION 12.8    No Other Duties, etc.........................................     97
   SECTION 12.9    Collateral and Guaranty Matters..............................     97

ARTICLE XIII MISCELLANEOUS......................................................     97
   SECTION 13.1    Notices......................................................     98
   SECTION 13.2    Amendments, Waivers and Consents.............................     99
   SECTION 13.3    Expenses; Indemnity..........................................    101
   SECTION 13.4    Right of Set-off.............................................    102
   SECTION 13.5    Governing Law................................................    103
   SECTION 13.6    Waiver of Jury Trial.........................................    104
   SECTION 13.7    Reversal of Payments.........................................    104
   SECTION 13.8    Injunctive Relief; Punitive Damages..........................    104
   SECTION 13.9    Accounting Matters...........................................    105
   SECTION 13.10   Successors and Assigns; Participations.......................    105
   SECTION 13.11   Confidentiality..............................................    108
   SECTION 13.12   Performance of Duties........................................    108
   SECTION 13.13   All Powers Coupled with Interest.............................    109

   SECTION 13.14   Survival of Indemnities......................................    109
   SECTION 13.15   Titles and Captions..........................................    109
   SECTION 13.16   Severability of Provisions...................................    109
   SECTION 13.17   Counterparts.................................................    109
   SECTION 13.18   Integration..................................................    109
   SECTION 13.19   Term of Agreement............................................    110
   SECTION 13.20   Advice of Counsel, No Strict Construction....................    110
   SECTION 13.21   USA Patriot Act..............................................    110
   SECTION 13.22   Inconsistencies with Other Documents; Independent Effect
                   of Covenants.................................................    110

EXHIBITS

Exhibit A-1 - Form of Revolving Credit Note
Exhibit A-2 - Form of Swingline Note
Exhibit B   - Form of Notice of Borrowing
Exhibit C   - Form of Notice of Account Designation
Exhibit D   - Form of Notice of Prepayment
Exhibit E   - Form of Notice of Conversion/Continuation
Exhibit F   - Form of Officer's Compliance Certificate
Exhibit G   - Form of Assignment and Assumption
Exhibit H   - Form of Guaranty Agreement
Exhibit I   - Form of Collateral Agreement

SCHEDULES

Schedule 1.1(a) - Existing Letters of Credit
Schedule 1.1(b) - Existing Loans, Advances and Investments
Schedule 1.1(c) - Book Value of Designated Assets
Schedule 6.1(a) - Jurisdictions of Organization and Qualification
Schedule 6.1(b) - Subsidiaries and Capitalization
Schedule 6.1(i) - ERISA Plans
Schedule 6.1(l) - Material Indebtedness
Schedule 6.1(m) - Labor and Collective Bargaining Agreements
Schedule 6.1(u) - Litigation
Schedule 10.2   - Existing Liens
Schedule 10.7   - Transactions with Affiliates

          CREDIT AGREEMENT, dated as of February 3, 2006, by and among CORRECTIONS CORPORATION OF AMERICA, a Maryland corporation (the "Borrower"), the lenders who are or may become a party to this Agreement (collectively, the "Lenders") and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

                              STATEMENT OF PURPOSE

          The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

          "Additional Issuing Lenders" means up to two (2) Revolving Credit Lenders designated by the Borrower as additional issuers of Letters of Credit pursuant to Section 3.8.

          "Administrative Agent" means Wachovia, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to
Section 12.6.

          "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary of such Person) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. As used in this definition, the term "control" means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          "Agecroft" means Agecroft Prison Management Limited, incorporated in England and Wales.

          "Agecroft Note" means the Subordinated Loan Agreement among Agecroft, the Borrower and Sodexho Alliance S.A., dated July 6, 1998, as amended, in the aggregate principal amount of L6,309,000.

          "Agreement" means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

          "Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

          "Applicable Margin" means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

PRICING                                           COMMITMENT    LIBOR    BASE
 LEVEL      CONSOLIDATED TOTAL LEVERAGE RATIO         FEE      RATE +   RATE +
-------   -------------------------------------   ----------   ------   -------
    I     Greater than or equal to 4.50 to 1.00     0.300%     1.500%   0.500%
   II     Greater than or equal to 4.00 to
          1.00, but less than 4.50 to 1.00          0.250%     1.250%   0.250%
  III     Greater than or equal to 3.50 to
          1.00 but less than 4.00 to 1.00           0.200%     1.000%   0.000%
   IV     Less than 3.50 to 1.00                    0.150%     0.750%   0.000%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a "Calculation Date") ten (10) Business Days after receipt by the Administrative Agent of the Officer's Compliance Certificate pursuant to Section
7.2 for the most recently ended fiscal quarter of the Borrower; provided that
(a) the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer's Compliance Certificate as required by Section 7.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer's Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

          "Approved Fund" means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          "Asset Disposition" means the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise. The term "Asset Disposition" shall not include any Equity Issuance.

          "Asset Lien Value" means, with respect to a Lien on assets of the Borrower and its Restricted Subsidiaries, the greater of (a) the fair market value of the asset(s) subject to such Lien based on recent appraisals delivered to and reasonably acceptable to the Administrative Agent and (b) the net book value of such asset(s), in each case determined at the time such Lien is created.

          "Asset Swap" means an exchange of assets other than cash, Cash Equivalents or Capital Stock of the Borrower or any Subsidiary by the Borrower or a Restricted Subsidiary of the Borrower for (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses and/or (c) one or more real estate properties.

          "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.10), and accepted by the Administrative Agent, in substantially the form of EXHIBIT G or any other form approved by the Administrative Agent.

          "Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

          "Auction Rate Securities" means any debt instruments with a long-term nominal maturity for which the interest rate is reset through a "dutch auction" process with interest on such Auction Rate Securities being paid at the end of each such auction period; provided, however, that such Auction Rate Securities shall have, at the time of purchase, one of the two highest rating categories obtainable from either Moody's or S&P.

          "Base Rate" means, at any time, the higher of (a) the Prime Rate and
(b) the sum of the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

          "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

          "Borrower" has the meaning assigned thereto in the introductory paragraph hereof.

          "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          "Calculation Date" has the meaning assigned thereto in the definition of Applicable Margin.

          "Capital Lease" means any lease of any property by the Borrower or any of its Restricted Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

          "Capital Stock" means (a) in the case of a corporation, capital stock,
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          "Cash Equivalent" means: (a) Dollars; (b) Government Securities having maturities of not more than one year from the date of acquisition; (c) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of twelve months or less from the date of acquisition; (d) Auction Rate Securities; (e) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender party to this Agreement or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of "B" or better; (f) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (e) above; (g) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within one year after the date of acquisition; and
(h) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (g) of this definition.

          "Change in Control" means an event or series of events by which (a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the outstanding common stock or thirty percent (30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, (b) there shall have occurred under any indenture, contract or agreement evidencing any Material Indebtedness (including, without limitation, any Senior Unsecured Notes) any "change in control" or similar event (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein or (c) a majority of the members of the board of directors of the Borrower cease to be Continuing Directors.

          "Change in Law" means the occurrence, after the date of this Agreement, of any of the following, as applicable: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

          "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent, in its sole discretion.

          "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

          "Collateral" means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

          "Collateral Agreement" means the collateral agreement of even date executed by the Credit Parties in favor of the Administrative Agent for the benefit of itself and the Lenders, substantially in the form of EXHIBIT I, as amended, restated, supplemented or otherwise modified from time to time.

          "Consolidated" means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

          "Consolidated EBITDA" means, for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period, plus (a) an amount equal to any extraordinary loss plus any net loss realized by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Disposition, to the extent such losses were deducted in computing such Consolidated Net Income, plus (b) provision for taxes based on income or profits of the Borrower and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (c) Consolidated Interest Expense for such period, whether paid or accrued and whether or not capitalized, to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (d) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (e) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a Consolidated basis and determined in accordance with GAAP. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions (if accounted for as a merger or consolidation) and any Asset Dispositions (excluding any Asset Disposition for a consideration of $5,000,000 or less) closed during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any Permitted Acquisitions and any Asset Dispositions closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

          "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of Consolidated EBITDA for such period to the Consolidated Fixed Charges for such period. In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date as of which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the "Consolidated Fixed Charges Calculation Date"), then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

          In addition, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio: (i) acquisitions that have been made by the Borrower or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Consolidated Fixed Charges Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Consolidated Fixed Charges Calculation Date, shall be excluded, and (iii) the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Consolidated Fixed Charges Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the Borrower or any of its Restricted Subsidiaries following the Consolidated Fixed Charges Calculation Date.

          For purposes of making the computations referred to above, the pro forma change in Consolidated EBITDA projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable cost savings and costs, as the case may be, expected to be realized during the consecutive four-quarter period commencing after an acquisition or similar transaction (the "Savings Period") will be included in such calculation for any reference period that includes any of the Savings Period; provided that any such pro forma change to such Consolidated EBITDA will be without duplication for cost savings and costs actually realized and already included in such Consolidated EBITDA. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) will have made any Investment, acquisition, disposition, merger or consolidation or discontinued operations that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

          "Consolidated Fixed Charges" means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Restricted Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense, whether paid or accrued, excluding amortization of debt issuance costs and original issue discount and other non-cash interest payments, plus, (b) the consolidated interest that was capitalized during such period, plus, (c) any interest expense on Indebtedness of another Person that is a Guaranty Obligation of the Borrower or one of its Restricted Subsidiaries or secured by a Lien on assets of the Borrower or one of its Restricted Subsidiaries, whether or not such Guaranty Obligation or Lien is called upon, plus, (d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock, other than (1) dividends on Capital Stock payable in Capital Stock of the Borrower (other than Disqualified Stock) or (2) dividends to the Borrower or a Restricted Subsidiary of the Borrower, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local effective cash tax rate of the Borrower, expressed as a decimal.

          "Consolidated Interest Expense" means, with respect to the Borrower and its Restricted Subsidiaries for any period, the interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements) of the Borrower and its Restricted Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

          "Consolidated Net Income" means, with respect to the Borrower and its Restricted Subsidiaries, for any period, the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such period, on a Consolidated basis, determined in accordance with GAAP; provided that: (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the Borrower or a Restricted Subsidiary, (b) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (c) the cumulative effect of a change in accounting principles will be excluded, and (d) the Net Income or loss of any

Unrestricted Subsidiary will be excluded, whether or not distributed to the Borrower or one of its Subsidiaries.

          "Consolidated Tangible Assets" means the total assets, less goodwill and other intangibles, shown on the Borrower's most recent Consolidated balance sheet, determined on a Consolidated basis in accordance with GAAP less all write-ups (other than write-ups in connection with acquisitions) subsequent to the Closing Date in the book value of any asset (except any such intangible assets) owned by the Borrower or any of its Restricted Subsidiaries.

          "Consolidated Total Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to
(b) Consolidated EBITDA for the most recently ended period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 7.1 ending on or immediately prior to such date.

          "Consolidated Total Indebtedness" means, as of any date of determination with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Restricted Subsidiaries.

          "Continuing Directors" means, as of any date of determination, any member of the board of directors of the Borrower who (i) was a member of such board of directors on the Closing Date or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

          "Credit Facility" means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

          "Credit Parties" means, collectively, the Borrower and the Subsidiary Guarantors.

          "Default" means any of the events specified in Section 11.1 that with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

          "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and such failure continues to exist, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due and such failure continues to exist, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

          "Designated Asset Contract" means each of the following contracts pursuant to which the Borrower or any of its Restricted Subsidiaries has granted
(a) an option to purchase a Designated Asset for the Designated Asset Value or
(b) a right of reversion of all or a portion of the Borrower or a Restricted Subsidiary's ownership in such Designated Assets, in each case as in effect on the date of this Agreement: (i) Standard Form Lease Agreement, East Mesa Detention Facility, dated October 30, 1997, between the County of San Diego and Corrections Corporation of America; (ii) Lease Agreement, dated April 30, 1996, between Huerfano County and

Corrections Corporation of America; (iii) Request for Proposal Number 0467-019-955259 Issued on behalf of the Georgia Department of Corrections re:
Bid of Private Prisons in Coffee and Wheeler Counties; (iv) Contract No. 467-019-955259-1, dated July 24, 1996, between the Georgia Department of Corrections and Corrections Corporation of America; (v) Contract No. 467-019-955259-2, dated July 24, 1996, between the Georgia Department of Corrections and Corrections Corporation of America; (vi) Agreement, dated October 6, 1998, between the Tallahatchie County Correctional Authority and Corrections Corporation of America, as amended by that certain Amendment No. 1 to Agreement dated May 18, 2000, between the Tallahatchie County Correctional Authority and Corrections Corporation of America; (vii) Contract for Facility Development - Design, Build, dated July 22, 1998, between the Montana Department of Corrections and Corrections Corporation of America; (viii) Contractual Agreement, dated July 1, 1997, between the State of Oklahoma Department of Corrections and Corrections Corporation of America; (ix) Correctional Services Contract, dated July 1, 1998, between the State of Oklahoma Department of Corrections and Corrections Corporation of America; (x) Lease Agreement, dated April 15, 1985, between the County of Shelby and Corrections Corporation of America; (xi) Contract, dated February 25, 1986, between the Tennessee Department of Finance and Administration and Corrections Corporation of America;
(xii) Lease Agreement, dated January 1997, between the District of Columbia and Corrections Corporation of America; (xiii) Incarceration Agreement, dated October 23, 2002, between the State of Tennessee, Department of Correction and Hardeman County, Tennessee and the related Contract for the Lease of Whiteville Correctional Facility, dated October 9, 2002, between Hardeman County, Tennessee and Corrections Corporation of America; and (xiv) any contract entered into after the Closing Date under which the Borrower or any of its Restricted Subsidiaries has granted (a) an option to purchase a Designated Asset for the Designated Asset Value or (b) a right of reversion of all or a portion of its ownership in such Designated Asset; provided that such contract is entered into in the ordinary course of business, is consistent with past practices and is preceded by a resolution of the board of directors of the Borrower set forth in an officer's certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such contract has been approved by a majority of the members of the board of directors of the Borrower and the option to purchase or right to reversion in such contract is on terms the board of directors of the Borrower has determined to be reasonable and in the best interest of the Borrower.

          "Designated Asset Value" means the aggregate consideration specified in a Designated Asset Contract to be received by the Borrower or a Restricted Subsidiary upon the exercise of an option to acquire a Designated Asset pursuant to the terms of a Designated Asset Contract.

          "Designated Assets" means those Prison Facilities owned by the Borrower or any of its Restricted Subsidiaries that are located in San Diego, California; Walensburg, Colorado; Nichols, Georgia; Alamo, Georgia; Tutweiler, Mississippi; Shelby, Montana; Cushing, Oklahoma; Holdenville, Oklahoma; Memphis, Tennessee; Whiteville, Tennessee; and Washington, D.C.; and other Prison Facilities acquired by the Borrower or a Restricted Subsidiary after the Closing Date, in each case so long as, and to the extent that, the Borrower or such Restricted Subsidiary has granted an option to purchase such Prison Facility (or provided for the reversion of the Borrower's (or such Restricted Subsidiary's) ownership interest in all or a portion of such Prison Facility) pursuant to a Designated Asset Contract. The book value of each of the Prison Facilities designated as Designated Assets as of December 31, 2005 is set forth on Schedule 1.1(c).

          "Designated Non-Cash Consideration" means the fair market value of the total consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer's certificate of the Borrower, setting forth the basis of such valuation, executed by the Borrower's principal executive officer or principal financial officer, less the amount of cash or Cash Equivalents received in connection with the Asset Disposition, in form reasonably satisfactory to the Administrative Agent; provided, however, that if the Designated Non-Cash Consideration is in the form of Indebtedness the total amount of such Designated Non-Cash Consideration outstanding at one time shall not exceed the greater of (a) $15,000,000 and (b) 2.50% of Consolidated Tangible Assets.

          "Disputes" means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

          "Disqualified Stock" means any Capital Stock issued by any Credit Party that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, prior to the date that is six (6) months after the Revolving Credit Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of this Agreement.

          "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

          "Domestic Subsidiary" means any Subsidiary organized under the laws of any political subdivision of the United States.

          "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender,
(c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

          "Employee Benefit Plan" means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or (b) any Pension

Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliate.

          "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

          "Environmental Laws" means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

          "Equity Issuance" means any issuance by the Borrower or any Restricted Subsidiary to any Person that is not a Credit Party of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

          "ERISA Affiliate" means any Person who together with the Borrower or any Subsidiary of the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

          "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) that is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

          "Event of Default" means any of the events specified in Section 11.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

          "Excess Proceeds" has the meaning assigned thereto in Section 10.4(p).

          "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, any applicable Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise and excise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with
Section 4.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.11(a).

          "Existing Credit Facility" means that certain Third Amended and Restated Credit Agreement dated as of May 3, 2002, by and among the Borrower, the Lenders party thereto and Lehman Commercial Paper Inc., as administrative agent, as amended prior to the date hereof.

          "Existing Letters of Credit" means those letters of credit issued by Wachovia, existing prior to the Closing Date and identified on Schedule 1.1(a).

          "Extensions of Credit" means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender's Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender's Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

          "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

          "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate that is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

          "Fee Letter" means the separate fee letter agreement executed by the Borrower and the Administrative Agent and/or certain of its affiliates dated January 11, 2006.

          "Fiscal Year" means each fiscal year of the Borrower and its Subsidiaries ending on December 31.

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

          "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 13.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

          "Governmental Approvals" means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

          "Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

          "Government Securities" means securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities).

          "Guaranty Obligation" means, with respect to the Borrower and its Restricted Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business; provided further that the term Guaranty Obligations shall not include any Indebtedness of the Borrower under the Forward Delivery Deficits Agreement, dated as of September 25, 1997, by and between the Borrower and Wachovia Bank, National Association, as trustee, or under the Debt Service Deficits Agreement, dated as of January 1, 1997, by and between the Borrower and Hardeman County Correctional Facilities Corporation, each as in effect on the Closing Date, provided that and for so long as such Indebtedness is not required to be classified as debt of the Borrower or any Restricted Subsidiary pursuant to GAAP.

          "Hazardous Materials" means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, or toxic substances under any Environmental Law, (b) that are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which requires investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law, (e) that are deemed to constitute a nuisance or a trespass that pose a health or safety hazard to Persons or neighboring properties under any Environmental Law, or (f) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or nuclear fuel.

          "Hedging Agreement" means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

          "Hedging Obligations" means all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is executed.

          "Incremental Revolving Credit Commitment Effective Date" means the date, which shall be a Business Day, on or before the Revolving Credit Maturity Date, but no earlier than thirty (30) days after the date of delivery of the applicable Incremental Revolving Credit Commitment Notification (unless a shorter period is agreed to by the affected Lenders), on which each of the applicable increases to the Revolving Credit Commitment shall become effective pursuant to Section 2.7.

          "Incremental Revolving Credit Commitment Notification" has the meaning assigned thereto in Section 2.7.

          "Incremental Term Loan Agreement" means each agreement executed pursuant to Section 2.8 by the Borrower and an existing Lender or a Person not theretofore a Lender, as applicable, and acknowledged by the Administrative Agent and each Guarantor, providing for an Incremental Term Loan hereunder, acknowledging that any Person not theretofore a Lender shall be a party hereto and have the rights and obligations of a Lender hereunder, and setting forth the Incremental Term Loan Commitment of such Lender.

          "Incremental Term Loan Commitment" means (a) as to any Lender, the obligation of such Lender to make Incremental Term Loans to or for the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate obligations of all Lenders to make the Incremental Term Loans, as applicable to the account of the

Borrower, as such amount may be increased, reduced or otherwise modified at any time or from time to time. The Incremental Term Loan Commitment of all Lenders as of the Closing Date shall be $0.

          "Incremental Term Loan Effective Date" means the date, which shall be a Business Day, on or before the Revolving Credit Maturity Date, but no earlier than thirty (30) days after the date of delivery of the applicable Incremental Term Loan Notification (unless a shorter period is agreed to by the affected Lenders), on which each of the Incremental Term Loan Lenders shall make Incremental Term Loans to the Borrower pursuant to Section 2.8.

          "Incremental Term Loan Lender" has the meaning assigned thereto in
Section 2.8.

          "Incremental Term Loan Notification" has the meaning assigned thereto in Section 2.8(a).

          "Incremental Term Loans" means any incremental term loans made to the Borrower pursuant to Section 2.8, and all such incremental term loans collectively as the context requires.

          "Indebtedness" means, with respect to the Borrower and its Restricted Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

     (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

     (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), excluding trade payables arising in the ordinary course of business;

     (c) the Attributable Indebtedness of such Person with respect to such Person's obligations in respect of Capital Leases and Synthetic Leases;

     (d) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but excluding any such Indebtedness arising as a result of a Lien on the Capital Stock of Agecroft);

     (e) all Guaranty Obligations of any such Person;

     (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker's acceptances issued for the account of any such Person;

     (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock of such Person; and

     (h) all Net Hedging Obligations.

          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

          "Indemnified Taxes" means Taxes and Other Taxes other than Excluded Taxes.

          "Interest Period" has the meaning assigned thereto in Section 4.1(b).

          "Interest Rate Contract" means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

          "Investments" means, with respect to any Person, without duplication, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guaranty Obligations or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "ISP98" means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

          "Issuing Lender" means (a) Wachovia, in its capacity as issuer of any Letters of Credit, or any successor thereto and (b) any Additional Issuing Lender, in its capacity as issuer of any Letters of Credit. If there is more than one Issuing Lender at any time, the term "Issuing Lender" shall be deemed to refer to each of them individually.

          "L/C Commitment" means the lesser of (a) One Hundred Million Dollars ($100,000,000) and (b) the Revolving Credit Commitment.

          "L/C Facility" means the letter of credit facility established pursuant to Article III.

          "L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

          "L/C Participants" means the collective reference to all the Lenders other than the applicable Issuing Lender.

          "Lender" means each Person executing this Agreement as a Lender (including, without limitation, the applicable Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 2.7, Section 2.8 or Section 13.10.

          "Lender Addition and Acknowledgment Agreement" means each agreement executed pursuant to Section 2.7 by the Borrower and an existing Lender or a Person not theretofore a Lender, as applicable, and acknowledged by the Administrative Agent and each Subsidiary Guarantor, providing for an increase in the Revolving Credit Commitment hereunder, acknowledging that any Person not theretofore a Lender shall be a party hereto and have the rights and obligations of a Lender hereunder, and setting forth the Revolving Credit Commitment of such Lender.

          "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Extensions of Credit.

          "Letter of Credit Application" means an application, in the form specified by the applicable Issuing Lender from time to time, requesting the applicable Issuing Lender to issue a Letter of Credit.

          "Letters of Credit" means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

          "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period that appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Telerate Page 3750, then "LIBOR" shall be reasonably determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

          "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

                                      LIBOR
          LIBOR Rate = ----------------------------------
                       1.00-Eurodollar Reserve Percentage

          "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

          "Lien" means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset and having substantially the same economic effect as any of the foregoing.

          "Loan Documents" means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Subsidiary Guaranty Agreement, the Security Documents, and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Restricted Subsidiary in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

          "Loans" means the collective reference to the Revolving Credit Loans and the Swingline Loans and "Loan" means any of such Loans.

          "Material Adverse Effect" means a material adverse effect on (a) the properties, business, operations or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents to which they are parties.

          "Material Indebtedness" means (a) any Indebtedness or Guaranty Obligations of the Borrower or any of its Restricted Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $15,000,000 per annum, (b) the Senior Unsecured Notes and any documents related thereto, and (c) the documentation governing any Qualified Trust Indebtedness.

          "Moody's" means Moody's Investor Service, Inc.

          "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

          "Net Hedging Obligations" means, as of any date, the Termination Value of any such Hedging Agreement on such date.

          "Net Income" means, with respect to the Borrower and its Restricted Subsidiaries for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any Asset Disposition; or (ii) the disposition of any securities by the Borrower or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of the Borrower or any of its Restricted Subsidiaries (whether by redemption, repurchase, defeasance, repayment or otherwise), and any related premiums, fees and expenses, (b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, (c) any impairment losses (including, but not limited to, those resulting from impairment of goodwill recorded on the Consolidated financial statement of the Borrower or a Restricted Subsidiary pursuant to SFAS No. 142 "Goodwill and Other Intangible Assets" and those resulting from impairment or disposal of long-lived assets recorded on the Consolidated financial statements of the Borrower or a Restricted Subsidiary pursuant to SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", (d) any loss resulting from the change in fair value of a derivative financial instrument pursuant to SFAS No.

133 "Accounting for Derivative Instruments and Hedging Activities", (e) amortization of debt issuance costs and (f) any Capital Stock-based compensation expense.

          "Net Proceeds" means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Disposition (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration, including Designated Non-Cash Consideration received in any Asset Disposition and deemed to be cash pursuant to and in compliance with Section 10.4(p) hereof), net of the direct costs relating to such Asset Disposition, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Disposition, taxes paid or payable as a result of the Asset Disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under this Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Disposition and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

          "New Incremental Term Loan Lender" has the meaning assigned thereto in
Section 2.8.

          "Notes" means the collective reference to the Revolving Credit Notes and the Swingline Note.

          "Notice of Account Designation" has the meaning assigned thereto in
Section 2.3(b).

          "Notice of Borrowing" has the meaning assigned thereto in Section 2.3(a).

          "Notice of Conversion/Continuation" has the meaning assigned thereto in Section 4.2.

          "Notice of Prepayment" has the meaning assigned thereto in Section 2.4(c).

          "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations and (d) all other fees and commissions (including attorneys' fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Restricted Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

          "OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

          "Officer's Compliance Certificate" means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form of EXHIBIT F.

          "Operating Lease" means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee that is not a Capital Lease.

          "Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Participant" has the meaning assigned thereto in Section 13.11(d).

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

          "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six
(6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

          "Permitted Acquisition" means any investment by the Borrower or any Restricted Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person if such acquisition meets all of the following requirements:

     (a) the Person or business to be acquired shall be engaged primarily in a Permitted Business;

     (b) if such transaction is a merger or consolidation, the Borrower or a Restricted Subsidiary shall be the surviving Person and no Change of Control shall have been effected thereby;

     (c) the Borrower shall deliver to the Administrative Agent such documents reasonably requested by the Administrative Agent pursuant to Section 8.11 to be delivered at the time required pursuant to Section 8.11;

     (d) in the case of any acquisition with an aggregate purchase price greater than $50,000,000, no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower (A) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (B) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

     (e) no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition; and

     (f) the Borrower shall provide such other documents and other information as may be reasonably requested by the Administrative Agent in connection with the acquisition.

          "Permitted Acquisition Diligence Information" means with respect to any acquisition proposed by the Borrower or any Subsidiary Guarantor, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

          "Permitted Acquisition Documents" means with respect to any acquisition proposed by the Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

          "Permitted Business" means the business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date and businesses reasonably related thereto or ancillary or incidental thereto or a reasonable extension thereof, including the privatization of governmental services.

          "Permitted Investments" means:

     (a) any Investment in the Borrower or in a Restricted Subsidiary of the Borrower;

     (b) any Investment in cash or Cash Equivalents;

     (c) any Permitted Acquisition;

     (d) any Investment made as a result of the receipt of non-cash consideration (including Designated Non-Cash Consideration) from an Asset Disposition that was made pursuant to and in compliance with Section 10.4 hereof;

     (e) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Borrower;

     (f) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

     (g) Hedging Obligations;

     (h) other Investments in any other Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this subsection (h), not to exceed $35,000,000;

     (i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (j) loans or advances to employees made in the ordinary course of business of the Borrower or any Restricted Subsidiary not to exceed $5,000,000 outstanding at any one time;

     (k) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

     (l) Investments in existence on the Closing Date and set forth on Schedule 1.1(b);

     (m) Guaranty Obligations issued in accordance with Section 10.1 hereof;

     (n) Investments that are made with Capital Stock of the Borrower (other than Disqualified Stock of the Borrower);

     (o) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in joint ventures in a Permitted Business not to exceed $15,000,000 outstanding at any one time; and

     (p) any Investment in any Person that is not at the time of such Investment, or does not thereby become, a Restricted Subsidiary in an aggregate amount (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (p) since the Closing Date (but, to the extent that any Investment made pursuant to this clause (p) since the Closing Date is sold or otherwise liquidated for cash, minus the lesser of (i) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (ii) the initial amount of such Investment) not to exceed ten percent (10%) of Consolidated Tangible Assets; provided that, the Borrower or a Restricted Subsidiary has entered, or concurrently with any such Investment enters, into a long-term lease or management contract with respect to assets of such Person that are used or useful in a Permitted Business.

          "Permitted Liens" means the Liens permitted pursuant to Section 10.2.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

          "PMI Notes" means those certain 4.0% convertible subordinated notes due February 28, 2005 issued pursuant to that certain Note Purchase Agreement, dated as of December 31, 1998, as amended on June 30, 2000, March 5, 2001 and April 28, 2003, between the Borrower and PMI Mezzanine Fund, L.P.

          "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

          "Prison Facility" means any prison, correctional, detention or juvenile facilities owned or operated by the Borrower or any of its Restricted Subsidiaries.

          "Purchase Notes" means notes or other obligations received by any Credit Party in connection with an Asset Disposition of an Unoccupied Prison Facility that is otherwise permitted pursuant to Section 10.4.

          "Qualified Trust" means a trust or other special purpose vehicle formed for the sole purpose of, and which is limited by its charter or other organizational documents to conduct no business other than, issuing Qualified Trust Preferred Stock and lending the proceeds from such issuance to the Borrower.

          "Qualified Trust Indebtedness" means Indebtedness of the Borrower or its Restricted Subsidiaries to a Qualified Trust (a) in an aggregate principal amount not exceeding the amount of funds raised by such trust from the issuance of Qualified Trust Preferred Stock and (b) that by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the Qualified Trust or the holder of any Qualified Trust Preferred Stock), or upon the happening of any event, does not mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Qualified Trust or any holder of the Qualified Trust Preferred Stock, in whole or in part, on or prior to the date that is 91 days after the Revolving Credit Maturity Date; provided that such Qualified Trust Indebtedness may be redeemed pursuant to its terms upon a change of control of the Borrower if the terms of such Qualified Trust Indebtedness (a) define a "change of control" in a manner that is not more expansive or inclusive than the change of control definition contained in this Agreement and (b) explicitly provide that no payment shall be made with respect to such Indebtedness upon a "change of control" unless such payment is permitted by the provisions of this Agreement.

          "Qualified Trust Preferred Stock" means a preferred stock or preferred interest in a Qualified Trust the net proceeds from the issuance of which are used to finance Qualified Trust Indebtedness and that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Qualified Trust Preferred Stock), or upon the happening of any event, does not mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Qualified Trust Preferred Stock, in whole or in part, on or prior to the date that is 91 days after the Revolving Credit Maturity Date.

          "Refinancing Indebtedness" has the meaning assigned thereto in Section 10.1(k).

          "Register" has the meaning assigned thereto in Section 13.10(c).

          "Reimbursement Obligation" means the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

          "Related Parties" means, with respect to any Person, such Person's Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

          "Required Lenders" means, at any date, any combination of Lenders whose Revolving Credit Commitments aggregate more than fifty percent (50%) of the Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated pursuant to Section 11.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

          "Responsible Officer" means the chief executive officer, president, chief financial officer, controller, assistant controller, treasurer or assistant treasurer of a Credit Party, or any other officer of a Credit Party reasonably acceptable to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

          "Restricted Investment" means an Investment other than a Permitted Investment.

          "Restricted Payments" has the meaning assigned thereto in Section
10.5.

          "Restricted Subsidiary" means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

          "Revolving Credit Commitment" means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender's name on the Register, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be reduced at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Revolving Credit Lenders on the Closing Date shall be One Hundred Fifty Million Dollars ($150,000,000).

          "Revolving Credit Commitment Percentage" means, as to any Revolving Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitments of all Revolving Credit Lenders.

          "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II.

          "Revolving Credit Lenders" means Lenders with a Revolving Credit Commitment.

          "Revolving Credit Loans" means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

          "Revolving Credit Maturity Date" means the earliest to occur of (a) February 3, 2011, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5(a)(i), or (c) the date of termination of the Revolving Credit Commitment by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

          "Revolving Credit Note" means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of EXHIBIT A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

          "S&P" means Standard & Poor's Ratings Group.

          "Sanctioned Entity" shall mean (i) an agency of the government of,
(ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

          "Sanctioned Person" shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

          "SEC" means the Securities and Exchange Commission.

          "Security Documents" means the collective reference to the Collateral Agreement and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

          "Senior Unsecured $150MM Notes" means the Indebtedness of the Borrower evidenced by its 6.75% Senior Notes due 2014, in the original aggregate principal amount of $150,000,000, issued pursuant to that certain Base Indenture dated as of January 23, 2006, among the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee, as amended by First Supplemental Indenture dated January 23, 2006, in each case, as amended, restated, supplemented or otherwise modified from time to time as permitted by the terms and conditions of this Agreement.

          "Senior Unsecured $200MM Notes" means the Indebtedness of the Borrower evidenced by its 7.50% Senior Notes due 2011, in the original aggregate principal amount of $200,000,000, issued pursuant to that certain Indenture dated as of May 7, 2003 among the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee, as amended by the Supplemental Indenture dated May 7, 2003, the First Supplement dated August 8, 2003 and the Second

Supplement dated August 8, 2003, in each case, as amended, restated, supplemented or otherwise modified from time to time as permitted by the terms and conditions of this Agreement.

          "Senior Unsecured $250MM Notes" means the Indebtedness of the Borrower evidenced by its 7.50% Senior Notes due 2011, in the original aggregate principal amount of $250,000,000, issued pursuant to that certain Indenture dated as of May 7, 2003 among the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee, as amended by the Supplemental Indenture dated May 7, 2003, in each case, as amended, restated, supplemented or otherwise modified from time to time as permitted by the terms and conditions of this Agreement.

          "Senior Unsecured $375MM Notes" means the Indebtedness of the Borrower evidenced by its 6.25% Senior Notes due 2013, in the original principal amount of $375,000,000, issued pursuant to that certain Indenture dated as of March 23, 2005 among the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time as permitted by the terms and conditions of this Agreement.

          "Senior Unsecured Notes" means the collective reference to the (i) Senior Unsecured $200MM Notes, (ii) the Senior Unsecured $250MM Notes, (iii) the Senior Unsecured $375MM Notes, (iv) the Senior Unsecured $150MM Notes and (v) and any other instruments and agreements entered into by the Borrower or its Subsidiaries in connection therewith, in each case, as amended, restated, supplemented or otherwise modified from time to time as permitted by the terms and conditions of this Agreement.

          "Series A Preferred Stock" means the 8% Series A Cumulative Preferred Stock of the Borrower described in the Borrower's Amended and Restated Charter.

          "Series B Preferred Stock" means the Series B Cumulative Convertible Preferred Stock of the Borrower described in the Borrower's Amended and Restated Charter.

          "Solvent" means, as to the Borrower and its Restricted Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

          "Stated Maturity" means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

          "Subordinated Indebtedness" means the collective reference to any Indebtedness of the Borrower or any Restricted Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.

          "Subsidiary" means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by, or the management of which is otherwise controlled by, such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

          "Subsidiary Guarantors" means each direct or indirect Domestic Subsidiary that is a Restricted Subsidiary in existence on the Closing Date or that becomes a party to the Subsidiary Guaranty Agreement pursuant to Section 8.11.

          "Subsidiary Guaranty Agreement" means the unconditional guaranty agreement of even date executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of EXHIBIT H, as amended, restated, supplemented or otherwise modified from time to time.

          "Swingline Commitment" means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) the Revolving Credit Commitment.

          "Swingline Facility" means the swingline facility established pursuant to Section 2.2.

          "Swingline Lender" means Wachovia in its capacity as swingline lender hereunder.

          "Swingline Loan" means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

          "Swingline Note" means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of EXHIBIT A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

          "Swingline Termination Date" means the first to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 12.6 and (b) the Revolving Credit Termination Date.

          "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

          "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority with respect to this Agreement, any of the other Loan Documents or the transactions that are the subject thereof, including any interest, additions to tax or penalties applicable thereto.

          "Termination Event" means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a "Reportable Event" described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or
(c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to
Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of the Borrower of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

          "Termination Value" means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

          "UCC" means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

          "Uniform Customs" means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.

          "United States" means the United States of America.

          "Unoccupied Prison Facility" means any Prison Facility owned by the Borrower or its Restricted Subsidiaries that, for the twelve-month period ending on the date of measurement, has had an average occupancy level of less than fifteen percent (15%).

          "Unrestricted Subsidiary" means any Subsidiary of the Borrower that is designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.12, but only to the extent that such
Subsidiary:

     (a) has no Indebtedness that is recourse (directly or indirectly) to the Borrower or any of its Restricted Subsidiaries;

     (b) is not party to any agreement, contract, arrangement or understanding with the Borrower or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

     (c) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Capital Stock or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

     (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries.

          "Wachovia" means Wachovia Bank, National Association, a national banking association, and its successors.

          SECTION 1.2 Other Definitions and Provisions.

          With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (d) the word "will" shall be construed to have the same meaning and effect as the word "shall", (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person's successors and assigns, (g) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including", and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

          SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein.

          SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term "UCC" refers, as of any date of determination, to the UCC then in effect.

          SECTION 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

          SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

          SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

          SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

                                   ARTICLE II

                            REVOLVING CREDIT FACILITY

          SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of all outstanding Swingline Loans and L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Revolving Credit Lender's Revolving Credit Commitment less such Revolving Credit Lender's Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

          SECTION 2.2 Swingline Loans.

     (a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment.

     (b) Refunding.

          (i) Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender's obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender's failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender's Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

          (ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to
Section 12.3 and which Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

          (iii) Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this
Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 11.1(i) or (j) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender's participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender's participating interest was outstanding and funded).

          SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.


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

     (a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of EXHIBIT B (a "Notice of Borrowing") not later than 12:00 noon (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in whole multiples of $100,000, (C) whether such Loans are to be Revolving Credit Loans or Swingline Loans, (D) in the case of Revolving Credit Loans whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of LIBOR Rate Loans, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 12:00 noon shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

     (b) Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent, in funds immediately available to the Administrative Agent, such Lender's Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent, in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this
Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of EXHIBIT C (a "Notice of Account Designation") delivered by the Borrower to the Administrative Agent, or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

          SECTION 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans.

     (a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with
Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon.

     (b) Mandatory Prepayments. If at any time the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders, in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b)). The application of any prepayment of Revolving Credit Loans pursuant to this Section 2.4(b) shall be made, first, to Base Rate Loans and, second, to LIBOR Rate Loans.

     (c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of EXHIBIT D (a "Notice of Prepayment") given not later than 12:00 noon (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

     (d) Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

     (e) Hedging Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower's obligations under any Hedging Agreement.

          SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.

     (a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days' prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit

Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

     (b) Corresponding Payment. Each permanent reduction permitted or required pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, outstanding after such reduction to the Revolving Credit Commitment as so reduced, and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 11.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

          SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the Revolving Credit Maturity Date.

          SECTION 2.7 Increase in Revolving Credit Facility.

     (a) As an alternative or in addition to Section 2.8 below, subject to the conditions set forth below, at any time prior to the Revolving Credit Maturity Date, the Borrower shall have the right to request, upon not less than thirty
(30) days' prior written notice (an "Incremental Revolving Credit Commitment Notification") to the Administrative Agent, an increase in the Revolving Credit Commitment in an aggregate principal amount as may be specified by the Borrower. Such Incremental Revolving Credit Commitment Notification shall specify the applicable Incremental Revolving Credit Commitment Effective Date.

     (b) Increases in the Revolving Credit Commitment pursuant to this Section
2.7 shall be obtained from existing Lenders or from other banks, financial institutions or investment funds that qualify as Eligible Assignees (each such other bank, financial institution or investment fund, a "New Revolving Lender" and, collectively with the existing Lenders providing a portion of the proposed increase in the Revolving Credit Commitment pursuant to this Section 2.7, the "Incremental Revolving Credit Lenders"); provided that no existing Lender shall have any obligation to increase its Revolving Credit Commitment pursuant to this Section
2.7 and the failure by any existing Lender to respond to a request for such increase shall be deemed to be a refusal of such request by such existing Lender.

     (c) The following terms and conditions shall apply to each increase in the Revolving Credit Commitment pursuant to this Section 2.7:

          (i) such increase in the Revolving Credit Commitment pursuant to this
Section 2.7 (and any Revolving Credit Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

          (ii) the Administrative Agent and the Lenders shall have received from the Borrower an Officer's Compliance Certificate, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the applicable Incremental Revolving Credit Commitment Effective Date and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith, the Borrower and its Restricted Subsidiaries are in pro forma compliance with the financial covenants set forth in Article IX;

          (iii) no Default or Event of Default shall have occurred and be continuing as of the applicable Incremental Revolving Credit Commitment Effective Date or after giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.7;

          (iv) the representations and warranties made by each Credit Party in this Agreement and the other Loan Documents shall be true and correct on and as of the applicable Incremental Revolving Credit Commitment Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date);

          (v) the Administrative Agent shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such increase in the Revolving Credit Commitment pursuant to this Section 2.7;

          (vi) in no event shall the aggregate amount of all increases in the Revolving Credit Commitment pursuant to this Section 2.7 (including the requested increase) plus the aggregate amount of all Incremental Term Loans made pursuant to Section 2.8, exceed $100,000,000;

          (vii) the amount of such increase in the Revolving Credit Commitment pursuant to this Section 2.7 shall not be less than a minimum principal amount of $15,000,000, or, if less, the remaining amount permitted pursuant to clause
(vii) above;

          (viii) the Borrower and each Incremental Revolving Credit Lender shall execute and deliver a Lender Addition and Acknowledgement Agreement to the Administrative Agent for its acceptance and recording in the Register, which shall be acknowledged by the Administrative Agent and each Guarantor and shall be in form and substance reasonably satisfactory to the Administrative Agent;

          (ix) the Administrative Agent shall have received any documents or information in connection with such increase in the Revolving Credit Commitment pursuant to this Section 2.7 as it may request in its reasonable discretion; and

          (x) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of L/C Obligations will be reallocated by the Administrative Agent on the applicable Incremental Revolving Credit Commitment Effective Date among the Lenders in accordance with their revised Revolving Credit Commitment Percentages (and the Lenders agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment).

     (d) Notwithstanding the provisions of Section 13.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing such amendments (or any other amendments necessary to effectuate the proposed increase in the Revolving Credit Commitment pursuant to this Section 2.7 on the terms set forth above) on behalf of the Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders adversely affected thereby in accordance with Section 13.2 hereof.

     (e) Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgment Agreement, from and after the applicable Incremental Revolving Credit Commitment Effective Date, (i) each Incremental Revolving Credit Lender shall have a Revolving Credit Commitment as set forth in the Register and all the rights and obligations of a Lender with a Revolving Credit Commitment hereunder and (ii) all Revolving Credit Loans made on account of any increase in the Revolving Credit Commitment pursuant to this
Section 2.7 shall bear interest at the rate applicable to the Revolving Credit Loans immediately prior to giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.7.

     (f) The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 13.10(c).

          SECTION 2.8 Incremental Term Loans.

     (a) As an alternative or in addition to Section 2.7 above, subject to the conditions set forth in paragraphs (a) through (f) hereof, at any time prior to the Revolving Credit Maturity Date, the Borrower, shall have the right to request, upon not less than thirty (30) days' prior written notice (an "Incremental Term Loan Notification") to the Administrative Agent, Incremental Term Loans in an aggregate principal amount as may be specified by the Borrower. Such Incremental Term Loan Notification shall specify the applicable Incremental Term Loan Effective Date, and on such date, the Borrower shall deliver a Notice of Borrowing with respect to such Incremental Term Loan. The Borrower shall not deliver more than two (2) Incremental Term Loan Notifications during the term of this Agreement.

     (b) Each Incremental Term Loan shall be obtained from existing Lenders or from other banks, financial institutions or investment funds that qualify as Eligible Assignees (each


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

such other bank, financial institution or investment fund, a "New Incremental Term Loan Lender" and, collectively with the existing Lenders providing such Incremental Term Loan, the "Incremental Term Loan Lenders"); provided that no existing Lender shall have any obligation to provide any portion of such Incremental Term Loan and the failure by any existing Lender to respond to a request for an Incremental Term Loan shall be deemed to be a refusal of such request by such existing Lender.

     (c) The following terms and conditions shall apply to each Incremental Term
Loan:

          (i) such Incremental Term Loan shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

          (ii) the Administrative Agent and the Lenders shall have received from the Borrower an Officer's Compliance Certificate, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the applicable Incremental Term Loan Effective Date and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith, the Borrower and its Restricted Subsidiaries are in pro forma compliance with the financial covenants set forth in Article IX;

          (iii) no Default or Event of Default shall have occurred and be continuing as of the applicable Incremental Term Loan Effective Date or after giving effect to the making of any such Incremental Term Loan;

          (iv) the representations and warranties made by each Credit Party in this Agreement and the other Loan Documents shall be true and correct on and as of the applicable Incremental Term Loan Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date);

          (v) the Administrative Agent shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such Incremental Term Loan;

          (vi) each Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent and the Incremental Term Loan Lenders making such Incremental Term Loan, but will not in any event have a maturity date earlier than the Revolving Credit Maturity Date;

          (vii) in no event shall the aggregate principal amount of all Incremental Term Loans made pursuant to this Section 2.8 (including the requested Incremental Term Loan) plus the aggregate amount of all increases in the Revolving Credit Commitment pursuant to Section 2.7, exceed $100,000,000;

          (viii) the amount of such Incremental Term Loan obtained hereunder shall not be less than a minimum principal amount of $15,000,000, or, if less, the remaining amount permitted pursuant to clause (vi) above;

          (ix) the Borrower and each Incremental Term Loan Lender shall execute and deliver an Incremental Term Loan Agreement to the Administrative Agent, for its acceptance


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

and recording in the Register, which shall be acknowledged by the Administrative Agent and each Guarantor and shall be in form and substance reasonably satisfactory to the Administrative Agent; and

          (x) the Administrative Agent shall have received any documents or information in connection with such Incremental Term Loan as it may request in its reasonable discretion.

     (d) Notwithstanding the provisions of Section 13.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing such amendments (or any other amendments necessary to effectuate the Incremental Term Loan on the terms set forth above) on behalf of the Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders adversely affected thereby in accordance with Section
13.2 hereof.

     (e) Upon the execution, delivery, acceptance and recording of the applicable Incremental Term Loan Agreement, from and after the applicable Incremental Term Loan Effective Date, each Incremental Term Loan Lender shall have an Incremental Term Loan Commitment as set forth in the Register and all the rights and obligations of a Lender with such an Incremental Term Loan Commitment hereunder. The applicable Incremental Term Loan Lenders shall make the Incremental Term Loan to the Borrower on the applicable Incremental Term Loan Effective Date in an amount equal to the Incremental Term Loan Commitment of each Incremental Term Loan Lender with respect to such Incremental Term Loan as agreed upon pursuant to subsection (b) above.

     (f) The Administrative Agent shall maintain a copy of each Incremental Term Loan Agreement delivered to it in accordance with Section 13.10(c).

                                  ARTICLE III

                            LETTER OF CREDIT FACILITY

          SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, the Administrative Agent has determined that (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 (other than Existing Letters of Credit or as otherwise agreed to by the applicable Issuing Lender and the Administrative Agent),


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

(ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Restricted Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. Notwithstanding the foregoing, each Issuing Lender agrees to issue Letters of Credit with an expiration date later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date (but no later than one year from the date of issuance thereof) in reliance upon the agreement by the Borrower to cash collateralize such Letters of Credit in an amount equal to 105% of the aggregate amount available to be drawn under such Letters of Credit by the date that is thirty (30) days prior to the Revolving Credit Maturity Date, and the Borrower agrees so to cash collateralize such Letters of Credit by such date, it being understood that, except with respect to drawings made under such Letters of Credit prior to the date of receipt of such cash collateral by the applicable Issuing Lender, the Administrative Agent and the Lenders (other than the applicable Issuing Lender) shall, after the date of receipt of such cash collateral by the applicable Issuing Lender, be released from any and all obligations to purchase participations or make Revolving Credit Loans in respect of such Letters of Credit. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would violate, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

          SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit. Upon receipt of such Letter of Credit, the Administrative Agent shall promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender's participation therein, provided that the Administrative Agent shall be obligated to deliver the foregoing with respect to a Letter of Credit issued by an


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

Additional Issuing Lenders only after receipt by the Administrative Agent of all notices required to be delivered to the Administrative Agent with respect thereto.

          SECTION 3.3 Commissions and Other Charges.

     (a) Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount per annum equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.

     (b) Issuance Fee. In addition to the foregoing commission, for Letters of Credit issued by Wachovia, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by one eighth of one percent (0.125%) per annum. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. For Letters of Credit issued by Additional Issuing Lenders, the Borrower shall pay to the applicable Additional Issuing Lender such issuance fees as shall be agreed to by the Borrower and such Additional Issuing Lender.

     (c) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

          SECTION 3.4 L/C Participations.

     (a) The applicable Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the applicable Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk, an undivided interest equal to such L/C Participant's Revolving Credit Commitment Percentage in such Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the applicable Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan


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

or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the applicable Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, such Issuing Lender shall notify the Administrative Agent and each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the applicable Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the applicable Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the applicable Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 2:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 2:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

     (c) Whenever, at any time after the applicable Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

          SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Administrative Agent and the applicable Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and


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

(b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the applicable Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or
Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the applicable Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

          SECTION 3.6 Obligations Absolute. The Borrower's obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower's Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Lender and the Administrative Agent shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender's or Administrative Agent's gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by the applicable Issuing Lender or the Administrative Agent under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender, the Administrative Agent or any L/C Participant to the Borrower. The responsibility of the applicable Issuing Lender and the Administrative Agent to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

          SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any


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

Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

          SECTION 3.8 Appointment and Duties of Additional Issuing Lenders. The Borrower may appoint Additional Issuing Lenders by delivering written notice to the Administrative Agent at least two (2) Business Days before the issuance of any Letters of Credit by such Additional Issuing Lenders. Any Revolving Credit Lender designated as an Additional Issuing Lender shall remain as such until the Borrower gives written notice to the Administrative Agent that such Revolving Credit Lender is no longer an Additional Issuing Lender; provided that no L/C Obligations remain outstanding with respect to such Additional Issuing Lender. Each Additional Issuing Lender shall notify the Administrative Agent at least two (2) Business Days before (i) the issuance of any Letter of Credit by such Additional Issuing Lender and (ii) any amendment or modification to any Letter of Credit issued by such Additional Issuing Lender.

                                   ARTICLE IV

                             GENERAL LOAN PROVISIONS

          SECTION 4.1 Interest.

     (a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at
(A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

     (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two
(2), three (3) or six (6) months; provided that:

          (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

          (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day


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

that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

          (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

          (iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

          (v) there shall be no more than six (6) Interest Periods in effect at any time.

     (c) Default Rate. Subject to Section 11.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 11.1(a), (b), (j) or (k), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding such LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign. Such interest shall be payable on demand of the Administrative Agent.

     (d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2006; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.

     (e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest or loan charges under this Agreement charged or collected pursuant to the terms of this Agreement exceed the amount collectible at the highest rate permissible under any Applicable Law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest or loan charges hereunder in excess of the amount collectible at the highest permissible rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option (i) promptly refund to the Borrower any interest or loan charges received by the Lenders in excess


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
of the amount collectible at the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest or loan charges in excess of those that may be paid by the Borrower under Applicable Law.

          SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $2,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as EXHIBIT E (a "Notice of Conversion/Continuation") not later than 2:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation. In the event the Borrower shall fail to give any required notice as described in this
Section 4.2 or if such continuation or conversion is not permitted pursuant to the terms of this Agreement, any LIBOR Rate Loans shall be automatically converted to Base Rate Loans on the last day of the then expiring Interest Period.

          SECTION 4.3 Fees.

     (a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating such commitment fee. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2006 and ending on the Revolving Credit Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with the Lenders' respective Revolving Credit Commitment Percentages.

     (b) Administrative Agent's and Other Fees. In order to compensate the Administrative Agent for structuring and syndicating the Lenders for their obligations hereunder,


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

the Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the Lenders and their Affiliates, any fees set forth in the Fee Letter.

          SECTION 4.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages (except as specified below), in Dollars, in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Revolving Credit Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of any Issuing Lender's fees or L/C Participants' commissions shall be made in like manner, but for the account of the applicable Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 13.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

          SECTION 4.5 Evidence of Indebtedness.

     (a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be presumed correct absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit

Note and/or Swingline Note, as applicable, which shall evidence such Lender's Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

     (b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

          SECTION 4.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 13.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and
(b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

     (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

     (b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this paragraph shall apply).

          Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.


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
          SECTION 4.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of
(a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's Revolving Credit Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.

          SECTION 4.8 Changed Circumstances.

     (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being quoted via the Telerate Page 3750 or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.


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

     (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

          SECTION 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan that arises (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods that such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be presumed to be correct save for manifest error.

          SECTION 4.10 Increased Costs.

     (a) Increased Costs Generally. If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;


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

          (ii) subject any Lender or any Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Lender in respect thereof (except for Indemnified Taxes covered by Section 4.11 and the imposition of or any change in the rate of any Excluded Tax payable by such Lender or the Issuing Lender); or

          (iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or such Issuing Lender, the Borrower shall promptly pay to any such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

     (b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender's or such Issuing Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Lender's capital or on the capital of such Lender's or such Issuing Lender's holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Lender's policies and the policies of such Lender's or such Issuing Lender's holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company for any such reduction suffered.

     (c) Certificates for Reimbursement. A certificate of a Lender or any Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be presumed correct absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.


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

     (d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such Issuing Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or a Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such Issuing Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

          SECTION 4.11 Taxes.

     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes (other than Excluded Taxes) to the relevant Governmental Authority in accordance with Applicable Law.

     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be presumed correct absent manifest error.

     (d) Evidence of Payments. As soon as is reasonably practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return (if any) reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.


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

     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup or other withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

          (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

          (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

          (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

     (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other


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

charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or such Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

     (g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitment.

          SECTION 4.12 Mitigation Obligations; Replacement of Lenders.

     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) Replacement of Lenders. If any Lender requests compensation under
Section 4.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
Section 4.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

          (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 13.10,

          (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),


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

          (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to
Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter, and

          (iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

          SECTION 4.13 Security. The Obligations of the Borrower shall be secured as provided in the Security Documents.

                                   ARTICLE V

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

          SECTION 5.1 Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. at 10:00 a.m. on February 3, 2006, or on such other place, date and time as the parties hereto shall mutually agree.

          SECTION 5.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

     (a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

     (b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

          (i) Officer's Certificate of the Borrower. A certificate from a Responsible Officer of the Borrower to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the

Credit Parties, as applicable, has satisfied each of the conditions set forth in
Section 5.2 and Section 5.3 that has not been waived.

          (ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

          (iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.

          (iv) Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request.

          (v) Tax Forms. If applicable, copies of the United States Internal Revenue Service forms required by Section 4.11(e).

     (c) Personal Property Collateral.

          (i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the Lenders, in the Collateral shall have been received by the Administrative Agent and the Administrative Agent shall have received evidence and evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.

          (ii) Pledged Collateral. The Administrative Agent shall have received original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.

          (iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any of the


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

assets of such Credit Party are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

          (iv) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

     (d) Consents; Defaults.

          (i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no Applicable Law in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

          (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted or overtly threatened in writing before any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or that is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

     (e) Financial Matters.

          (i) Financial Statements. The Administrative Agent shall have received
(A) a pro forma Consolidated balance sheet of the Borrower and its Subsidiaries as of the last month as to which financial statements are available, reflecting the capital structure of the Borrower and its Subsidiaries after giving effect to the transactions contemplated hereby, prepared and certified by the chief financial officer of the Borrower and (B) such other financial information as the Administrative Agent may reasonably require, each of which shall be reasonably satisfactory in all respects to the Administrative Agent.

          (ii) Financial Projections. The Administrative Agent shall have received pro forma Consolidated financial statements for the Borrower and its Restricted Subsidiaries, and forecasts prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on an annual basis for each year during the term of the Credit Facility.

          (iii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) the Borrower and each of its


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

Restricted Subsidiaries are Solvent, (B) the Borrower's payables are current and no material part thereof is past due, (C) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in
Article IX hereof, and (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Restricted Subsidiaries.

          (iv) Payment at Closing; Fee Letters. The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in
Section 4.3 that are then due and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

     (f) Existing Credit Facility. The Existing Credit Facility shall be repaid in full and all credit facilities, security interests and other agreements relating thereto shall have been terminated (or provision for the termination thereof shall have been made) in a manner satisfactory to the Administrative Agent and the Lenders, and the Administrative Agent shall have received a pay-off letter in form and substance satisfactory to it regarding such repayment, termination and release.

     (g) Miscellaneous.

          (i) Notice of Borrowing. As to the initial Extensions of Credit, the Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

          (ii) Due Diligence. The Administrative Agent shall have completed, to its reasonable satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination reasonably satisfactory to the Administrative Agent in its sole discretion.

          (iii) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby with respect to the transactions contemplated by this Agreement.

          SECTION 5.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit) and convert or continue any Loan of any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:


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

     (a) Continuation of Representations and Warranties. The representations and warranties of the Borrower and each other Credit Party contained in Article VI and each other Loan Document that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects and the representations and warranties of the Borrower and each other Credit Party contained in Article VI and each other Loan Document that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects, in each case, both before and after giving effect to such proposed borrowing, continuation, conversion, issuance or extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

     (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

     (c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) and Section 4.2.

     (d) Additional Documents. The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

          SECTION 6.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

     (a) Organization; Power; Qualification. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which the Borrower and its Restricted Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).


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

     (b) Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 6.1(b). As of the Closing Date, the capitalization of the Subsidiaries of the Borrower consists of the number of shares or other interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). As of the Closing Date, all outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 6.1(b). The shareholders, members or partners, as applicable, of each Subsidiary of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 6.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever that are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Subsidiaries of the Borrower, except as described on Schedule 6.1(b).

     (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Restricted Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by duly authorized officers or other representatives of the Borrower and each of its Restricted Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or the Restricted Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights and the availability of equitable remedies.

     (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Restricted Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Restricted Subsidiaries where the failure to obtain such Governmental Approval or such violation of Applicable Law could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Restricted Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person that could reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents and Permitted Liens or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents that have been obtained or made or for which the failure to obtain or make could not


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

reasonably be expected to have a Material Adverse Effect and other than consents or filings under the UCC.

     (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Restricted Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened challenge by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all records and documents required to be retained by it under Applicable Law, except in each clause (i),
(ii) or (iii) above, where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

     (f) Tax Returns and Payments. Each of the Borrower and its Restricted Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets that are due and payable. Such returns accurately reflect in all material respects all material liabilities for taxes of the Borrower and its Restricted Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Restricted Subsidiaries. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Restricted Subsidiary with respect to unpaid taxes that has not been discharged or resolved other than Permitted Liens. The charges, accruals and reserves on the books of the Borrower and any of its Restricted Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Restricted Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

     (g) Intellectual Property Matters. Each of the Borrower and its Restricted Subsidiaries owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing that are reasonably necessary to conduct its business. No event has occurred that permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Restricted Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

     (h) Environmental Matters. Except to the extent that any of the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:


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

          (i) To the knowledge of the Borrower, the properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations that (A) constitute or constituted a violation of applicable Environmental Laws or (B) could reasonably be expected to give rise to liability under applicable Environmental Laws;

          (ii) The Borrower, each of its Subsidiaries and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and to the knowledge of the Borrower there is no contamination at, under or about such properties or such operations that could interfere with the continued operation of such properties or impair the fair saleable value thereof;

          (iii) Neither the Borrower nor any Subsidiary thereof has received from any Governmental Authority, any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

          (iv) To the knowledge of the Borrower, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location that could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Laws;

          (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, overtly threatened in writing, under any Environmental Law to which the Borrower or any Subsidiary thereof is or, to the Borrower's knowledge will be, named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary or such properties or such operations that could reasonably be expected to have a Material Adverse Effect; and

          (vi) To the knowledge of the Borrower, there has been no release of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws and that could reasonably be expected to have a Material Adverse Effect.

     (i) ERISA.

          (i) As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plans or Multiemployer Plans other than those identified on Schedule 6.1(i);


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

          (ii) The Borrower and each other Credit Party is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder, including the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code, with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No unsatisfied liability for any taxes or penalties has been incurred by the Borrower or any other Credit Party with respect to any Employee Benefit Plan, or by any other ERISA Affiliate with respect to any Pension Plan or Multiemployer Plan, except for a liability that could not reasonably be expected to have a Material Adverse Effect;

          (iii) As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under
Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

          (iv) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (A) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid,
(B) failed to make a required contribution or payment to a Multiemployer Plan, or (C) failed to make a required installment or other required payment under
Section 412 of the Code;

          (v) No Termination Event has occurred or is reasonably expected to occur; and

          (vi) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any other Credit Party, (B) Pension Plan or (C) Multiemployer Plan.

     (j) Margin Stock. Neither the Borrower nor any Restricted Subsidiary is engaged principally or as one of its activities in the business of extending credit for the purpose of


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
"purchasing" or "carrying" any "margin stock" (as each such term is defined or used, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose that violates the provisions of Regulation T, U or X of such Board of Governors.

     (k) Government Regulation. Neither the Borrower nor any Restricted Subsidiary is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Restricted Subsidiary is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law that limits its ability to incur or consummate the transactions contemplated hereby.

     (l) Material Indebtedness. Schedule 6.1(l) sets forth a complete and accurate list of all Material Indebtedness of the Borrower and its Restricted Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 6.1(l), each indenture, contract or agreement executed in connection with such Material Indebtedness is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, the Borrower and its Restricted Subsidiaries have delivered to the Administrative Agent a true and complete copy of each indenture, contract or agreement executed in connection with the Material Indebtedness required to be listed on Schedule 6.1(l) or any other Schedule hereto. Neither the Borrower nor any Restricted Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any indenture, contract or agreement executed in connection with any Material Indebtedness in any material respect.

     (m) Employee Relations. Each of the Borrower and its Restricted Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on
Schedule 6.1(m). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

     (n) Burdensome Provisions. Neither the Borrower nor any Restricted Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law that is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Restricted Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Restricted Subsidiary or to transfer any of its assets or properties to the Borrower or any Restricted Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.


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

     (o) Financial Statements. The financial statements delivered by the Borrower to the Administrative Agent pursuant to Sections 7.1(a), 7.1(b) and 7.1(d) are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. All pro forma financial statements delivered by the Borrower to the Administrative Agent were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions.

     (p) No Material Adverse Change. Since December 31, 2004, there has been no material adverse change in the business, assets, material agreements, operations, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

     (q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Restricted Subsidiaries will be Solvent.

     (r) Titles to Properties. Each of the Borrower and its Restricted Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Restricted Subsidiaries described in Section 6.1(o), except those which have been disposed of by the Borrower or its Restricted Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

     (s) Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such self-insurance and deductibles and covering such risks as are customarily maintained by companies engaged in similar businesses and owning similar properties in locations where the Borrower or the applicable Restricted Subsidiary operates.

     (t) Liens. None of the properties and assets of the Borrower or any Restricted Subsidiary thereof is subject to any Lien, except Permitted Liens. Neither the Borrower nor any Restricted Subsidiary thereof has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect those Permitted Liens.

     (u) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Restricted Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) has or could reasonably be expected to have a Material Adverse Effect, or (ii) materially adversely affects any transaction contemplated hereby.

     (v) Absence of Defaults. No event has occurred or is continuing that constitutes a Default or an Event of Default, or that constitutes, or that with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Restricted Subsidiary thereof under any Material Indebtedness or any material judgment, decree or order to which the Borrower or its Restricted Subsidiaries is a party or by that the Borrower or its Restricted Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Restricted Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

     (w) Senior Indebtedness Status. The Obligations of the Borrower and each of its Restricted Subsidiaries under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness.

     (x) OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

     (y) Disclosure. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally), taken together as a whole, by or on behalf of any of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of any material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          SECTION 6.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.


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

                                  ARTICLE VII

                        FINANCIAL INFORMATION AND NOTICES

          Until all the Obligations have been paid and satisfied in full and the Revolving Credit Commitment has been terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent's Office at the address set forth in Section 13.1 or such other office as may be designated by the Administrative Agent from time to time:

          SECTION 7.1 Financial Statements and Projections.

     (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management's discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments. Delivery by the Borrower to the Administrative Agent of the Borrower's quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online (to the extent such report complies with the requirements of this clause (a)), within the period specified above shall be deemed to be compliance by the Borrower with this
Section 7.1(a).

     (b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows and a report containing management's discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its


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

Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP. Delivery by the Borrower to the Administrative Agent of the Borrower's annual report to the SEC on Form 10-K with respect to any Fiscal Year, or the availability of such report on EDGAR Online (to the extent such report complies with the requirements of this clause (b)), within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(b).

     (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP to the extent applicable and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management's discussion and analysis of such projections, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that, to such officer's knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) quarter period.

     (d) Unrestricted Subsidiaries. If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly financial information required by clause (a) above, the annual financial information required by clause (b) above and the projected financial statements required by clause (c) above shall include a reasonably detailed presentation satisfactory to the Administrative Agent, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of its Unrestricted Subsidiaries.

          SECTION 7.2 Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer's Compliance Certificate.

          SECTION 7.3 Accountants' Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisions or conditions of Article IX, insofar as they relate to financial and accounting matters or, if such is not the case, specifying such non-compliance and its nature and period of existence.

          SECTION 7.4 Other Reports

     (a) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

          SECTION 7.5 Notice of Litigation and Other Matters. Prompt (but in no event later than fifteen (15) days after a Responsible Officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Restricted Subsidiary thereof or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to have a Material Adverse Effect;

     (b) any notice of any violation received by the Borrower or any Restricted Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, that in any such case could reasonably be expected to have a Material Adverse Effect;

     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Restricted Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect;

     (d) any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to be determined adversely to the Borrower or its Restricted Subsidiaries and in which the amount involved is $15,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

     (e) (i) any Default or Event of Default or (ii) any event that constitutes or that with the passage of time or giving of notice or both would constitute a default or event of default under any Material Indebtedness;

     (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and


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

     (g) the designation of any Subsidiary as a "restricted subsidiary" (or any similar designation), or the joinder of any Subsidiary as a guarantor, under any Material Indebtedness or any other Indebtedness permitted pursuant to Section 10.1(k).

          SECTION 7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(y).

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

          Until all of the Obligations have been paid and satisfied in full and the Revolving Credit Commitment has been terminated, and unless a waiver or consent has been obtained in the manner provided for in Section 13.2, the Borrower will, and will cause each of its Restricted Subsidiaries to:

          SECTION 8.1 Preservation of Corporate Existence and Related Matters.

          Except as permitted by Section 8.1(b) or Section 10.3:

     (a) Preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents of the Borrower or any such Subsidiary, and qualify and remain qualified as a foreign organization and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

     (b) Preserve and keep in full force and effect the rights (charter and statutory), licenses and franchises of the Borrower and its Subsidiaries; provided, that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the board of directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders.

          SECTION 8.2 Maintenance of Property. Protect and preserve all material properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its


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

business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

          SECTION 8.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

          SECTION 8.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (that shall be true and correct in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with applicable regulations of any Governmental Authority having jurisdiction over it or any of its properties.

          SECTION 8.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Restricted Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

          SECTION 8.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          SECTION 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, and except to the extent that a failure to comply with any of the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) comply with, and use reasonable efforts to ensure such compliance by all of its tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use reasonable efforts to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws. Except as otherwise noted, the Borrower will defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials in, on or under properties owned, leased or operated by the Borrower and its Subsidiaries, or the Borrower's or any of its Subsidiaries' violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

          SECTION 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan,
(iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under
Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

          SECTION 8.9 Compliance With Agreements. Comply in all material respects with each material term, condition and provision of all material leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any indenture, contract or agreement executed in connection with any Material Indebtedness; provided, that the Borrower or any such Restricted Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

          SECTION 8.10 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, at the Borrower's expense, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition and results of operations. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice.

          SECTION 8.11 Additional Subsidiaries.

     (a) Additional Domestic Subsidiaries. Notify the Administrative Agent of
(i) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 8.12 or (ii) the creation or acquisition of any Domestic Subsidiary that is a Restricted Subsidiary and promptly thereafter (and in any event within thirty (30) days), cause such Person to (i) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) pledge a security interest in all applicable Collateral covered under the Security Documents owned by such Restricted Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent reasonably shall deem appropriate for such purpose and to comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such documents and certificates referred to in Section 5.2 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as may be reasonably requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

     (b) Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a first-tier Foreign Subsidiary that is a Restricted Subsidiary, and promptly thereafter (and in any event within forty-five (45) days after notification), cause (i) the Borrower or the applicable Restricted Subsidiary to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) (or such lesser percentage as may then be necessary to avoid material adverse tax consequences) of the total outstanding Capital Stock of such new Foreign Subsidiary and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates referred to in Section 5.2 as may be reasonably requested by the Administrative Agent (specifically excluding, however, any joinders or supplements to the Subsidiary Guaranty Agreement and the Security Documents), (iii) deliver to the Administrative Agent such updated Schedules to the Loan Documents as may be reasonably requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may


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

be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

          SECTION 8.12 Designation of Restricted and Unrestricted Subsidiaries.

     (a) Subject to the terms of this Section, the board of directors of the Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary (or designate any newly formed or acquired Subsidiary as an Unrestricted Subsidiary to the extent such formation or acquisition is otherwise permitted hereunder); provided that (i) such designation would not result in a Default or Event of Default and (ii) any such individual Subsidiary is not a guarantor of, or a "restricted subsidiary" (or equivalent term) under, any Material Indebtedness or any other Indebtedness permitted pursuant to Section 10.1(k). If a Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such Subsidiary shall be deemed to be Investments made as of the time of the designation, subject to the limitations hereof on Restricted Payments. That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     (b) Any designation of a Subsidiary as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by providing prompt written notice to the Administrative Agent together with a certified copy of the resolution of the board of directors of the Borrower giving effect to such designation and a certificate from a Responsible Officer of the Borrower certifying that such designation complied with the conditions set forth in the definition of "Unrestricted Subsidiary" and was permitted by this Section. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 10.1, the Borrower shall be in Default of such covenant.

     (c) The board of directors of the Borrower may at any time redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such redesignation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such redesignation shall only be permitted if (i) such Indebtedness is permitted under Section 10.1, (ii) the Borrower has demonstrated to the Administrative Agent compliance with Section 9.1 and Section
9.2 calculated on a pro forma basis as if such redesignation had occurred at the beginning of the most recent four-quarter period ended prior to the date of such redesignation for which financial statements have to be delivered pursuant to
Section 7.1, (iii) the Borrower has complied with Section 8.11, and (iv) no Default or Event of Default would be in existence following such redesignation.

     (d) Notwithstanding the foregoing, promptly after the date on which the Borrower or the Administrative Agent determines that any individual Unrestricted Subsidiary fails to satisfy


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

the requirements specified in the definition of "Unrestricted Subsidiary", then such Unrestricted Subsidiary shall be redesignated as a Restricted Subsidiary and the Borrower agrees to deliver all instruments, documents, certificates and opinions required pursuant to Section 8.11(a).

          SECTION 8.13 Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (a) to refinance and/or replace existing Indebtedness of the Borrower under the Existing Credit Facility, (b) for general corporate purposes of the Borrower and its Restricted Subsidiaries, including, without limitation, working capital, capital expenditures in the ordinary course of business and Permitted Acquisitions, and (c) to pay fees and expense related to this Agreement.

          SECTION 8.14 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.

                                   ARTICLE IX

                               FINANCIAL COVENANTS

          Until all of the Obligations have been paid and satisfied in full and the Revolving Credit Commitment has been terminated, and unless a waiver or consent has been obtained in the manner set forth in Section 13.2, the Borrower and its Restricted Subsidiaries on a Consolidated basis will not:

          SECTION 9.1 Consolidated Total Leverage Ratio. As of any fiscal quarter ending during a period specified below, permit the Consolidated Total Leverage Ratio to be greater than the corresponding ratio set forth below:

                  PERIOD                    MAXIMUM RATIO
                  ------                    -------------
Closing Date through December 31, 2006      5.50 to 1.00
January 1, 2007 through December 31, 2007   5.25 to 1.00
January 1, 2008 and thereafter              5.00 to 1.00

          SECTION 9.2 Interest Coverage Ratio. As of any fiscal quarter end, permit the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b)


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

Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on such date to be less than 2.25 to 1.00.

                                   ARTICLE X

                               NEGATIVE COVENANTS

          Until all of the Obligations have been paid and satisfied in full and the Revolving Credit Commitment has been terminated, and unless a waiver or consent has been obtained in the manner set forth in Section 13.2, the Borrower will not and will not permit any of its Restricted Subsidiaries to:

          SECTION 10.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

     (a) the Obligations (excluding Hedging Obligations permitted pursuant to
Section 10.1(b));

     (b) Indebtedness incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent; provided, that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent;

     (c) Indebtedness existing on the Closing Date and listed on Schedule 6.1(l), and the renewal, refinancing, refunding, extension and replacement (but not the increase in the aggregate principal amount) thereof;

     (d) Indebtedness of the Borrower and its Restricted Subsidiaries incurred in connection with Capital Leases;

     (e) purchase money Indebtedness of the Borrower and its Restricted Subsidiaries;

     (f) Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or assets were acquired from such Person, to the extent such Indebtedness was not incurred in connection with or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of such assets, not to exceed in the aggregate at any time outstanding $100,000,000, and any refinancings, refundings, renewals or extensions thereof; provided that, any (i) such refinancings, refundings, renewals or extensions do not increase the principal amount thereof, (ii) such refinancings, refundings, renewals or extensions are issued on terms and conditions reasonably satisfactory to the Administrative Agent (including a maturity date at least six (6) months after the Revolving Credit Maturity Date) and (iii) no Default or Event of Default exists and is continuing at the time of consummation thereof (both before and giving effect thereto);

     (g) Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

     (h) Guaranty Obligations with respect to Indebtedness permitted pursuant to this Section;

     (i) Indebtedness owed by any Credit Party to another Credit Party;

     (j) Indebtedness of the Borrower or any Restricted Subsidiary consisting of Qualified Trust Indebtedness;

     (k) unsecured Indebtedness of the Borrower and its Restricted Subsidiaries pursuant to each of the Senior Unsecured Notes, and, in each case, any refinancings, refundings, renewals, extensions or exchanges thereof ("Refinancing Indebtedness"); provided that (i) such Refinancing Indebtedness is an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Indebtedness being refinanced, refunded, renewed, extended or exchanged plus the amount of any premiums required to be paid thereon and fees and expense associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a larger or equal weighted average life than the Indebtedness being refinanced, refunded, renewed, extended or exchanged, (iii) the covenants, events of default and any Guaranty Obligations in respect thereof, taken as a whole, shall not be materially less favorable to the Borrower and its Restricted Subsidiaries (as determined by the Administrative Agent in its reasonable discretion) than those contained in the Indebtedness being refinanced, refunded, renewed, extended or exchanged and (iv) at the time of, and after giving effect to, such refinancing, refunding, renewal, extension or exchange, no Event of Default shall have occurred and be continuing;

     (l) additional unsecured Indebtedness of the Borrower or its Restricted Subsidiaries; provided (i) such Indebtedness matures at least six (6) months after the Revolving Credit Maturity Date, (ii) after giving effect to the incurrence of any such Indebtedness on a pro forma basis, as if such incurrence of Indebtedness had occurred on the first day of the twelve month period ending on the last day of the Borrower's then most recently completed fiscal quarter, the Borrower and its Restricted Subsidiaries would have been in compliance with all the financial covenants set forth in Article IX, and the Borrower shall have delivered to the Administrative Agent a certificate of its chief financial officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance, (iii) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or be continuing and (iv) the documentation governing such Indebtedness contains customary market terms;

     (m) additional secured Indebtedness not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed $500,000,000; provided that (i) not more than $250,000,000 of such secured Indebtedness is recourse to any Credit Party, (ii) such Indebtedness matures at least six (6) months after the Revolving Credit Maturity Date and (iii) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or be continuing;

     (n) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries, including Indebtedness represented by letters of credit for the account of the Borrower or any Restricted Subsidiary, in respect of workers' compensation claims, self-insurance obligations,


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

performance, proposal, completion, surety and similar bonds and completion guarantees provided by the Borrower or its Restricted Subsidiaries in the ordinary course of business; provided that the underlying obligation to perform is that of the Borrower or one of its Restricted Subsidiaries and not that of any other Person and, provided, further, that such underlying obligation is not in respect of borrowed money;

     (o) Indebtedness of the Borrower consisting of customary indemnification, deferred purchase price adjustments or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets permitted to be acquired hereunder; and

     (p) Indebtedness of the Borrower or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five (5) Business Days of incurrence.

          SECTION 10.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

     (a) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

     (b) Liens or deposits to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (c) Liens consisting of judgments or judicial attachment liens (including prejudgment attachment), provided that the enforcement of such Liens is effectively stayed, or payment of which is covered in full (subject to customary deductible) by insurance, or that do not otherwise result in an Event of Default;

     (d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) that are not overdue for a period of more than thirty (30) days or (ii) that are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

     (e) Liens consisting of (i) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation, (ii) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower or any Restricted Subsidiary is a party or (iii) deposits as security for contested taxes or import or customs duties or for the payment of rent, incurred in the ordinary course of business;


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

     (f) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property that in the aggregate are not substantial in amount and that do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

     (g) Liens securing Hedging Obligations so long as the related Indebtedness was incurred in compliance with Section 10.1(b);

     (h) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

     (i) Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders under the Loan Documents;

     (j) Liens existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into a Restricted Subsidiary (i) that were not created in contemplation of or in connection with such event, (ii) that do not extend to or cover any other property or assets of Borrower or any Restricted Subsidiary and (iii) so long as any Indebtedness related to any such Liens is permitted under Section 10.1(f); provided that, to the extent any such Liens extend to or cover any assets of such Person included in the Collateral, (A) the Borrower shall keep records for the accounts receivable of such Person separate from those of the Borrower and its Restricted Subsidiaries and (B) such Person shall not be merged, consolidated or liquidated with or into the Borrower or any Restricted Subsidiary unless such Liens are released in connection therewith;

     (k) Liens arising solely by virtue of any statutory or common law provisions relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a credit or depository institution;

     (l) Liens in existence on the Closing Date and described on Schedule 10.2;

     (m) Liens securing Indebtedness permitted under Sections 10.1(d) and (e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness,
(iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such assets at the time of acquisition;

     (n) Liens not otherwise permitted hereunder securing obligations not at any time exceeding in the aggregate $15,000,000;

     (o) Liens securing Indebtedness permitted under Section 10.1(m); provided that (i) the total Asset Lien Value of assets of the Borrower and its Restricted Subsidiaries owned on the Closing Date that are subject to such Liens shall not exceed (A) $500,000,000 less (B) the aggregate amount of all Asset Dispositions made pursuant to Section 10.4(k), and (ii) the total Asset Lien Value subject to such Liens (including those permitted by clause (i) of this proviso) shall not exceed $1,000,000,000 in the aggregate;


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

     (p) Liens on the Capital Stock of Agecroft to secure the obligations of Agecroft;

     (q) Liens in favor of the Borrower or the Subsidiary Guarantors; and

     (r) Liens on the Capital Stock of Unrestricted Subsidiaries.

          SECTION 10.3 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

     (a) any Person may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person);

     (b) any Person other than the Borrower may be merged with or consolidated into any Restricted Subsidiary; provided that such Restricted Subsidiary shall be the continuing or surviving Person;

     (c) any Subsidiary of the Borrower may be liquidated, wound-up and/or dissolved into the Borrower or any Restricted Subsidiary to the extent that such liquidation, winding-up and/or dissolution would not violate Section 8.1; and

     (d) any Subsidiary of the Borrower may merge into the Person such Subsidiary was formed to acquire in connection with a Permitted Acquisition.

          SECTION 10.4 Limitations on Asset Dispositions. Make any Asset Disposition (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction) except:

     (a) the sale or lease of equipment, inventory or other assets in the ordinary course of business;

     (b) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Restricted Subsidiaries;

     (c) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary of the Borrower (provided that if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must either be the Borrower or a Restricted Subsidiary);

     (d) the sale or other disposition of investments permitted pursuant to clause (b) of the definition of Permitted Investments;

     (e) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

     (f) the disposition of any Hedging Agreement;


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     (g) the sale (i) for cash or Purchase Notes by the Borrower or any of its
Restricted Subsidiaries of Unoccupied Prison Facilities for a minimum price per bed of $25,000, (ii) for cash of other Prison Facilities having a fair market value not to exceed $45,000,000 in the aggregate in any Fiscal Year, and (iii) for cash of any Prison Facility to the United States Bureau of Prisons or any other federal, state or local governmental agency in connection with a management contract with such entity with respect to such Prison Facility, such Asset Disposition to be for fair market value, as determined in good faith by the board of directors of the Borrower and certified in writing by the board of directors to the Administrative Agent;

     (h) any sale or other disposition for cash of Purchase Notes for fair market value;

     (i) the sale and leaseback of Unoccupied Prison Facilities to Governmental Authorities in connection with management contracts relating thereto; provided that the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Borrower, of such Unoccupied Prison Facility that is the subject of that sale and leaseback transaction and such transaction is otherwise on terms and conditions reasonably satisfactory to the Administrative Agent;

     (j) Asset Swaps; provided that (i) the Borrower would, at the time of such Asset Swap and after giving pro forma effect thereto as if such Asset Swap had been made at the beginning of the applicable four-fiscal quarter period, have been permitted to incur at least $1.00 of additional Indebtedness without declining below a Consolidated Fixed Charge Coverage Ratio of 2.0 to 1.0 for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Asset Swap is to made and (ii) the board of directors of the Borrower determines that the fair market value of the assets received by the Borrower in the Asset Swap is not less than the fair market value of the assets disposed of by the Borrower in such Asset Swap and such determination is evidenced by a resolution of the board of directors of the Borrower set forth in an officer's certificate delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent;

     (k) Asset Dispositions of assets owned by the Borrower and its Restricted Subsidiaries on the Closing Date, not otherwise permitted pursuant to this Section, in an aggregate amount not to exceed (i) $500,000,000 less (ii) the aggregate amounts of Liens incurred pursuant to Section 10.2(o) that are subject to clause (i) of the proviso of such Section (after giving effect to any Liens that are released in connection with such Asset Dispositions);

     (l) the sale by CCA (U.K.) Ltd, a U.K. corporation, of its interest in Agecroft;

     (m) the sale or other disposition by the Borrower of its interest in the Agecroft Note;

     (n) sales or other dispositions permitted pursuant to Section 10.5;

     (o) Asset Dispositions not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $15,000,000 in any Fiscal Year; and

     (p) additional Asset Dispositions of assets acquired by the Borrower and its Restricted Subsidiaries after the Closing Date and Designated Assets, subject to the terms and conditions set forth below:


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          (i) the Borrower (or the Restricted Subsidiary, as the case may be)
receives consideration at the time of the Asset Disposition at least equal to
(A) the fair market value of the assets (other than Designated Assets) sold or otherwise disposed of and (B) the Designated Asset Value of the Designated Assets sold or otherwise disposed of;

          (ii) the fair market value or Designated Asset Value, as applicable, is determined by the board of directors of the Borrower and evidenced by a resolution of such board of directors set forth in an officer's certificate delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent; and

          (iii) at least 75% of the consideration received in the Asset Disposition by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (iii) only, each of the following will be deemed to be cash:

               (A) any liabilities, as shown on the Borrower's or such Restricted Subsidiary's most recent balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to this Agreement) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;

               (B) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted within ninety (90) days of the applicable Asset Disposition by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

               (C) 100% of the securities, notes or other obligations or Indebtedness actually received by the Borrower as consideration for the sale or other disposition of a Designated Asset pursuant to the terms of a Designated Asset Contract, but only to the extent that such securities, notes or other obligations or Indebtedness were explicitly required to be included, or permitted to be included solely at the option of the purchaser, in such consideration pursuant to the terms of the applicable Designated Asset Contract;

               (D) 100% of the Indebtedness actually received by the Borrower as consideration for the sale or other disposition of an Unoccupied Prison Facility; and

               (E) any Designated Non-Cash Consideration received by the Borrower or any such Restricted Subsidiary in the Asset Disposition;

provided, however, that within 360 days after the receipt of any Net Proceeds from an Asset Disposition, the Borrower may apply the Net Proceeds from any Asset Disposition permitted pursuant to this Section 10.4(p):

          (1) to acquire all or substantially all of the assets of, or a majority of the Capital Stock of, another Permitted Business;


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          (2) to make a capital expenditure (provided, that the completion of
(i) construction of new facilities, (ii) expansions to existing facilities, and
(iii) repair or reconstruction of damaged or destroyed facilities that commences within 360 days after the receipt of any Net Proceeds from an Asset Disposition may extend for an additional 360 day period if the Net Proceeds to be used for such construction, expansion or repair are committed to and set aside specifically for such activity within 360 days of their receipt); or

          (3) to acquire other long-term assets that are used or useful in a Permitted Business.

          Pending the final application of any Net Proceeds, the Borrower may use the Net Proceeds to pay Loans or invest the Net Proceeds in any Permitted Investment. Any Net Proceeds from Asset Dispositions that are not applied or invested as provided in the preceding paragraph shall constitute "Excess Proceeds." Within five (5) days of each date on which the aggregate amount of Excess Proceeds exceeds $15,000,000, the Borrower shall apply all the Excess Proceeds to prepay the Loans in the manner set forth in Section 2.4(b), without a corresponding permanent reduction in the Revolving Credit Commitment. If any Excess Proceeds remain after such prepayment of the Loans, the Borrower shall offer to purchase Senior Unsecured Notes with such remaining Excess Proceeds pursuant to the terms and conditions of the Senior Unsecured Notes. Upon application of the Excess Proceeds to prepay the Loans and prepay the Senior Unsecured Notes, the amount of Excess Proceeds shall be reset at zero.

          SECTION 10.5 Restricted Payments. (a) Declare or pay any dividend or make any other payment or distribution on account of the Borrower's, or any Restricted Subsidiary's, Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) or to the direct or indirect holders of the Borrower's or any Restricted Subsidiary's Capital Stock in their capacity as such (other than dividends or distributions (i) payable in Capital Stock (other than Disqualified Stock) of the Borrower or (ii) payable to the Borrower and/or a Restricted Subsidiary of the Borrower), (b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Capital Stock of the Borrower, (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at the Stated Maturity thereof or a payment of principal or interest on Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, or (d) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as "Restricted Payments");

          unless, at the time of and after giving effect to such Restricted
Payment:

     (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;


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

     (b) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-fiscal quarter period, have been permitted to incur at least $1.00 of additional Indebtedness without declining below a Consolidated Fixed Charge Coverage Ratio of 2.0 to 1.0 for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is to made; and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after May 3, 2002 (excluding Restricted Payments permitted by clauses (b), (c),
(d), (e), (g), (h) and (i) of the next succeeding paragraph), is less than the sum, without duplication, of:

          (i) 50% of the Consolidated Net Income of the Borrower, for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after May 3, 2002 to the end of the Borrower's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

          (ii) 100% of the aggregate net cash proceeds received by the Borrower (including the fair market value of any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Capital Stock of the Borrower (other than Disqualified Stock)) since May 3, 2002 as a contribution to its common equity capital or from the issue or sale of Capital Stock of the Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower), plus

          (iii) to the extent that any Restricted Investment (other than a Restricted Investment permitted by clause (e) of the next succeeding paragraph) that was made after May 3, 2002 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

          (iv) to the extent that any Unrestricted Subsidiary of the Borrower is redesignated as a Restricted Subsidiary after May 3, 2002, the lesser of (i) the fair market value of the Borrower's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

          (v) $25,000,000.

          So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions shall not prohibit:


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     (a) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Agreement;

     (b) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Borrower or any Guarantor or of any Capital Stock of the Borrower in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Capital Stock of the Borrower (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

     (c) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Borrower or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (d) (i) loans or advances from any Restricted Subsidiary to the Borrower or any of its Restricted Subsidiaries and (ii) the payment of any dividend or the making of any other distribution by a Restricted Subsidiary of the Borrower (x) to the Borrower or any Restricted Subsidiary or (y) to the holders of its Capital Stock on a pro rata basis;

     (e) (i) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Borrower or any Restricted Subsidiary of the Borrower or any parent of the Borrower held by any existing or former employees of the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $2,500,000 in the aggregate during any calendar year and $10,000,000 in the aggregate for all such redemptions and repurchases; provided further, that the Borrower may carry-forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such redemptions or repurchases permitted to have been made but not made in any preceding calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed (x) the cash proceeds from the sale of Capital Stock of the Borrower to existing or former employees of the Borrower or any Subsidiary of the Borrower after the Closing Date (to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c)(ii) of the preceding paragraph) plus
(y) the cash proceeds of key man life insurance policies received by the Borrower and its Subsidiaries after the Closing Date less (z) the amount of any Restricted Payments previously made pursuant to clause (x) and (y) of this clause (e)(i) and (ii) loans or advances to employees or directors of the Borrower or any Subsidiary of the Borrower the proceeds of which are used to purchase Capital Stock of the Borrower, in an aggregate amount not in excess of $10,000,000 at any one time outstanding;

     (f) prior to the Closing Date, the declaration and payment by the Borrower of a dividend consisting of Qualified Trust Preferred Stock with a fair market value that is not greater


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

than is necessary in order to preserve the Borrower's eligibility to elect Real Estate Investment Trust status with respect to its 1999 taxable year;

     (g) prior to the Closing Date, the repurchase, redemption or other acquisition or retirement for value of up to $130,000,000 in liquidation preference of the Series B Preferred Stock if the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness without declining below a Consolidated Fixed Charge Coverage Ratio of 2.0 to 1.0 for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is to made;

     (h) repurchases of Capital Stock of the Borrower deemed to occur upon the exercise of stock options if such Capital Stock represent a portion of the exercise price thereof;

     (i) prior to the Closing Date, the declaration and payment of dividends on the Borrower's Series A Preferred Stock and Series B Preferred Stock in accordance with terms of the Series A Preferred Stock and Series B Preferred Stock as in effect on May 7, 2003;

     (j) prior to the Closing Date, the payment of the liquidation preference of and all accrued and unpaid interest on 100% of issued and outstanding shares of the Series A Preferred Stock in accordance with the terms of the Series A Preferred Stock as in effect on the Closing Date and the notice of redemption to be given by the Borrower on May 7, 2003;

     (k) prior to the Closing Date, the redemption pursuant to their terms of all PMI Notes that remain outstanding on the applicable redemption date after the Borrower sends notice of such redemption to the holders of such notes, provided that (i) the Borrower converts all PMI Notes pursuant to their terms upon the proper request of a holder of such notes and (ii) the fair market value of the common stock received upon such conversion (measured as of the date the notice of redemption is given) is not less than one and one half times the proceeds such holder would receive pursuant to such redemption;

     (l) prior to the Closing Date, the repurchase, redemption or other acquisition or retirement for value of the shares of Series A Preferred Stock issued and outstanding on May 7, 2003 with the net proceeds from the issuance by a Qualified Trust of Qualified Trust Preferred Stock; and

     (m) Restricted Payments not otherwise permitted in an amount not to exceed $40,000,000.

          The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this
Section 10.5 shall be determined by the Borrower's board of directors of the Borrower whose resolution with respect thereto shall be delivered to the Administrative Agent. The Borrower's board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value


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

exceeds $15,000,000. Except with respect to any Restricted Payment permitted pursuant to clauses (a) -- (m) of the immediately preceding paragraph, not later than ten (10) days following the end of the fiscal quarter in which such Restricted Payment was made, the Borrower shall deliver to the Administrative Agent an officer's certificate, in form reasonably satisfactory to the Administrative Agent, stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section
10.5 were calculated.

          SECTION 10.6 Limitations on Exchange and Issuance of Disqualified Stock. Issue, sell or otherwise dispose of any class or series of Disqualified Stock.

          SECTION 10.7 Transactions with Affiliates. Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates other than:

          (i) transactions permitted by Sections 10.1, 10.2, 10.3, 10.4, 10.5, and 10.6;

          (ii) transactions existing on the Closing Date and described on
Schedule 10.7;

          (iii) normal compensation and reimbursement of reasonable expenses of officers and directors;

          (iv) transactions between or among the Borrower and/or its Restricted Subsidiaries;

          (v) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Borrower and its Restricted Subsidiaries; and

          (vi) other transactions (including, without limitation, employment agreements and indemnity agreements) in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party, as determined in good faith by the board of directors of the Borrower.

          SECTION 10.8 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) except pursuant to a transaction permitted by Section 10.3, amend, modify or change its articles of incorporation (or corporate charter or


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other similar organizational documents) or bylaws (or other similar documents)
in any manner adverse in any respect to the rights or interests of the Lenders hereunder.

          SECTION 10.9 Amendments; Payments and Prepayments of Material Indebtedness.

     (a) Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Material Indebtedness (including, without limitation, the Senior Unsecured Notes) in any respect that would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

     (b) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Material Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof), other than the prepayment of Material Indebtedness permitted hereunder (including, without limitation, as otherwise permitted pursuant to Section 10.5); provided, however, that (A) the Borrower may make optional or voluntary payments on any Senior Unsecured Note so long as the Borrower has demonstrated that the pro forma Consolidated Total Leverage Ratio is less than 4.75 to 1.00 as of the date of any such payment and after giving effect thereto and (B) the Borrower and its Restricted Subsidiaries may make optional or voluntary payments or prepayments of any intercompany Indebtedness incurred pursuant to Section 10.1(i).

          SECTION 10.10 Restrictive Agreements.

     (a) Enter into any Indebtedness (other than the Senior Unsecured Notes) that contains any negative pledge on assets or that restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness.

     (b) Enter into or permit to exist any agreement (other than the Senior Unsecured Notes) that impairs or limits the ability of any Restricted Subsidiary of the Borrower to pay dividends to the Borrower.

          SECTION 10.11 Nature of Business. Engage in any business other than a Permitted Business.

          SECTION 10.12 Impairment of Security Interests. Take or omit to take any action that would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral.


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                                   ARTICLE XI

                              DEFAULT AND REMEDIES

          SECTION 11.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

     (a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

     (b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

     (c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made, by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any material respect when made or deemed made.

     (d) Default in Performance of Certain Covenants. The Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 7.1 or 7.2 or Articles IX or X.

     (e) Default in Performance of Other Covenants and Conditions. The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

     (f) Hedging Agreement. The Borrower or any other Credit Party shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by such Credit Party as a result thereof exceeds $15,000,000.


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     (g) Material Indebtedness Cross-Default. The Borrower or any other Credit
Party shall (i) default in the payment of any Material Indebtedness (other than the Loans or any Reimbursement Obligation) beyond the period of grace if any, provided in the instrument or agreement under which such Material Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Material Indebtedness (other than the Loans or any Reimbursement Obligation) or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Material Indebtedness to become due prior to its Stated Maturity (any applicable grace period having expired).

     (h) Change in Control. Any Change in Control shall occur.

     (i) Voluntary Bankruptcy Proceeding. The Borrower or any Restricted Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts,
(iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

     (j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Restricted Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Restricted Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty
(60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

     (k) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Credit Party party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral purported to be covered thereby (subject to Permitted Liens), in each case other than in accordance with the express terms hereof or thereof.

     (l) Termination Event. The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts that, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA


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Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $15,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $15,000,000.

     (m) Judgment. A judgment or order for the payment of money that causes the aggregate amount of all such judgments to exceed $15,000,000 in any Fiscal Year shall be entered against the Borrower or any Credit Party by any court and such judgment or order shall continue without having been discharged, vacated, stayed or bonded for a period of thirty (30) days after the entry thereof.

          SECTION 11.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

     (a) Acceleration; Termination of Facilities. Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

     (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation


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shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

     (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

          SECTION 11.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

          SECTION 11.4 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the applicable Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause First payable to them);

          Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

          Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);


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          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

          Fifth, to the Administrative Agent for the account of the applicable Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and

          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

          SECTION 11.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 13.3) allowed in such judicial proceeding; and

     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections
4.3 and 13.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

                                   ARTICLE XII

                            THE ADMINISTRATIVE AGENT


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          SECTION 12.1 Appointment and Authority. Each of the Lenders and each
Issuing Lender hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Restricted Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

          SECTION 12.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

          SECTION 12.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.2 and Section 11.2) or (ii) in the


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absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lenders.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          SECTION 12.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          SECTION 12.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.


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          SECTION 12.6 Resignation of Administrative Agent.

     (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and
(2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

     (b) Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of as an Issuing Lender, if applicable, and as Swingline Lender, (b) the predecessor Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to Wachovia, as a retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to Letters of Credit issued thereby.


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          SECTION 12.7 Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

          SECTION 12.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

          SECTION 12.9 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

     (a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder, the termination of the Revolving Credit Commitment and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale, disposition or other transaction permitted hereunder or under any other Loan Document, or (iii) subject to Section 13.2, if approved, authorized or ratified in writing by the Required Lenders;

     (b) to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien (except Permitted Liens permitted solely by Section 10.2(o)); and

     (c) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, the Collateral Agreement and any other Security Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section.

                                  ARTICLE XIII

                                  MISCELLANEOUS


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          SECTION 13.1 Notices.

     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term "writing" shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page or telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

          If to the Borrower:   Corrections Corporation of America
                                10 Burton Hills Boulevard, Suite 100
                                Nashville, Tennessee 37215
                                Attention: Chief Financial Officer
                                Telephone No.: (615) 263-3131
                                Telecopy No.: (615) 263-3010

          With copies to:       Bass, Berry & Sims PLC
                                315 Deaderick Street, Suite 2700
                                Nashville, Tennessee 37238
                                Attention: James S. Tate, Jr.
                                Telephone No.: (615) 742-6200
                                Telecopy No.: (615) 742-6293

          If to Wachovia as     Wachovia Bank, National Association
          Administrative Agent: Charlotte Plaza, CP-8
                                201 South College Street
                                Charlotte, North Carolina 28288-0680
                                Attention: Syndication Agency Services
                                Telephone No.: (704) 374-2698
                                Telecopy No.: (704) 383-0288


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          With copies to:       One Wachovia Center
                                Mail Code: NC-5562
                                301 South College Street, 15th Floor
                                Charlotte, North Carolina 28288
                                Attention: Rob Sevin
                                Telephone No.: (704) 383-7546
                                Telecopy No.: (704) 374-4793

          If to any Lender:     To the address set forth on the Register

     (c) Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office that shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

          SECTION 13.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

     (a) waive any condition set forth in Section 5.2 without the written consent of each Lender directly affected thereby;

     (b) extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 11.2) or the amount of Loans of any Lender without the written consent of such Lender;

     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment


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would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

     (e) change Section 4.4 or Section 11.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

     (f) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

     (g) release all of the Guarantors or release Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty Agreement (other than as authorized in Section 12.9), without the written consent of each Lender; or

     (h) release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 12.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender as such under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent as such under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

     In addition, notwithstanding anything to the contrary herein, each Lender hereby authorizes the Administrative Agent on its behalf, and without its further consent, to enter into amendments to this Agreement and the other Loan Documents as the Administrative Agent may reasonably deem appropriate in order to effectuate any increase in the Revolving Credit Commitment pursuant to
Section 2.7 or any Incremental Term Loans pursuant to Section 2.8, including, without limitation, amendments to permit such increases in the Revolving Credit Commitment and any Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and to include appropriately any Lenders under such increases in the Revolving Credit Commitment and any Incremental Term Loans in any determination of Required Lenders; provided that no such amendment shall adversely affect in any material respect the rights of any Lender, in each case, without the written consent of such Lender.


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          SECTION 13.3 Expenses; Indemnity.

     (a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, each Lender and the Issuing Lenders in connection with the enforcement or preservation of any rights (including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of any Loans or Letters of Credit) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, the fees and disbursements of counsel to the Administrative Agent, each Lender and the Issuing Lenders; provided that, so long as no Default or Event of Default exists, such reimbursement for legal fees and disbursements shall be limited to the fees and disbursements of one primary counsel designated by the Administrative Agent plus the fees and disbursements of any local and specialist counsel engaged by the Administrative Agent.

     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by


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the U.S. Department of the Treasury's Office of Foreign Assets Control),
investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant's fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or
(y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the applicable Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable Issuing Lender or such Related Party, as the case may be, such Lender's Applicable Margin (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the applicable Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or applicable Issuing Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

     (e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

          SECTION 13.4 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any


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time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, such Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, each Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

          SECTION 13.5 Governing Law.

     (a) Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York, without reference to the conflicts or choice of law principles thereof, other than such principles that are stated in
Section 5-1401 and 5-1402 of the General Obligations Law of the State of New
York.

     (b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

     (c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it


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may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

          SECTION 13.6 Waiver of Jury Trial.

     (a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 13.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral, which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

          SECTION 13.8 Injunctive Relief: Punitive Damages.

     (a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such


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case without the necessity of proving actual damages, to the extent permitted by
Applicable Law and principles of equity.

     (b) To the extent permitted by Applicable Law, the Administrative Agent, the Lenders and the Borrower (on behalf of itself and the Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

          SECTION 13.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and
(ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

          SECTION 13.10 Successors and Assigns; Participations.

     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section,
(ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that


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          (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless (A) such assignment is made to an existing Lender, to an Affiliate thereof, or (B) each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered to it by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to the end of such fifth (5th) Business Day;

          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

          (iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender with a Revolving Credit Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

          (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.


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     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender's rights and obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the exercise of such rights and the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section
13.2 that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.

     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(e) as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its


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obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 13.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,
(g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent's or any Lender's regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, "Information" means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          SECTION 13.12 Performance of Duties. Each of the Credit Party's obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

          SECTION 13.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitment remains in effect or the Credit Facility has not been terminated.

          SECTION 13.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

          SECTION 13.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

          SECTION 13.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 13.17 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

          SECTION 13.18 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

          SECTION 13.19 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document (except for contingent Obligations that expressly survive the termination of this Agreement or any other Loan Document) shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

          SECTION 13.20 Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          SECTION 13.21 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Act.

          SECTION 13.22 Inconsistencies with Other Documents; Independent Effect of Covenants.

     (a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents that imposes additional burdens on the Borrower or its Restricted Subsidiaries or further restricts the rights of the Borrower or its Restricted Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

     (b) The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

                           [Signature pages to follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

                                        CORRECTIONS CORPORATION OF AMERICA,
                                        as Borrower


                                        By: /s/ Todd J. Mullenger
                                            ------------------------------------
                                        Name: Todd J. Mullenger
                                        Title: Vice President, Treasurer

[Credit Agreement - Corrections Corporation of America]

                                        AGENTS AND LENDERS:

                                        WACHOVIA BANK, NATIONAL ASSOCIATION,
                                        as Administrative Agent, Swingline
                                        Lender, Issuing Lender and Lender


                                        By: /s/ Robert Sevin
                                            ------------------------------------
                                        Name: Robert Sevin
                                        Title: Director

[Credit Agreement - Corrections Corporation of America]

                                        ADDITIONAL LENDERS:

                                        BANK OF AMERICA, N.A., as a Lender


                                        By: /s/ Barbara P. Levy
                                            ------------------------------------
                                        Name: Barbara P. Levy
                                        Title: Senior Vice President

[Credit Agreement - Corrections Corporation of America]

                                        LEHMAN COMMERCIAL PAPER INC., as a
                                        Lender


                                        By: /s/ George Janes
                                            ------------------------------------
                                        Name: George Janes
                                        Title: Chief Credit Officer

[Credit Agreement - Corrections Corporation of America]

                                        HSBC BANK USA, NATIONAL ASSOCIATION, as
                                        a Lender


                                        By: /s/ Elizabeth R. Peck
                                            ------------------------------------
                                        Name: Elizabeth R. Peck
                                        Title: Vice President

[Credit Agreement - Corrections Corporation of America]

                                        SUNTRUST BANK, as a Lender


                                        By: /s/ James M. Sloan, Jr.
                                            ------------------------------------
                                        Name: James M. Sloan, Jr.
                                        Title: Director

[Credit Agreement - Corrections Corporation of America]

                                        JPMORGAN CHASE BANK, N.A., as a Lender


                                        By: /s/ Robert L. Mendoza
                                            ------------------------------------
                                        Name: Robert L. Mendoza
                                        Title: Vice President

[Credit Agreement - Corrections Corporation of America]

                                   EXHIBIT A-1
                                       to
                                Credit Agreement
                          dated as of February 3, 2006
                                  by and among
                       Corrections Corporation of America,
                                  as Borrower,
                           the Lenders party thereto,
                                   as Lenders,
                                       and
                      Wachovia Bank, National Association,
                             as Administrative Agent

                          FORM OF REVOLVING CREDIT NOTE

                              REVOLVING CREDIT NOTE

$__________                                                February [____], 2006

     FOR VALUE RECEIVED, the undersigned, CORRECTIONS CORPORATION OF AMERICA, a Maryland corporation (the "Borrower"), promises to pay to the order of _______________ (the "Lender"), at the place and times provided in the Credit Agreement referred to below, the principal sum of _______________ DOLLARS ($__________) or, if less, the principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of February 3, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among the Borrower, the Lenders who are or may become a party thereto, and Wachovia Bank, National Association, as Administrative Agent (the "Administrative Agent"). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

     The unpaid principal amount of this Revolving Credit Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States of America in immediately available funds as provided in the Credit Agreement.

     This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

     THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND
SECTION 5-1402 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

     The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

     IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.

                                        CORRECTIONS CORPORATION OF AMERICA


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                                --------------------------------

                                   EXHIBIT A-2
                                       to
                                Credit Agreement
                          dated as of February 3, 2006
                                  by and among
                       Corrections Corporation of America,
                                  as Borrower,
                           the Lenders party thereto,
                                   as Lenders,
                                       and
                      Wachovia Bank, National Association,
                             as Administrative Agent

                             FORM OF SWINGLINE NOTE

                                 SWINGLINE NOTE

$10,000,000                                                  February [__], 2006

     FOR VALUE RECEIVED, the undersigned, CORRECTIONS CORPORATION OF AMERICA, a Maryland corporation (the "Borrower"), promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (the "Lender"), at the place and times provided in the Credit Agreement referred to below, the principal sum of TEN MILLION DOLLARS ($10,000,000) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of February 3, 2006 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement") by and among the Borrower, the Lenders who are or may become a party thereto, and Wachovia Bank, National Association, as Administrative Agent (the "Administrative Agent"). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

     The unpaid principal amount of this Swingline Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States of America in immediately available funds as provided in the Credit Agreement.

     This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

     THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND
SECTION 5-1402 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE]OF LAW PRINCIPLES THEREOF.

     The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

     IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.

                                        CORRECTIONS CORPORATION OF AMERICA


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

[Swingline Note- Correction Corporation of America]

                                    EXHIBIT B
                                       to
                                Credit Agreement
                          dated as of February 3, 2006
                                  by and among
                       Corrections Corporation of America,
                                  as Borrower,
                           the Lenders party thereto,
                                   as Lenders,
                                       and
                      Wachovia Bank, National Association,
                             as Administrative Agent

                           FORM OF NOTICE OF BORROWING

                               NOTICE OF BORROWING

                           Dated as of: _____________

Wachovia Bank, National Association,
   as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Ladies and Gentlemen:

     This irrevocable Notice of Borrowing is delivered to you pursuant to
Section 2.3(a) of the Credit Agreement dated as of February 3, 2006 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among Corrections Corporation of America, a Maryland corporation (the "Borrower"), the lenders who are or may become a party thereto, as Lenders (the "Lenders"), and Wachovia Bank, National Association, as Administrative Agent (the "Administrative Agent").

     1. The Borrower hereby requests that [the Lenders make Revolving Credit Loans] [the Swingline Lender make a Swingline Loan] to the Borrower in the aggregate principal amount of $___________. (Complete with an amount in accordance with Section 2.3(a) of the Credit Agreement.)

     2. The Borrower hereby requests that such Loan(s) be made on the following Business Day: _____________________. (Complete with a Business Day in accordance with Section 2.3(a) of the Credit Agreement for Revolving Credit Loans or Swingline Loans).

     3. The Borrower hereby requests that such Loan(s) bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

                                            Interest Period     Termination Date
Component                                       (LIBOR        for Interest Period
 of Loan            Interest Rate              Rate only)       (if applicable)
---------   -----------------------------   ---------------   -------------------
            [Base Rate or LIBOR Rate] (1)

----------
(1) Complete with (i) the Base Rate or the LIBOR Rate for Revolving Credit Loans (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date) or (ii) the Base Rate for Swingline Loans.

     4. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan(s) requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

     5. All of the conditions applicable to the Loan(s) requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan(s).

     6. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

                                        CORRECTIONS CORPORATION OF AMERICA


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

[Notice of Borrowing - Corrections Corporation of America]

                                    EXHIBIT C
                                       to
                                Credit Agreement
                          dated as of February 3, 2006
                                  by and among
                       Corrections Corporation of America,
                                  as Borrower,
                           the Lenders party thereto,
                                   as Lenders,
                                       and
                      Wachovia Bank, National Association,
                             as Administrative Agent

                      FORM OF NOTICE OF ACCOUNT DESIGNATION

                          NOTICE OF ACCOUNT DESIGNATION

                             Dated as of: _________

Wachovia Bank, National Association,
   as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Ladies and Gentlemen:

     This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of February 3, 2006 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among Corrections Corporation of America, a Maryland corporation (the "Borrower"), the lenders who are or may become a party thereto, and Wachovia Bank, National Association, as Administrative Agent (the "Administrative Agent").

     1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

                         ______________________________
                          ABA Routing Number: _________
                          Account Number: _____________

     2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

     3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

                                        CORRECTIONS CORPORATION OF AMERICA


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

[Notice of Account Designation - Corrections Corporation of America]

                                    EXHIBIT D
                                       to
                                Credit Agreement
                          dated as of February 3, 2006
                                  by and among
                       Corrections Corporation of America,
                                  as Borrower,
                           the Lenders party thereto,
                                   as Lenders,
                                       and
                      Wachovia Bank, National Association,
                             as Administrative Agent

                          FORM OF NOTICE OF PREPAYMENT

                              NOTICE OF PREPAYMENT

                           Dated as of: _____________

Wachovia Bank, National Association,
   as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Ladies and Gentlemen:

     This irrevocable Notice of Prepayment is delivered to you pursuant to
Section 2.4(c) of the Credit Agreement dated as of February 3, 2006 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among Corrections Corporation of America, a Maryland corporation (the "Borrower"), the lenders who are or may become a party thereto, and Wachovia Bank, National Association, as Administrative Agent (the "Administrative Agent").

     1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]:
_______________. (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)

     2. The Loan(s) to be prepaid consist of [check each applicable box]

          -    Swingline Loan

          -    Revolving Credit Loans

     3. The Borrower shall repay the above-referenced Loans on the following Business Day: _______________. (Complete with the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan, and any Base Rate Loan and three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

     4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

                                        CORRECTIONS CORPORATION OF AMERICA


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

[Notice of Prepayment - Corrections Corporation of America]

                                    EXHIBIT E
                                       to
                                Credit Agreement
                          dated as of February 3, 2006
                                  by and among
                       Corrections Corporation of America,
                                  as Borrower,
                           the Lenders party thereto,
                                   as Lenders,
                                       and
                      Wachovia Bank, National Association,
                             as Administrative Agent

                    FORM OF NOTICE OF CONVERSION/CONTINUATION

                        NOTICE OF CONVERSION/CONTINUATION

                           Dated as of: _____________

Wachovia Bank, National Association,
as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Ladies and Gentlemen:

     This irrevocable Notice of Conversion/Continuation (this "Notice") is delivered to you pursuant to Section 4.2 of the Credit Agreement dated as of February 3, 2006 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among Corrections Corporation of America, a Maryland corporation (the "Borrower"), the lenders who are or may become a party thereto, and Wachovia Bank, National Association, as Administrative Agent (the "Administrative Agent").

     1. The Loan(s) to which this Notice relates are Revolving Credit Loans.

     2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

          - Converting all or a portion of certain Base Rate Loans into LIBOR Rate Loans

          (a) The aggregate outstanding principal balance of such Loans is $_______________.

          (b) The principal amount of such Loans to be converted is $_______________.

          (c)  The requested effective date of the conversion of such Loans is
               _______________.

          (d) The requested Interest Period applicable to the converted Loans is _______________.

          - Converting all or a portion of certain LIBOR Rate Loans into Base Rate Loans

          (a) The aggregate outstanding principal balance of such Loans is $_______________.

          (b)  The last day of the current Interest Period for such Loans is
               _______________.

          (c) The principal amount of such Loans to be converted is $_______________.

          (d)  The requested effective date of the conversion of such Loans is
               _______________.

          - Continuing all or a portion of certain LIBOR Rate Loans as LIBOR Rate Loans

          (a) The aggregate outstanding principal balance of such Loans is $_______________.

          (b)  The last day of the current Interest Period for such Loans is
               _______________.

          (c) The principal amount of such Loans to be continued is $_______________.

          (d)  The requested effective date of the continuation of such Loans is
               _______________.

          (e) The requested Interest Period applicable to the continued Loans is _______________.

     3. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

     4. All of the conditions applicable to the conversion or continuation of Loans requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such conversion or continuation.

     5. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

                                        CORRECTIONS CORPORATION OF AMERICA


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

[Notice of Conversion/Continuation - Corrections Corporation of America]

                                    EXHIBIT F
                                       to
                                Credit Agreement
                          dated as of February 3, 2006
                                  by and among
                       Corrections Corporation of America,
                                  as Borrower,
                           the Lenders party thereto,
                                   as Lenders,
                                       and
                      Wachovia Bank, National Association,
                             as Administrative Agent

                    FORM OF OFFICER'S COMPLIANCE CERTIFICATE

                        OFFICER'S COMPLIANCE CERTIFICATE

     The undersigned, on behalf of Corrections Corporation of America, a corporation organized under the laws of Maryland (the "Borrower"), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

     1. This Certificate is delivered to you pursuant to Section 7.2 of the Credit Agreement dated as of February 3, 2006 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among the Borrower, the Lenders who are or become party thereto, and Wachovia Bank, National Association, as Administrative Agent (the "Administrative Agent"). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

     2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended, and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated, subject to normal year-end adjustments.

     3. I have reviewed the terms of the Credit Agreement and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate.

     4. As of the date of this Certificate, the Applicable Margin, the Commitment Fee Rate and calculations determining such figures are set forth on the attached Schedule 1, and the Borrower and its Subsidiaries are in compliance with the financial covenants contained in and as required by Article IX of the Credit Agreement as shown on such Schedule 1.

                            [Signature Page Follows]

     WITNESS the following signature as of the day and year first written above.

                                        CORRECTIONS CORPORATION OF AMERICA


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

[Compliance Certificate-Corrections Corporation of America]

                                   Schedule 1
                                       to
                        Officer's Compliance Certificate

          [To be provided in a form acceptable to Administrative Agent]

                                    EXHIBIT G
                                       to
                                Credit Agreement
                          dated as of February 3, 2006
                                  by and among
                       Corrections Corporation of America,
                                  as Borrower,
                           the Lenders party thereto,
                                   as Lenders,
                                       and
                      Wachovia Bank, National Association,
                             as Administrative Agent

                        FORM OF ASSIGNMENT AND ASSUMPTION

                            ASSIGNMENT AND ASSUMPTION

     This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:             ______________________________

2. Assignee:             ______________________________
                         [and is an Affiliate/Approved Fund of [identify
                         Lender]]

3. Borrower:             Corrections Corporation of America

4. Administrative Agent: Wachovia Bank, National Association, as the
                         administrative agent under the Credit Agreement

5. Credit Agreement:     The Credit Agreement dated as of February [ __ ], 2006,
                         as amended, by and among Corrections Corporation of America, as Borrower, the Lenders party thereto and Wachovia Bank, National Association, as Administrative
                         Agent

6. Assigned Interest:

                       Aggregate Amount    Amount of     Percentage
                        of Commitment/    Commitment/   Assigned of
                         Loans for all       Loans      Commitment/
Facility Assigned(2)      Lenders(3)      Assigned(3)     Loans(4)     CUSIP Number
--------------------   ----------------   -----------   -----------   -------------
                               $               $             %
                               $               $             %
                               $               $             %

[7. Trade Date: ______________](5)

                                  [Page break]

----------
(2) Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Credit Commitment," "Term Loan Commitment," etc.)

(3) Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(4) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(5) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

                                        ASSIGNOR
                                        [NAME OF ASSIGNOR]


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        ASSIGNEE
                                        [NAME OF ASSIGNEE]


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

[Consented to and] Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent


By
   ----------------------------------
Title:
       ------------------------------

[Consented to:]


CORRECTIONS CORPORATION OF AMERICA


By
   ----------------------------------
Title:
       ------------------------------

                                            ANNEX 1 to Assignment and Assumption

                        STANDARD TERMS AND CONDITIONS FOR
                            ASSIGNMENT AND ASSUMPTION

          1. Representations and Warranties.

          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and
(iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

                                    EXHIBIT H
                                       to
                                Credit Agreement
                          dated as of February 3, 2006
                                  by and among
                       Corrections Corporation of America,
                                  as Borrower,
                           the Lenders party thereto,
                                   as Lenders,
                                       and
                      Wachovia Bank, National Association,
                             as Administrative Agent

                      FORM OF SUBSIDIARY GUARANTY AGREEMENT

================================================================================

                          SUBSIDIARY GUARANTY AGREEMENT

                          dated as of February 3, 2006

                                  by and among

                             CERTAIN SUBSIDIARIES OF
                       CORRECTIONS CORPORATION OF AMERICA,

                            as Subsidiary Guarantors,

                                   in favor of

                       WACHOVIA BANK, NATIONAL ASSOCIATION

                             as Administrative Agent

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Article I DEFINED TERMS..................................................     3
   SECTION 1.1    Definitions............................................     3
   SECTION 1.2    Other Definitional Provisions..........................     4

Article II GUARANTY......................................................     4
   SECTION 2.1    Guaranty...............................................     4
   SECTION 2.2    Bankruptcy Limitations on Subsidiary Guarantors........     5
   SECTION 2.3    Agreements for Contribution............................     5
   SECTION 2.4    Nature of Guaranty.....................................     7
   SECTION 2.5    Waivers................................................     8
   SECTION 2.6    Modification of Loan Documents, etc....................     9
   SECTION 2.7    Demand by the Administrative Agent.....................     9
   SECTION 2.8    Remedies...............................................    10
   SECTION 2.9    Benefits of Guaranty...................................    10
   SECTION 2.10   Termination; Reinstatement.............................    10
   SECTION 2.11   Payments...............................................    11

Article III REPRESENTATIONS AND WARRANTIES...............................    11
   SECTION 3.1    Organization; Power; Qualification.....................    11
   SECTION 3.2    Authorization of Agreement; Enforceability.............    11
   SECTION 3.3    Compliance of Guaranty with Laws, etc..................    12
   SECTION 3.4    Title to Properties....................................    12
   SECTION 3.5    Liens..................................................    12
   SECTION 3.6    Litigation.............................................    12
   SECTION 3.7    Solvency...............................................    13

Article IV MISCELLANEOUS.................................................    13
   SECTION 4.1    Notices................................................    13
   SECTION 4.2    Amendments in Writing..................................    13
   SECTION 4.3    Expenses; Indemnification; Waiver of Consequential
                  Damages, etc...........................................    13
   SECTION 4.4    Right of Set-off.......................................    14
   SECTION 4.5    Governing Law; Jurisdiction; Venue; Service of
                  Process................................................    14
   SECTION 4.6    Waiver of Jury Trial...................................    15
   SECTION 4.7    No Waiver by Course of Conduct, Cumulative Remedies....    16
   SECTION 4.8    Successors and Assigns.................................    16
   SECTION 4.9    Survival of Indemnities................................    16
   SECTION 4.10   Titles and Captions....................................    16
   SECTION 4.11   Severability of Provisions.............................    16
   SECTION 4.12   Counterparts...........................................    17
   SECTION 4.13   Integration............................................    17

   SECTION 4.14   Advice of Counsel, No Strict Construction..............    17
   SECTION 4.15   Acknowledgements.......................................    17
   SECTION 4.16   Releases...............................................    17
   SECTION 4.17   Additional Subsidiary Guarantors.......................    18

     SUBSIDIARY GUARANTY AGREEMENT (as amended, restated, supplemented or otherwise modified, this "Guaranty" or this "Agreement"), dated as of February 3, 2006, is made by certain Subsidiaries of CORRECTIONS CORPORATION OF AMERICA, a Maryland corporation (such Subsidiaries, collectively, the "Subsidiary Guarantors", each, a "Subsidiary Guarantor"), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the "Administrative Agent") for the ratable benefit of itself and the financial institutions (the "Lenders") from time to time parties to the Credit Agreement, dated of even date herewith (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among the Borrower, the Lenders, and the Administrative Agent.

                              STATEMENT OF PURPOSE

     Pursuant to the terms of the Credit Agreement, the Lenders have agreed to make Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein.

     The Borrower and the Subsidiary Guarantors, though separate legal entities, comprise one integrated financial enterprise, and all Extensions of Credit to the Borrower will inure, directly or indirectly to the benefit of each of the Subsidiary Guarantors.

     It is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Subsidiary Guarantors shall have executed and delivered this Guaranty to the Administrative Agent, for the ratable benefit of itself and the Lenders.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrower thereunder, the Subsidiary Guarantors hereby agree with the Administrative Agent, for the ratable benefit of itself and the Lenders, as follows:

                                  ARTICLE XIV

                                  DEFINED TERMS

          SECTION 14.1 Definitions. The following terms when used in this Guaranty shall have the meanings assigned to them below:

     "Additional Subsidiary Guarantor" means each Subsidiary of the Borrower that hereafter becomes a Subsidiary Guarantor pursuant to Section 4.17 hereof and Section 8.11 of the Credit Agreement.

     "Applicable Insolvency Laws" means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11

U.S.C. Sections 544, 547, 548 and 550 and other "avoidance" provisions of Title 11 of the United States Code, as amended or supplemented).

     "Guaranteed Obligations" has the meaning set forth in Section 2.1.

     "Guaranty" means this Guaranty Agreement, as amended, restated, supplemented or otherwise modified.

     "Solvent" means, as to each Subsidiary Guarantor on a particular date, that such Subsidiary Guarantor (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature, subject in each case to the first sentence in Section 2.2 hereof.

          SECTION 14.2 Other Definitional Provisions. Capitalized terms used and not otherwise defined in this Guaranty including the preambles and recitals hereof shall have the meanings ascribed to them in the Credit Agreement. In the event of a conflict between capitalized terms defined herein and in the Credit Agreement, the Credit Agreement shall control. The words "hereof," "herein", "hereto" and "hereunder" and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to this Guaranty unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Subsidiary Guarantor, shall refer to such Subsidiary Guarantor's Collateral or the relevant part thereof.

                                   ARTICLE XV

                                    GUARANTY

          SECTION 15.1 Guaranty. Each Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, unconditionally guarantees to the Administrative Agent for the ratable benefit of itself and the Lenders, and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations of the Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Borrower, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Administrative Agent or any Lender or acquired by the Administrative Agent or any Lender through assignment or endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Borrower, including all of the foregoing, being hereafter collectively referred to as the "Guaranteed Obligations").

          SECTION 15.2 Bankruptcy Limitations on Subsidiary Guarantors. Notwithstanding anything to the contrary contained in Section 2.1, it is the intention of each Subsidiary Guarantor and the Lenders that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Subsidiary Guarantor or its assets, the amount of such Subsidiary Guarantor's obligations with respect to the Guaranteed Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.3(a). To that end, but only in the event and to the extent that after giving effect to Section 2.3(a) such Subsidiary Guarantor's obligations with respect to the Guaranteed Obligations or any payment made pursuant to such Guaranteed Obligations would, but for the operation of the first sentence of this Section 2.2, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.3(a), the amount of such Subsidiary Guarantor's obligations with respect to the Guaranteed Obligations shall be limited to the largest amount that, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Subsidiary Guarantor's obligations with respect to the Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this
Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against such Subsidiary Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Administrative Agent hereunder against such Subsidiary Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and none of such Subsidiary Guarantor, the Borrower, any other Subsidiary Guarantor or any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

          SECTION 15.3 Agreements for Contribution

     (a) The Subsidiary Guarantors hereby agree among themselves that, if any Subsidiary Guarantor shall make an Excess Payment (as defined below), such Subsidiary Guarantor shall have a right of contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Subsidiary Guarantor under this Section 2.3(a) shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full, and none of the Subsidiary Guarantors shall exercise any right or remedy under this Section 2.3(a) against any other Subsidiary Guarantor until such Obligations have been paid in full. For purposes of this Section 2.3(a), (a) "Excess Payment" shall mean the amount paid by any Subsidiary Guarantor in excess of its Ratable Share of any Guaranteed

Obligations; (b) "Ratable Share" shall mean, for any Subsidiary Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Subsidiary Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Subsidiary Guarantors exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Subsidiary Guarantors hereunder) of the Subsidiary Guarantors; provided, however, that, for purposes of calculating the Ratable Shares of the Subsidiary Guarantors in respect of any payment of Guaranteed Obligations, any Subsidiary Guarantor that became a Subsidiary Guarantor subsequent to the date of any such payment shall be deemed to have been a Subsidiary Guarantor on the date of such payment and the financial information for such Subsidiary Guarantor as of the date such Subsidiary Guarantor became a Subsidiary Guarantor shall be utilized for such Subsidiary Guarantor in connection with such payment; and (c) "Contribution Share" shall mean, for any Subsidiary Guarantor in respect of any Excess Payment made by any other Subsidiary Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Subsidiary Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Subsidiary Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Subsidiary Guarantors) of the Subsidiary Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Subsidiary Guarantors in respect of any Excess Payment, any Subsidiary Guarantor that became a Subsidiary Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Subsidiary Guarantor on the date of such Excess Payment and the financial information for such Subsidiary Guarantor as of the date such Subsidiary Guarantor became a Subsidiary Guarantor shall be utilized for such Subsidiary Guarantor in connection with such Excess Payment. Each of the Subsidiary Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. This Section 2.3 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Subsidiary Guarantor may have under Applicable Law against the Borrower in respect of any payment of Guaranteed Obligations.

     (b) No Subrogation. Notwithstanding any payment or payments by any of the Subsidiary Guarantors hereunder, or any set-off or application of funds of any of the Subsidiary Guarantors by the Administrative Agent or any Lender, or the receipt of any amounts by the Administrative Agent or any Lender with respect to any of the Guaranteed Obligations, none of the Subsidiary Guarantors shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or the other Subsidiary Guarantors or against any collateral security held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations, nor shall any of the Subsidiary Guarantors seek any reimbursement from the Borrower or any of the other Subsidiary Guarantors in respect of payments made by such Subsidiary Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Administrative Agent and the Lenders on account of the Guaranteed Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Administrative Agent, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly endorsed by such Subsidiary Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

          SECTION 15.4 Nature of Guaranty. Each Subsidiary Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement or any other Loan Document or any other agreement, document or instrument to which the Borrower or any Subsidiary Guarantor is or may become a party;

the absence of any action to enforce this Guaranty, the Credit Agreement or any other Loan Document or any waiver or consent by the Administrative Agent or any Lender with respect to any of the provisions of this Guaranty, the Credit Agreement or any other Loan Document;

the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any Lender in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty); or

any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor;

it being agreed by each Subsidiary Guarantor that, subject to the first sentence of Section 2.2, its obligations under this Guaranty shall not be discharged until the final indefeasible payment and performance, in full, of the Guaranteed Obligations and the termination of the Revolving Credit Commitments.

     (a) Each Subsidiary Guarantor represents, warrants and agrees that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment) against the Administrative Agent, the Lenders or the Borrower whether now existing or which may arise in the future.

     (b) Each Subsidiary Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty, and all dealings between the Borrower and any of the Subsidiary Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

          SECTION 15.5 Waivers. To the extent permitted by Applicable Law, each Subsidiary Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

     (a) any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any Lender to proceed in respect of the Obligations against the Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Subsidiary Guarantor;

     (b) any defense based upon the failure of the Administrative Agent or any Lender to commence an action in respect of the Guaranteed Obligations against the Borrower, such Subsidiary Guarantor, any other Subsidiary Guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

     (c) any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, that may delay, prevent or otherwise affect the performance by such Subsidiary Guarantor of its obligations under, or the enforcement by the Administrative Agent or the Lenders of, this Guaranty;

     (d) any right of diligence, presentment, demand, protest and notice (except as specifically required herein) of whatever kind or nature with respect to any of the Guaranteed Obligations and the benefit of all provisions of law that are or might be in conflict with the terms of this Guaranty; and

     (e) any and all right to notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon, or acceptance of, this Guaranty.

     To the extent permitted by Applicable Law, each Subsidiary Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any Lender that is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Credit Agreement and the other Loan Documents and, but for this Guaranty and such waivers, the Administrative Agent and Lenders would decline to enter into the Credit Agreement and the other Loan Documents.

          SECTION 15.6 Modification of Loan Documents, etc. Neither the Administrative Agent nor any Lender shall incur any liability to any Subsidiary Guarantor as a result of any of the following, and none of the following shall impair or release this Guaranty or any of the obligations of any Subsidiary Guarantor under this Guaranty:

     (a) any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;

     (b) any action under or in respect of the Credit Agreement or the other Loan Documents in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;

     (c) any amendment to, or modification of, in any manner whatsoever, the Loan Documents;

     (d) any extension or waiver of the time for performance by any Subsidiary Guarantor, the Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

     (e) the taking and holding of security or collateral for the payment of the Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the Lenders have been granted a Lien, to secure any Indebtedness of any Subsidiary Guarantor or the Borrower to the Administrative Agent or the Lenders;

     (f) the release of anyone who may be liable in any manner for the payment of any amounts owed by any Subsidiary Guarantor or the Borrower to the Administrative Agent or any Lender;

     (g) any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Subsidiary Guarantor or the Borrower are subordinated to the claims of the Administrative Agent or any Lender; or

     (h) any application of any sums by whomever paid or however realized to any Obligations owing by any Subsidiary Guarantor or the Borrower to the Administrative Agent or any Lender in such manner as the Administrative Agent or any Lender shall determine in its reasonable discretion.

          SECTION 15.7 Demand by the Administrative Agent. In addition to the terms set forth in this Article II and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be immediately due and payable, then the Subsidiary Guarantors shall, upon demand in writing therefor by the Administrative Agent to the Subsidiary Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable.

          SECTION 15.8 Remedies. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, enforce against the Subsidiary Guarantors their obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the Credit Agreement or the other Loan Documents or otherwise.

          SECTION 15.9 Benefits of Guaranty. The provisions of this Guaranty are for the benefit of the Administrative Agent and the Lenders and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, the Administrative Agent and the Lenders, the obligations of the Borrower under the Loan Documents. In the event all or any part of the Obligations are transferred, endorsed or assigned by the Administrative Agent or any Lender to any Person or Persons as permitted under the Credit Agreement, any reference to an "Administrative Agent", or "Lender" herein shall be deemed to refer equally to such Person or Persons.

          SECTION 15.10 Termination; Reinstatement.

     (a) Subject to clause (c) below, this Guaranty shall remain in full force and effect until all the Guaranteed Obligations and all the obligations of the Subsidiary Guarantors shall have been paid in full and the Commitments terminated.

     (b) No payment made by the Borrower, any Subsidiary Guarantor or any other Person received or collected by the Administrative Agent or any Lender from the Borrower, any Subsidiary Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder, which shall, notwithstanding any such payment (other than any payment made by such Subsidiary Guarantor in respect of the obligations of the Subsidiary Guarantors or any payment received or collected from such Subsidiary Guarantor in respect of the obligations of the Subsidiary Guarantors), remain liable for the obligations of the Subsidiary Guarantors up to the maximum liability of such Subsidiary Guarantor hereunder until the Guaranteed Obligations and all the obligations of the Subsidiary Guarantors shall have been paid in full and the Commitments terminated.

     (c) Each Subsidiary Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened claim, or the proceeds of any Collateral are required to be refunded by the Administrative Agent or any Lender to the Borrower or its estate, trustee, receiver or any other Person, including, without limitation, any Subsidiary Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Subsidiary Guarantor's liability hereunder (and any Lien or Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered (and if any Lien or Collateral securing such Subsidiary Guarantor's liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien or Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Subsidiary Guarantor in respect of the amount of such payment (or any Lien or Collateral securing such obligation).

          SECTION 15.11 Payments. Payments by the Subsidiary Guarantors shall be made to the Administrative Agent, to be credited and applied to the Guaranteed Obligations in accordance with the terms of the Credit Agreement, in immediately available Dollars to an account designated by the Administrative Agent or at the Administrative Agent's Office or at any other address that may be specified in writing from time to time by the Administrative Agent.

                                  ARTICLE XVI

                         REPRESENTATIONS AND WARRANTIES

     To induce the Administrative Agent and the Lenders to make Extensions of Credit, each Subsidiary Guarantor hereby represents and warrants that:

          SECTION 16.1 Organization; Power; Qualification. Such Subsidiary Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 16.2 Authorization of Agreement; Enforceability. Such Subsidiary Guarantor has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Guaranty in accordance with its terms. This Guaranty has been duly executed and delivered by duly authorized officers or other representatives of such Subsidiary Guarantor and constitutes the legal, valid and binding obligation of such Subsidiary Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect that affect the enforcement of creditors' rights and the availability of equitable remedies.

          SECTION 16.3 Compliance of Guaranty with Laws, etc. The execution, delivery and performance by such Subsidiary Guarantor of this Guaranty, in accordance with its terms, does not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to such Subsidiary Guarantor where the failure to obtain such Governmental Approval or such violation of Applicable Law could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of such Subsidiary Guarantor (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Subsidiary Guarantor is a party or by which any of its properties may be bound or any Governmental Approval relating to such Subsidiary Guarantor that could reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Subsidiary Guarantor other than Liens arising under the Loan Documents and Permitted Liens or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty other than consents, authorizations, filings or other acts or consents that have been obtained or made or for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and other than consents or filings under the UCC.

          SECTION 16.4 Title to Properties. Such Subsidiary Guarantor has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Restricted Subsidiaries delivered pursuant to terms and conditions of the Credit Agreement, except those which have been disposed of by such Subsidiary Guarantor subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted under the terms of the Credit Agreement.

          SECTION 16.5 Liens. None of the properties and assets of such Subsidiary Guarantor is subject to any Lien, except Permitted Liens under the terms of the Credit Agreement. No Subsidiary Guarantor has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect those Permitted Liens.

          SECTION 16.6 Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.1(u) to the Credit Agreement, there are no actions, suits or proceedings pending nor, to the knowledge of such Subsidiary Guarantor, threatened against or in any other way relating adversely to or affecting such Subsidiary Guarantor or any Subsidiaries thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) has or could reasonably be expected to have a Material Adverse Effect, or (ii) material adversely affects any transaction contemplated hereby.

          SECTION 16.7 Solvency. As of the Closing Date (or such later date upon which such Subsidiary Guarantor became a party hereto) such Subsidiary Guarantor is Solvent.

                                  ARTICLE XVII

                                  MISCELLANEOUS

          SECTION 17.1 Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 13.1 of the Credit Agreement; provided that notices and communications to the Subsidiary Guarantors shall be directed to the Subsidiary Guarantors, at the address of the Borrower set forth in Section 13.1 of the Credit Agreement.

          SECTION 17.2 Amendments in Writing. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.2 of the Credit Agreement.

          SECTION 17.3 Expenses; Indemnification; Waiver of Consequential Damages, etc.

     (a) Each Subsidiary Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with enforcing or preserving any rights under this Guaranty and the other Loan Documents to which such Subsidiary Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent; provided that, so long as no Default or Event of Default exists, such reimbursement for legal fees and disbursements shall be limited to the fees and disbursements of one primary counsel designated by the Administrative Agent plus the fees and disbursements of any local and specialist counsel engaged by the Administrative Agent.

     (b) Each Subsidiary Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any such Subsidiary Guarantor's delay in paying, any and all stamp, excise, sales or other taxes, other than Excluded Taxes (in each case, subject to Section 4.11 of the Credit Agreement) that may be payable or determined to be payable in connection with any of the transactions contemplated by this Guaranty.

     (c) Each Subsidiary Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from any and all liabilities, obligations, losses, damages, penalties, costs and expenses in connection with actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guaranty to the extent the Borrower would be required to do so pursuant to Section 13.3 of the Credit Agreement.

     (d) To the fullest extent permitted by Applicable Law, each Subsidiary Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty, any other Loan Document or any agreement or instrument contemplated hereby or the transactions contemplated hereby or thereby. No Indemnitee referred to in this Section 4.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Guaranty or the other Loan Documents or the transactions contemplated hereby or thereby.

     (e) All amounts due under this Section shall be payable promptly after demand therefor.

          SECTION 17.4 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of a Subsidiary Guarantor against any and all of the obligations of such Subsidiary Guarantor now or hereafter existing under this Guaranty or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Subsidiary Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify such Subsidiary Guarantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

          SECTION 17.5 Governing Law; Jurisdiction; Venue; Service of Process.

     (a) Governing Law. This Guaranty, unless otherwise expressly set forth herein, shall be governed by, and construed in accordance with, the law of the State of New York, without reference to the conflicts or choice of law principles thereof, other than such principles that are stated in Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

     (b) Submission to Jurisdiction. Each Subsidiary Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Subsidiary Guarantor or its properties in the courts of any jurisdiction.

     (c) Waiver of Venue. Each Subsidiary Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

          SECTION 17.6 Waiver of Jury Trial.

     (a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE

OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 17.7 No Waiver by Course of Conduct, Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 4.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

          SECTION 17.8 Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of each Subsidiary Guarantor and shall inure to the benefit of each Subsidiary Guarantor (and shall bind all Persons who become bound as a Subsidiary Guarantor under this Guaranty), the Administrative Agent and the Lenders and their successors and assigns; provided that no Subsidiary Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent.

          SECTION 17.9 Survival of Indemnities. Notwithstanding any termination of this Guaranty, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Section 4.3 and any other provision of this Guaranty and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

          SECTION 17.10 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Guaranty are for convenience only, and neither limit nor amplify the provisions of this Guaranty.

          SECTION 17.11 Severability of Provisions. Any provision of this Guaranty or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 17.12 Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

          SECTION 17.13 Integration. This Guaranty and the other Loan Documents comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersede all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Guaranty and those of any other Loan Document, the provisions of the Credit Agreement shall control; provided that any provision of any other Loan Document that imposes additional burdens on any Subsidiary Guarantor or -------- further restricts the rights of any Subsidiary Guarantor or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Guaranty and shall be given full force and effect. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

          SECTION 17.14 Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Guaranty with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

          SECTION 17.15 Acknowledgements. Each Subsidiary Guarantor hereby acknowledges that:

     (a) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Subsidiary Guarantor arising out of or in connection with this Guaranty or any of the other Loan Documents, and the relationship between the Subsidiary Guarantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (b) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Subsidiary Guarantors and the Lenders.

          SECTION 17.16 Releases.

At such time as the Guaranteed Obligations (except for contingent Guaranteed Obligations that expressly survive the termination of this Agreement or any other Loan Document) shall have been paid in full and the Revolving Credit Commitments have been terminated, this Guaranty and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Subsidiary Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. In the event that all the Capital Stock of any Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, then, at the request of the Borrower and at the expense of the Borrower and the Subsidiary Guarantors, such Subsidiary Guarantor shall be released from its obligations hereunder; provided that the Borrower shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

          SECTION 17.17 Additional Subsidiary Guarantors. Each Restricted Subsidiary of the Borrower that is required to become a party to this Guaranty pursuant to Section 8.11 of the Credit Agreement shall become a Subsidiary Guarantor for all purposes of this Guaranty upon execution and delivery by such Restricted Subsidiary of a supplement in form and substance satisfactory to the Administrative Agent.

                            [Signature Pages Follow]

          IN WITNESS WHEREOF, each of the Subsidiary Guarantors has executed and delivered this Guaranty under seal by their duly authorized officers, all as of the day and year first above written.

                                        SUBSIDIARY GUARANTORS:

                                        CCA of Tennessee, LLC
                                        Prison Realty Management, Inc.
                                        Technical and Business
                                        Institute of America, Inc.
                                        CCA International, Inc.
                                        CCA Properties of America, LLC
                                        CCA Properties of Arizona, LLC
                                        CCA Properties of Tennessee, LLC
                                        CCA Western Properties, Inc.


                                        By:
                                            ------------------------------------
                                        Name: John D. Ferguson
                                        Title: Chief Executive Officer


                                        CCA Properties of Texas, L.P.


                                        By:
                                            ------------------------------------
                                        Name: John D. Ferguson
                                        Title: Chief Executive Officer,
                                               CCA Properties of America, LLC,
                                               as General Partner


                                        TransCor America, LLC


                                        By:
                                            ------------------------------------
                                        Name: Todd J. Mullenger
                                        Title: Vice President, Treasurer

                                    EXHIBIT I
                                       to
                                Credit Agreement
                          dated as of February 3, 2006
                                  by and among
                       Corrections Corporation of America,
                                  as Borrower,
                           the Lenders party thereto,
                                   as Lenders,
                                       and
                      Wachovia Bank, National Association,
                             as Administrative Agent

                          FORM OF COLLATERAL AGREEMENT

================================================================================

                              COLLATERAL AGREEMENT

                          dated as of February 3, 2006

                                  by and among

                       CORRECTIONS CORPORATION OF AMERICA,
                         and certain of its Subsidiaries
                                  as Grantors,

                                   in favor of

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                             as Administrative Agent

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINED TERMS..................................................     1

   SECTION 1.1    Terms Defined in the Uniform Commercial Code...........     1
   SECTION 1.2    Definitions............................................     1
   SECTION 1.3    Other Definitional Provisions..........................     4

ARTICLE II SECURITY INTEREST.............................................     4

   SECTION 2.1    Grant of Security Interest.............................     4
   SECTION 2.2    Grantors Remain Liable.................................     5

ARTICLE III REPRESENTATIONS AND WARRANTIES...............................     6

   SECTION 3.1    Existence..............................................     6
   SECTION 3.2    Authorization of Agreement; No Conflict................     6
   SECTION 3.3    Consents...............................................     6
   SECTION 3.4    Perfected First Priority Liens.........................     7
   SECTION 3.5    Title, No Other Liens..................................     7
   SECTION 3.6    State of Organization; other Information...............     7
   SECTION 3.7    Accounts...............................................     8
   SECTION 3.8    Deposit Accounts.......................................     8
   SECTION 3.9    Pledged Investment Property; Pledged Partnership/LLC
                  Interests..............................................     8
   SECTION 3.10   Government Contracts...................................     8

ARTICLE IV COVENANTS.....................................................     9

   SECTION 4.1    Maintenance of Perfected Security Interest; Further
                  Information............................................     9
   SECTION 4.2    Maintenance of Insurance...............................     9
   SECTION 4.3    Changes in Locations; Changes in Name or Structure.....    10
   SECTION 4.4    Required Notifications.................................    10
   SECTION 4.5    Delivery Covenants.....................................    10
   SECTION 4.6    Control Covenants......................................    11
   SECTION 4.7    Filing Covenants.......................................    11
   SECTION 4.8    Accounts...............................................    11
   SECTION 4.9    Pledged Investment Property; Pledged Partnership/LLC
                  Interests..............................................    12
   SECTION 4.10   Government Contracts...................................    12
   SECTION 4.11   Further Assurances.....................................    12

ARTICLE V REMEDIAL PROVISIONS............................................    13

   SECTION 5.1    General Remedies.......................................    13
   SECTION 5.2    Specific Remedies......................................    14
   SECTION 5.3    Registration Rights....................................    16
   SECTION 5.4    Application of Proceeds................................    17
   SECTION 5.5    Waiver, Deficiency.....................................    17


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
ARTICLE VI THE ADMINISTRATIVE AGENT......................................    17

   SECTION 6.1    Administrative Agent's Appointment as
                  Attorney-In-Fact.......................................    17
   SECTION 6.2    Duty of Administrative Agent...........................    19
   SECTION 6.3    Authority of Administrative Agent......................    19

ARTICLE VII MISCELLANEOUS................................................    19

   SECTION 7.1    Amendments in Writing..................................    20
   SECTION 7.2    Notices................................................    20
   SECTION 7.3    No Waiver by Course of Conduct, Cumulative Remedies....    20
   SECTION 7.4    Enforcement Expenses, Indemnification..................    20
   SECTION 7.5    Waiver of Jury Trial...................................    21
   SECTION 7.6    Successors and Assigns.................................    21
   SECTION 7.7    Set-Off................................................    21
   SECTION 7.8    Counterparts...........................................    22
   SECTION 7.9    Severability...........................................    22
   SECTION 7.10   Section Heading........................................    22
   SECTION 7.11   Integration............................................    22
   SECTION 7.12   Governing Law..........................................    22
   SECTION 7.13   Consent to Jurisdiction................................    22
   SECTION 7.14   Waiver of Venue........................................    23
   SECTION 7.15   Service of Process.....................................    23
   SECTION 7.16   Acknowledgements.......................................    23
   SECTION 7.17   Additional Grantors....................................    24
   SECTION 7.18   Releases...............................................    24

EXHIBITS:

Exhibit A-1    Form of Assignment of: Government Contract
Exhibit A-2    Form of Notice of Assignment

SCHEDULES:

Schedule 3.6 Exact Legal Name; Jurisdiction of Organization; Taxpayer Identification Number; Registered Organization Number;
               Mailing Address; Chief Executive Office and other Locations
Schedule 3.8   Deposit Accounts
Schedule 3.9   Pledged Investment Property and Pledged Partnership/LLC Interests

COLLATERAL AGREEMENT (this "Agreement"), dated as of February 3, 2006, by and among CORRECTIONS CORPORATION OF AMERICA, a Maryland corporation (the "Borrower"), certain of its Subsidiaries as identified on the signature pages hereto and any Additional Grantor (as defined below) who may become party to this Agreement (such Subsidiaries and Additional Grantors, collectively, with the Borrower, the "Grantors"), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the "Administrative Agent") for the ratable benefit of the banks and other financial institutions (the "Lenders") from time to time parties to the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the Borrower, the Lenders, and the Administrative Agent.

                              STATEMENT OF PURPOSE

          Pursuant to the Credit Agreement, the Lenders have agreed to make Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein.

          Pursuant to the terms of a Subsidiary Guaranty Agreement of even date, certain Subsidiaries of the Borrower who are parties hereto have guaranteed the payment and performance of the Obligations.

          It is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent, for the ratable benefit of itself and the Lenders.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of itself and the Lenders, as follows:

                                  ARTICLE XVIII

                                  DEFINED TERMS

          SECTION 18.1 Terms Defined in the Uniform Commercial Code.

     (a) The following terms when used in this Agreement shall have the meanings assigned to them in the UCC (as defined in the Credit Agreement) as in effect from time to time: "Account", "Account Debtor", "Certificated Security", "Deposit Account", "General Intangibles", "Investment Company Security", "Investment Property", "Proceeds", "Registered Organization", "Securities Intermediary", "Securities Account" and "Supporting Obligation".

     (b) Terms defined in the UCC and not otherwise defined herein or in the Credit Agreement shall have the meaning assigned in the UCC as in effect from time to time.

          SECTION 18.2 Definitions.

          The following terms when used in this Agreement shall have the meanings assigned to them below:

          "Additional Grantor" means each Subsidiary of the Borrower that hereafter becomes a Grantor pursuant to Section 7.15 (as required pursuant to Section 8.11 of the Credit Agreement).

          "Agreement" means this Collateral Agreement, as amended, restated, supplemented or otherwise modified from time to time.

          "Applicable Insolvency Laws" means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 547, 548 and 550 and other "avoidance" provisions of Title 11 of the United States Code).

          "Assignment Agreement" means each Assignment Agreement executed by any Grantor with respect to any Government Contract to which such Grantor is a party, substantially in the form of Exhibit A-1 attached hereto.

          "Assignment of Claims Act" means the Assignment of Claims Act of 1940 (41 U.S.C. Section 15, 31 U.S.C. Section 3737, and 31 U.S.C. Section 3727), including all amendments thereto and regulations promulgated thereunder.

          "Collateral" has the meaning assigned thereto in Section 2.1.

          "Collateral Account" means any collateral account established by the Administrative Agent as provided in Section 5.2.

          "Control" means the manner in which "control" is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of achieving "control".

          "Controlled Depositary" has the meaning assigned thereto in Section
4.6.

          "Effective Endorsement and Assignment" means, with respect to any specific type of Collateral, all such endorsements, assignments and other instruments of transfer reasonably requested by the Administrative Agent with respect to the Security Interest granted in such Collateral, and in each case, in form and substance satisfactory to the Administrative Agent.

          "Excluded Deposit Account" means, collectively, (a) Deposit Accounts established solely for the purpose of funding payroll and other compensation and benefits to employees, (b) so long as no Default or Event of Default has occurred and is continuing, Deposit Accounts with amounts on deposit that do not exceed $100,000 per Deposit Account; provided, that, the aggregate amount on deposit in all Deposit Accounts described in this clause (b) for which a control agreement has not been obtained shall not exceed $2,000,000 in the aggregate at any time and (c) any Deposit Accounts listed under the title "Excluded Deposit Accounts" on Schedule 3.8 hereto.

          "Government Contract" means a contract between any Grantor and an agency, department or instrumentality of the United States or any state, municipal or local Governmental Authority located in the United States and all obligations of any such Governmental Authority arising under any Account now or hereafter owing by any such Governmental Authority, as account debtor, to any Grantor pursuant to such contract.

          "Grantors" has the meaning set forth in the Preamble of this Agreement.

          "Issuer" means any issuer of any Pledged Investment Property or Pledged Partnership/LLC Interests (including, without limitation, any Issuer as defined in the UCC).

          "Notice of Assignment" means each Notice of Assignment executed by any Grantor with respect to any Government Contract to which such Grantor is a party, substantially in the form of Exhibit A-2.

          "Obligations" means with respect to the Borrower, the meaning assigned thereto in the Credit Agreement, and with respect to each Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty Agreement executed by such Subsidiary Guarantor and with respect to all Grantors, all liabilities and obligations of the Grantors hereunder and all liabilities and obligations of the Grantors with respect to overdrafts, returned items and related liabilities and all indemnification obligations under the Loan Documents now or hereafter owing by any Grantor to Wachovia Bank, National Association, any Affiliate thereof or the Administrative Agent arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds for the benefit of such Grantor.

          "Pledged Investment Property" means, with respect to each Grantor, the Investment Property of such Grantor listed on Schedule 3.9 hereto.

          "Pledged Partnership/LLC Interests" means, with respect to any Grantor, the entire partnership interest, membership interest or limited liability company interest, as applicable, of such Grantor in each partnership, limited partnership or limited liability company owned thereby listed on
Schedule 3.9, including, without limitation, such Grantor's capital account, its interest as a partner or member, as applicable, in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of any such partnership, limited partnership or limited liability company, as applicable, such Grantor's interest in all distributions made or to be made by any such partnership, limited partnership or limited liability company, as applicable, to such Grantor and all of the other economic rights, titles and interests of such Grantor as a partner or member, as applicable, of any such partnership, limited partnership or limited liability company, as applicable, whether set forth in the partnership agreement or membership agreement, as applicable, of such partnership, limited partnership or limited liability company, as applicable, by separate agreement or otherwise.

          "Restricted Securities Collateral" has the meaning assigned thereto in
Section 5.3.

          "Securities Act" means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

          "Security Interests" means the security interests granted pursuant to
Article II, as well as all other security interests created or assigned as additional security for the Obligations pursuant to the provisions of the Credit Agreement.

          SECTION 18.3 Other Definitional Provisions. Terms defined in the Credit Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Credit Agreement. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (d) the word "will" shall be construed to have the same meaning and effect as the word "shall", (e) any definition of or reference to any agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(f) any reference herein to any Person shall be construed to include such Person's permitted successors and assigns, (g) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights,
(j) the term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including", (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document and (m) where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor's Collateral or the relevant part thereof.

                                   ARTICLE XIX

                                SECURITY INTEREST

          SECTION 19.1 Grant of Security Interest. Each Grantor hereby grants, pledges and collaterally assigns to the Administrative Agent, for the ratable benefit of itself and the Lenders, a security interest in, all of such Grantor's right, title and interest in the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, and wherever located or deemed located (collectively, the "Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

     (a) all Accounts;

     (b) all Deposit Accounts (other than Excluded Deposit Accounts);

     (c) all Pledged Investment Property;

     (d) all Pledged Partnership/LLC Interests;

     (e) all General Intangibles related to any of the Pledged Investment Property and the Pledged Partnership/LLC Interests;

     (f) all books and records pertaining to the Collateral; and

     (g) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and Supporting Obligations (as now or hereafter defined in the UCC) given by any Person with respect to any of the foregoing.

          provided, that (i) any Security Interest on any Capital Stock or other ownership interests issued by any Foreign Subsidiary shall be limited to 65% (or such lesser percentage as may then be necessary to avoid material adverse tax consequences) of all issued and outstanding shares of all classes of Capital Stock of such Foreign Subsidiary, (ii) the Security Interests granted herein shall not extend to, and the term "Collateral" shall not include, any rights under any lease, contract or agreement to the extent that the granting of a security interest therein is specifically prohibited in writing by, or would constitute an event of default under or would grant a party a termination right under, any agreement governing such right unless (x) such prohibition is not enforceable or is otherwise ineffective under Applicable Law or (y) with respect to any Government Contract, such prohibition is conditioned upon compliance with the Assignment of Claims Act (or analogous state Applicable Law).

          Notwithstanding the foregoing clause (a) of this Section 2.1, the payment and performance of the Obligations shall not be secured by any Hedging Agreement between any Grantor and the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender.

          SECTION 19.2 Grantors Remain Liable. Anything herein to the contrary notwithstanding: (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral,
(c) neither the Administrative Agent nor any Lender shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any Lender be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, and (d) neither the Administrative Agent nor any Lender shall have any liability in contract or tort for any Grantor's acts or omissions.

                                   ARTICLE XX

                         REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

          SECTION 20.1 Existence. Such Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

          SECTION 20.2 Authorization of Agreement; No Conflict. Such Grantor has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of, this Agreement. This Agreement has been duly executed and delivered by duly authorized officers or other representatives of such Grantor and this Agreement constitutes the legal, valid and binding obligation of such Grantor, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect that affect the enforcement of creditors' rights and the availability of equitable remedies. The execution, delivery and performance by such Grantor of this Agreement will not, by the passage of time, the giving of notice or otherwise, (i) violate any Applicable Law relating to such Grantor where such violation of Applicable Law could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Grantor is a party or by which any of its properties may be bound or any Governmental Approval relating to such Grantor that could reasonably be expected to have a Material Adverse Effect, and (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Grantor other than Permitted Liens.

          SECTION 20.3 Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, or other act in respect of, an arbitrator or Governmental Authority, and no consent of any other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents that have been obtained or made or for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and other than (x) as may be required by laws affecting the offering and sale of securities generally and (y) filings under the UCC and/or the Assignment of Claims Act.

          SECTION 20.4 Perfected First Priority Liens. Each financing statement naming a Grantor as a debtor is in appropriate form for filing in the appropriate filing offices of the states specified on Schedule 3.6. The Security Interests granted pursuant to this Agreement constitute valid security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, as collateral security for the Obligations. When UCC financing statements containing an adequate description of the Collateral shall have been filed in the offices specified in Schedule 3.6, the Security Interests granted pursuant to this Agreement will constitute perfected security interests in all right, title and interest of such Grantor in the Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all other Liens and rights of others therein except for Permitted Liens. When each control agreement has been executed and delivered to the Administrative Agent, the Security Interests granted pursuant to this Agreement will constitute perfected security interests in all right, title and interest of the Grantors in the Deposit Accounts subject thereto, prior to all other Liens and rights of others therein and subject to no adverse claims except for Permitted Liens.

          SECTION 20.5 Title, No Other Liens. Except for the Security Interests, such Grantor owns each item of its Collateral free and clear of any and all Liens or claims other than Permitted Liens. No financing statement under the UCC of any state which names such Grantor as debtor or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, pursuant to this Agreement or in connection with Permitted Liens. No Collateral is in the possession or Control of any Person asserting any claim thereto or security interest therein, except that (a) the Administrative Agent or its designee may have possession or Control of Collateral as contemplated hereby and (b) a depositary bank may have Control of a Deposit Account owned by a Grantor at such depositary bank subject to the terms of any Deposit Account control agreement.

          SECTION 20.6 State of Organization; other Information.

     (a) The exact legal name of each Grantor is set forth on Schedule 3.6.

     (b) Each Grantor is a Registered Organization organized under the laws of the state identified on Schedule 3.6 under such Grantor's name. The taxpayer identification number and Registered Organization number of each Grantor is set forth on Schedule 3.6 under such Grantor's name.

     (c) The mailing address, chief place of business, chief executive office and office where each Grantor keeps its books and records relating to the Accounts, Pledged Investment Property and Pledged Partnership/LLC Interests in which it has any interest are located at the locations specified on Schedule 3.6 under such Grantor's name. No Grantor has any other places of business except those separately set forth on Schedule 3.6 under such Grantor's name. No Grantor does business or has done business during the past five years under any trade name or fictitious business name except as disclosed on Schedule 3.6 under such Grantor's name. Except as disclosed on Schedule 3.6 under such Grantor's name, no Grantor has acquired assets from any Person, other than assets acquired in the ordinary course of such Grantor's business, during the past five years.

          SECTION 20.7 Accounts. Each existing Account that is material to the value of the Accounts constitutes, and each hereafter arising Account that is material to the value of the Accounts will constitute, the legally valid and binding obligation of the applicable Account Debtor. No Account Debtor has any defense, set-off, claim or counterclaim against any Grantor that can be asserted against the Administrative Agent, whether in any proceeding to enforce Administrative Agent's rights in the Collateral or otherwise except defenses, setoffs, claims or counterclaims that are not, in the aggregate, material to the value of the Accounts. No material Account is, nor will any hereafter arising material Account be, evidenced by a promissory note or other Instrument, other than a check, that has not been pledged to the Administrative Agent in accordance with the terms hereof.

          SECTION 20.8 Deposit Accounts. As of the date hereof, all Deposit Accounts (including, without limitation, cash management accounts that are Deposit Accounts) other than Excluded Deposit Accounts, including the: (a) owner of the account, (b) name and address of financial institution where such accounts are located, (c) account numbers and (d) purpose or use of such account, owned by any Grantor are listed on Schedule 3.8.

          SECTION 20.9 Pledged Investment Property; Pledged Partnership/LLC Interests.

     (a) As of the date hereof, all Pledged Investment Property (including, without limitation, Securities Accounts and cash management accounts that cover Pledged Investment Property) and all Pledged Partnership/LLC Interests owned by any Grantor is listed on Schedule 3.9.

     (b) All Pledged Investment Property and all Pledged Partnership/LLC Interests issued by any Issuer to any Grantor (i) have been duly and validly issued and, if applicable, are fully paid and nonassessable, (ii) are beneficially owned of record by such Grantor and (ii) unless otherwise set forth on Schedule 3.9, constitute all the issued and outstanding shares of all classes of the Capital Stock of such Issuer issued to such Grantor.

     (c) None of the Pledged Partnership/LLC Interests (i) are traded on a securities exchange or in securities markets, (ii) by their terms expressly provide that they are Securities governed by Article 8 of the UCC, (iii) are Investment Company Securities or (iv) are held in a Securities Account.

          SECTION 20.10 Government Contracts. Neither the Borrower nor any other Grantor (nor, to the knowledge of any Grantor, any other party thereto) is in breach of or in default under any Government Contract in any material respect. No notice of any material dispute, holdback, claim of set-off or other claim, suspension, debarment, cure notice, show cause notice or notice of termination for default has been issued by any Governmental Authority to any Grantor, and neither the Borrower nor any other Grantor is a party to any pending, or to the Borrower's or any Grantor's knowledge, threatened material dispute, holdback, claim of set-off or other claim, suspension, debarment, or termination for default issued by any Governmental Authority.

                                   ARTICLE XXI

                                    COVENANTS

          Until the Obligations shall have been paid in full and the Commitments terminated, unless consent has been obtained in the manner provided for in
Section 7.1, each Grantor covenants and agrees that:

          SECTION 21.1 Maintenance of Perfected Security Interest; Further Information.

     (a) Such Grantor shall maintain the Security Interest created by this Agreement as a first priority perfected Security Interest (except for Permitted Liens) and shall defend such Security Interest against the claims and demands of all Persons whomsoever (other than Permitted Liens).

     (b) Such Grantor will furnish to the Administrative Agent, upon the reasonable request of the Administrative Agent or any Lender from time to time, statements and schedules further identifying and describing the assets and property of such Grantor constituting Collateral and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

          SECTION 21.2 Maintenance of Insurance.

     (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies as required by the Credit Agreement.

     (b) All general liability insurance shall (i) name the Administrative Agent for the ratable benefit of itself and the Lenders as an additional insured as its interests may appear, (ii) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.


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

     (c) Upon the request of the Administrative Agent from time to time, such Grantor shall deliver to the Administrative Agent periodic information from a reputable insurance broker with respect to the insurance referred to in this
Section 4.2.

          SECTION 21.3 Changes in Locations; Changes in Name or Structure. No Grantor will, except upon thirty (30) days' prior written notice to the Administrative Agent and delivery to the Administrative Agent of (a) all additional financing statements (executed if necessary for any particular filing jurisdiction) and other instruments and documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the Security Interests and (b) if applicable, a written supplement to the Schedules of this Agreement:

          permit any Deposit Account (other than Excluded Deposit Accounts) to be held by or at a depositary bank other than the depositary bank that held such Deposit Account as of the date hereof as set forth on Schedule 3.8;

          change its jurisdiction of organization or the location of its chief executive office from that identified on Schedule 3.6; or

          change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading.

          SECTION 21.4 Required Notifications. Such Grantor shall promptly notify the Administrative Agent, in writing, of: (a) any Lien (other than the Security Interests or Permitted Liens) on any of its Collateral that would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder, (b) the occurrence of any other event that could reasonably be expected to have a Material Adverse Effect with reference to the aggregate value of the Collateral or the Security Interests, (c) the acquisition or ownership by such Grantor of any (i) Deposit Account (other than Excluded Deposit Accounts) or (ii) Pledged Investment Property and Pledged Partnership/LLC Interests after the date hereof, and (e) the occurrence of any material dispute, holdback, claim of set-off or other claim by the applicable Governmental Authority under any material Government Contract or receipt by any Grantor of any notice of material suspension, debarment, cure notice, show cause notice or notice of termination for default issued by any Governmental Authority to any Grantor.

          SECTION 21.5 Delivery Covenants. Such Grantor will deliver and pledge to the Administrative Agent, for the ratable benefit of itself and the Lenders, all Pledged Investment Property and Pledged Partnership/LLC Interests evidenced by a certificate owned or held by such Grantor, in each case, together with an Effective Endorsement and Assignment and any instrument(s) evidencing Supporting Obligations, as applicable, unless such delivery and pledge has been waived in writing by the Administrative Agent.

          SECTION 21.6 Control Covenants. Such Grantor shall instruct (and otherwise use its commercially reasonable efforts to cause) each depositary bank (other than the Administrative Agent) holding a Deposit Account (other than Excluded Deposit Accounts) owned by such Grantor, to execute and deliver a control agreement sufficient to provide the Administrative Agent with Control of such Deposit Account and otherwise in form and substance reasonably satisfactory to the Administrative Agent (any such depositary bank executing and delivering any such control agreement, a "Controlled Depositary"). In the event any such depositary bank refuses to execute and deliver such control agreement, the Administrative Agent, in its sole discretion, may require the applicable Deposit Account to be transferred to the Administrative Agent. After the date hereof, all Deposit Accounts will be maintained with the Administrative Agent or with a Controlled Depository.

          SECTION 21.7 Filing Covenants. Pursuant to Section 9-509 of the UCC and any other Applicable Law, such Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the Security Interests of the Administrative Agent under this Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Administrative Agent reasonably may determine is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted herein. Further, a photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Grantor hereby authorizes, ratifies and confirms all financing statements and other filing or recording documents or instruments filed by Administrative Agent prior to the date of this Agreement in accordance with the foregoing.

          SECTION 21.8 Accounts.

     (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not amend, supplement, grant an extension, release, discount, credit or modify any material Account in any manner that could reasonably be likely to materially adversely affect the value thereof.

     (b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of any material Account.

     (c) The Administrative Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and such Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time and from time to time, upon the Administrative Agent's request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts.

          SECTION 21.9 Pledged Investment Property; Pledged Partnership/LLC Interests.

     (a) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any applicable Issuer to issue any Pledged Investment Property or Pledged Partnership/LLC Interests, except for additional Pledged Investment Property or Pledged Partnership/LLC Interests that will be subject to the Security Interest granted herein in favor of the Administrative Agent, or (ii) except as permitted by the Credit Agreement, enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any Pledged Investment Property or Pledged Partnership/LLC Interests or Proceeds thereof. Such Grantor will defend the Security Interest of the Administrative Agent in and to the Pledged Investment Property and Pledged Partnership/LLC Interests of such Grantor against the claims and demands of all Persons whomsoever other than in respect of Permitted Liens.

     (b) If such Grantor shall become entitled to receive or shall receive (i) any Certificated Securities (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock issued by any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Investment Property, or otherwise in respect thereof, or (ii) any sums paid upon or in respect of any Pledged Investment Property upon the liquidation or dissolution of any Issuer, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and promptly deliver the same to the Administrative Agent in accordance with the terms hereof.

          SECTION 21.10 Government Contracts. Upon the occurrence of a Default or an Event of Default, the Administrative Agent may deliver (i) all Assignment Agreements and (ii) all Notices of Assignment to the applicable Governmental Authority for each Government Contract, and the Grantors agree to use good faith efforts to have such Notices of Assignment acknowledged in writing by the appropriate Governmental Authority.

          SECTION 21.11 Further Assurances. Upon the request of the Administrative Agent and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) with respect to Government Contracts, but only after the occurrence and during the continuance of a Default or an Event of Default, Assignment Agreements and Notices of Assignment, in form and substance the substantially similar to the documents set forth on Exhibit A-1 and Exhibit A-2, respectively, duly executed by any Grantor party to such Government Contract in compliance with the Assignment of Claims Act (or analogous state Applicable Law) and acknowledged in writing by the appropriate Governmental Authority, and (ii) all other applications, certificates, instruments, registration statements, and all other documents and papers the Administrative Agent may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification, or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights under this Agreement.

                                  ARTICLE XXII

                               REMEDIAL PROVISIONS

          SECTION 22.1 General Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other Applicable Law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent may disclaim all warranties in connection with any sale or other disposition of the Collateral, including, without limitation, all warranties of title, possession, quiet enjoyment and the like. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent's request and if applicable, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor's premises or elsewhere. To the extent permitted by Applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder except to the extent any such claims, damages, or demands result solely from the gross negligence or willful misconduct of the Administrative Agent or any Lender, in each case against whom such claim is asserted. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

          SECTION 22.2 Specific Remedies.

     (a) The Administrative Agent hereby authorizes each Grantor to collect such Grantor's Accounts; provided that the Administrative Agent may curtail or terminate such authority at any time after the occurrence and during the continuance of an Event of Default.

     (b) Upon the occurrence and during the continuance of an Event of Default:

          the Administrative Agent may communicate with Account Debtors of any Account subject to a Security Interest and upon the request of the Administrative Agent, each Grantor shall notify (such notice to be in form and substance satisfactory to the Administrative Agent) its Account Debtors that such Accounts have been assigned to the Administrative Agent, for the ratable benefit of itself and the Lenders;

          each Grantor shall forward to the Administrative Agent, on the last Business Day of each week, deposit slips related to all cash, money, checks or any other similar items of payment received by the Grantor during such week, and, if requested by the Administrative Agent, copies of such checks or any other similar items of payment, together with a statement showing the application of all payments on the Collateral during such week and a collection report with regard thereto, in form and substance satisfactory to the Administrative Agent;

          whenever any Grantor shall receive any cash, money, checks or any other similar items of payment relating to any Collateral (including any Proceeds of any Collateral), subject to the terms of any Permitted Liens, such Grantor agrees that it will, within one (1) Business Day of such receipt, deposit all such items of payment into the Collateral Account or in a Deposit Account at a Controlled Depositary, and until such Grantor shall deposit such cash, money, checks or any other similar items of payment in the Collateral Account or in a Deposit Account at a Controlled Depositary, such Grantor shall hold such cash, money, checks or any other similar items of payment in trust for the Administrative Agent and the Lenders and as property of the Administrative Agent and Lenders, separate from the other funds of such Grantor, and the Administrative Agent shall have the right in to transfer or direct the transfer of the balance of each Deposit Account to the Collateral Account. All such Collateral and Proceeds of Collateral received by the Administrative Agent hereunder shall be held by the Administrative Agent in the Collateral Account as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4;

          the Administrative Agent shall have the right to receive any and all cash dividends, payments or distributions made in respect of any Pledged Investment Property or Pledged Partnership/LLC Interests or other Proceeds paid in respect of any Pledged Investment Property or Pledged Partnership/LLC Interests, and any or all of any Pledged Investment Property or Pledged Partnership/LLC Interests shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such

Pledged Investment Property or Pledged Partnership/LLC Interests at any meeting of shareholders, partners or members of the relevant Issuers and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Investment Property or Pledged Partnership/LLC Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Investment Property or Pledged Partnership/LLC Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate, partnership or company structure of any Issuer or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Investment Property or Pledged Partnership/LLC Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged Investment Property or Pledged Partnership/LLC Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it; but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and the Administrative Agent and the Lenders shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, each Grantor hereby authorizes and instructs each Issuer with respect to any Collateral consisting of Pledged Investment Property or Pledged Partnership/LLC Interests to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying following receipt of such notice and prior to notice that such Event of Default is no longer continuing, and (ii) except as otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to any Pledged Investment Property or Pledged Partnership/LLC Interests directly to the Administrative Agent; and

          the Administrative Agent shall be entitled to (but shall not be required to) do all other acts that the Administrative Agent may deem necessary or proper to protect its Security Interest granted hereunder, provided such acts are not inconsistent with or in violation of the terms of any of the Credit Agreement, the other Loan Documents or Applicable Law.

     (c) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent's intent to exercise its corresponding rights pursuant to
Section 5.2(b), each Grantor shall be permitted to receive all cash dividends, payments or other distributions made in respect of any Pledged Investment Property and Pledged Partnership/LLC Interests to the extent permitted in the Credit Agreement, and to exercise all voting and other corporate, company and partnership rights with respect to any Pledged Investment Property and Pledged Partnership/LLC Interests; provided that no vote shall be cast or other corporate, company and partnership right exercised or other action taken that, in the Administrative Agent's reasonable judgment, would impair the Collateral in any material respect or which would result in a Default or Event of Default under any provision of the Credit Agreement, this Agreement or any other Loan Document.

     (d) Unless an Event of Default has occurred and is continuing, the Administrative Agent shall not send any notice under any control agreement to a Controlled Depository that restricts any Grantor's access to the Deposit Accounts under such control agreement.

          SECTION 22.3 Registration Rights.

     (a) If the Administrative Agent shall determine that in order to exercise its right to sell any or all of the Collateral it is necessary or advisable to have such Collateral registered under the provisions of the Securities Act (any such Collateral, the "Restricted Securities Collateral"), the relevant Grantor will cause each applicable Issuer (and the officers and directors thereof) to
(i) execute and deliver all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register such Restricted Securities Collateral, or that portion thereof to be sold, under the provisions of the Securities Act,
(ii) use its commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of such Restricted Securities Collateral, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause each applicable Issuer (and the officers and directors thereof) to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section II (a) of the Securities Act.

     (b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Restricted Securities Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Restricted Securities Collateral for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

     (c) Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Restricted Securities Collateral valid and binding and in compliance with any and all other Applicable Laws. Each Grantor further agrees that a breach of any of the covenants contained in this Section
5.3 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.3 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

          SECTION 22.4 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent's election, the Administrative Agent may apply all or any part of the Collateral or any Proceeds of the Collateral in payment in whole or in part to the Obligations (after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys' fees and disbursements) in accordance with Section 13.4 of the Credit Agreement. Only after (i) the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-610 and Section 9-615 of the UCC and (ii) the payment in full of the Obligations and the termination of the Commitments, shall the Administrative Agent account for the surplus, if any, to any Grantor, or to whomever may be lawfully entitled to receive the same (if such Person is not a Grantor).

          SECTION 22.5 Waiver, Deficiency. Each Grantor hereby waives, to the extent permitted by Applicable Law, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Applicable Law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

                                 ARTICLE XXIII

                            THE ADMINISTRATIVE AGENT

          SECTION 23.1 Administrative Agent's Appointment as Attorney-In-Fact.

     (a) Effective upon the occurrence and during the continuance of an Event of Default, each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following upon the occurrence and during the continuation of an Event of Default:

          in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;

          pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

          execute, in connection with any sale provided for in this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

               (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (D) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (F) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent's option and such Grantor's expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent's and the Lenders' Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

     (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 6.1(a).

     (c) The expenses of the Administrative Agent incurred in connection with actions taken pursuant to the terms of this Agreement, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

     (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 6.1(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

          SECTION 23.2 Duty of Administrative Agent. The Administrative Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. None of the Administrative Agent, any Lender or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent's and the Lenders' interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

          SECTION 23.3 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting from or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement to make any inquiry respecting such authority.

                                  ARTICLE XXIV

                                  MISCELLANEOUS

          SECTION 24.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.2 of the Credit Agreement.

          SECTION 24.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 13.1 of the Credit Agreement.

          SECTION 24.3 No Waiver by Course of Conduct, Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

          SECTION 24.4 Enforcement Expenses, Indemnification.

     (a) Each Grantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, (including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding) including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent; provided that, so long as no Default or Event of Default exists, such reimbursement for legal fees and disbursements shall be limited to the fees and disbursements of one primary counsel designated by the Administrative Agent plus the fees of any local and specialist counsel engaged by the Administrative Agent.

     (b) Each Grantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes, other than Excluded Taxes (in each case, subject to Section 4.11 of the Credit Agreement) that may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

     (c) Each Grantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from any and all liabilities, obligations, losses, damages, penalties, costs and expenses in connection with actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to
Section 13.3 of the Credit Agreement.

     (d) The agreements in this Section 7.4 shall survive termination of the Revolving Credit Commitments and repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

          SECTION 24.5 Waiver of Jury Trial. EACH GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR OTHER THEORY). EACH GRANTOR HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 24.6 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Grantor (and shall bind all Persons who become bound as a Grantor to this Agreement), the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent (given in accordance with Section 7.1).

          SECTION 24.7 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of a Grantor against any and all of the obligations of such Grantor now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Grantor may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify such Grantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

          SECTION 24.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          SECTION 24.9 Severability. Any provision of this Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 24.10 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

          SECTION 24.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

          SECTION 24.12 Governing Law. This Agreement, unless otherwise expressly set forth herein, shall be governed by, and construed in accordance with, the laws of the State of New York without reference to the conflicts or choice of law principles thereof, other than such principles that are stated in
Section 5-1401 and 5-1402 of the General Obligations Law of the State of New
York.

          SECTION 24.13 Consent to Jurisdiction.

     (a) Each Grantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

          SECTION 24.14 Waiver of Venue.

     (a) Each Grantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          SECTION 24.15 Service of Process.

     (a) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

          SECTION 24.16 Acknowledgements.

     (a) Each Grantor hereby acknowledges that: (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party, (ii) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor, and (iii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Lenders or among the Grantors and the Lenders.

     (b) Each Issuer party to this Agreement acknowledges receipt of a copy of this Agreement and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. Each Issuer agrees to provide such notices to the Administrative Agent as may be necessary to give full effect to the provisions of this Agreement.

          SECTION 24.17 Additional Grantors. Each Restricted Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to
Section 8.11 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Restricted Subsidiary of a joinder agreement in form and substance satisfactory to the Administrative Agent.

          SECTION 24.18 Releases.

     (a) At such time as the Obligations (except for contingent Obligations that expressly survive the termination of this Agreement or any other Loan Document) shall have been paid in full and the Revolving Credit Commitments have been terminated, the Collateral shall be released from the Liens and Security Interests created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination

     (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. In the event that all the Capital Stock of any Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, then, at the request of the Borrower and at the expense of the Grantors, such Grantor shall be released from its obligations hereunder; provided that the Borrower shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

                            [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

                                        GRANTORS:

                                        Corrections Corporation of America


                                        By:
                                            ------------------------------------
                                        Name: John D. Ferguson
                                        Title: Chief Executive Officer

                                        CCA of Tennessee, LLC
                                        Prison Realty Management, Inc.
                                        Technical and Business Institute of
                                        America, Inc.
                                        CCA International, Inc.
                                        CCA Properties of America, LLC
                                        CCA Properties of Arizona, LLC
                                        CCA Properties of Tennessee, LLC
                                        CCA Western Properties, Inc.


                                        By:
                                            ------------------------------------
                                        Name: John D. Ferguson
                                        Title: Chief Executive Officer


                                        CCA Properties of Texas, L.P.


                                        By:
                                            ------------------------------------
                                        Name: John D. Ferguson
                                        Title: Chief Executive Officer, CCA
                                               Properties of America, LLC,
                                               as General Partner


                                        TransCor America, LLC


                                        By:
                                            ------------------------------------
                                        Name: Todd J. Mullenger
                                        Title: Vice President, Treasurer

                           [Signature Pages Continue]

[Collateral Agreement - Corrections Corporation of America]

                                        WACHOVIA BANK, NATIONAL ASSOCIATION,
                                        as Administrative Agent


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

[Collateral Agreement - Corrections Corporation of America]

                                   EXHIBIT A-1
                                       to
                              Collateral Agreement

                    FORM OF ASSIGNMENT OF GOVERNMENT CONTRACT

                                   ASSIGNMENT
                              (Government Contract)

          ASSIGNMENT (this "Agreement"), dated as of __________ __, _____ by and among [CONTRACTING PARTY], a __________, with its chief executive offices at __________ (the "Assignor"), in favor of Wachovia Bank, National Association, as Administrative Agent (the "Assignee") for the ratable benefit of the banks and other financial institutions (the "Lenders") from time to time parties to the Credit Agreement, dated as of February 3, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Corrections Corporation of America (the "Borrower"), the Lenders and the Administrative Agent.

                              STATEMENT OF PURPOSE

          Pursuant to the Credit Agreement, the Lenders have agreed to make certain Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Assignee and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit thereunder, the Assignor hereby agrees with the Assignee, for the ratable benefit of itself and the Lenders, as follows:

          SECTION 1. Assignment. The Assignor hereby sells, assigns and transfers to the Assignee, for the ratable benefit of itself and the Lenders, all of the Assignor's rights, title and interest in and to all moneys due and to become due from the United States of America, or from any Agency or Department thereof, together with all rights to receive the same, under a certain [INSERT THE SPECIFIC NAME OF THE CONTRACT BEING ASSIGNED], dated as of __________ (as amended, restated, supplemented or otherwise modified from time to time, the "Contract"), under the Contract No. [INSERT APPROPRIATE CONTRACT NUMBER] between the United States of America acting through [INSERT NAME OF THE APPLICABLE AGENCY, DEPARTMENT, INSTRUMENTALITY] and the Assignor, including any letter of intent, letter of award, letter of acceptance of bid or proposal, informal or incomplete contract or agreement, order, authorization to commence performance or similar instrument or communication made or received by the Assignor in anticipation of or in connection with the Contract.

          SECTION 2. Direction of Payment. The Assignor hereby authorizes and directs the United States of America to make all payments due under the Contract directly to the Assignee, in accordance with any payment instructions received therefrom, by checks or other orders payable to the order of the Assignee, and constitutes and appoints the Assignee its true and lawful attorney, irrevocably with full power of substitution for it, in its name or in the name of the Assignor or otherwise, to ask, require, demand and receive and give acquittance for any and all said monies due or to become due, and to endorse the name of the Assignor on any checks, drafts or other orders for the payment of money payable to the Assignor in payment thereof.

          SECTION 3. Representations and Warranties. The Assignor represents and warrants that: (a) it is the lawful owner of all rights under the Contract; (b) it has good right to assign same in accordance with the terms and conditions thereof; (c) its rights under such Contract are free from all liens and encumbrances except as permitted by the Credit Agreement; and (d) it will warrant and defend such Contract against the lawful claims and demands of all persons other than in respect of Permitted Liens (as defined in the Credit Agreement).

          SECTION 4. Covenants. The Assignor hereby agrees (a) that, if any payments under the Contract shall be made to the Assignor, it will receive and hold the same in trust for the Assignee and will forthwith upon receipt deliver the same to the Assignee in the identical form of payment received by the Assignor; and (b) that it will execute and deliver all such further instruments and do all such further acts and things as the Assignee may reasonably request or as shall be necessary or desirable to further and more perfectly assure to the Assignee its rights under the Contract.

                            [Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed under seal by their duly authorized officers, all as of the day and year first written above.

[CORPORATE SEAL]                        [NAME OF ASSIGNOR]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


ATTEST:


By:
    ---------------------------------
Name:
      -------------------------------
Title: Secretary

STATE OF
         ----------------------------
COUNTY OF
          ---------------------------

          On the _______ day of _______________, _______ before me personally appeared ____________________ to me known, who, being by me duly sworn, did say that s/he is the ____________________ of ____________________; and that s/he signed her/his name thereto by her/his free act and deed and acknowledged the said Assignment to be the free act and deed of said corporation.


[Notarial Seal]                         ----------------------------------------
                                        Notary Public

My Commission Expires:

-------------------------------------

                                   EXHIBIT A-2
                                       to
                              Collateral Agreement

               FORM OF NOTICE OF ASSIGNMENT OF GOVERNMENT CONTRACT

NOTICE OF ASSIGNMENT

Dated as of: _______________

TO: [INSERT COMPLETE NAME AND ADDRESS OF APPROPRIATE CONTRACTING ENTITY]

          Attention: [INSERT NAME OF CONTRACTING OFFICER]

          Reference is made to the [INSERT THE SPECIFIC NAME OF THE CONTRACT BEING ASSIGNED], dated as of __________, _____ (as amended, restated, supplemented or otherwise modified from time to time, the "Contract"), under Contract No. [INSERT APPROPRIATE CONTRACT NUMBER] between the United States of America acting through [INSERT NAME OF THE APPLICABLE AGENCY, DEPARTMENT, INSTRUMENTALITY] and [INSERT NAME OF ASSIGNOR], a __________ corporation, with its chief executive offices at __________ (the ("Assignor").

          Moneys due or to become due under the Contract have been assigned to the undersigned under the provisions of the Assignment of Claims Act of 1940, as amended, 31 U.S.C. 3727, 41 U.S.C. 15.

          Attached hereto is a true copy of the Assignment Agreement, dated as of __________ __, _____ executed by the Assignor in favor of Wachovia Bank, National Association, as Administrative Agent (the "Assignee") for the ratable benefit of the banks and other financial institutions (the "Lenders") from time to time parties to the Credit Agreement, dated as of February __, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the Lenders, Corrections Corporation of America and the Assignee.

          Payments due or to become due under the Contract should be made to the Assignee.

          Please return to the undersigned the three enclosed copies of this Notice of Assignment with appropriate notations showing the date and hour of receipt, and signed by the person acknowledging receipt on behalf of the addressee. Please mail the three copies of this Notice of Assignment and all inquiries and correspondence regarding this matter to the address specified on the signature page hereto.

[Signature Page Follows]

                                        Very truly yours,

                                        WACHOVIA BANK, NATIONAL ASSOCIATION,
                                        as Administrative Agent,


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        Address of Administrative Agent:
                                        Charlotte Plaza, CP-8
                                        201 South College Street
                                        Charlotte, North Carolina 28288-0680
                                        Attention: Syndication Agency Services

                            [Acknowledgement Follows]

ACKNOWLEDGEMENT

          Receipt of the foregoing Notice of Assignment and Assignment dated as of __________, _____, from Wachovia Bank, National Association to the undersigned, attached thereto (collectively, the "Assignment Documents"), is hereby acknowledged. The Assignment Documents were received at _______ (a.m.) (p.m.) on ______________, _____.

                                        [INSERT NAME OF U.S. GOVERNMENT
                                        CONTRACTING ENTITY]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        On behalf of:


                                        ----------------------------------------

                                  SCHEDULE 3.6
                                       to
                              Collateral Agreement

Exact Legal Name; Jurisdiction of Organization; Taxpayer Identification Number;
  Registered Organization Number; Mailing Address; Chief Executive Office and
                                other Locations

                                  SCHEDULE 3.8
                                       to
                              Collateral Agreement

                                Deposit Accounts

                                                   Address of Financial
Grantor   Financial Institution   Account Number        Institution       Account Purpose
-------   ---------------------   --------------   --------------------   ---------------


                                  SCHEDULE 3.9
                                       to
                              Collateral Agreement

        Pledged Investment Property and Pledged Partnership/LLC Interests

Pledged Investment Property:
[Grantor]:

                                                                          Percentage of
                                                                     Ownership Interests of
Name of Issuer   Class and Series   Par Value   Certificate Number    such Class and Series
--------------   ----------------   ---------   ------------------   ----------------------


Pledged Partnership/LLC Interests:
[Grantor]:

       Name of Issuer
(including identification of                                Certificate Number   Percentage of Ownership
       type of entity)         Type of Ownership Interest        (if any)         Interests of such Type
----------------------------   --------------------------   ------------------   -----------------------


                                    SCHEDULES
                                       to
                                Credit Agreement
                          dated as of February 3, 2006
                                  by and among
                       Corrections Corporation of America,
                                  as Borrower,
                           the Lenders party thereto,
                                   as Lenders,
                                       and
                      Wachovia Bank, National Association,
                             as Administrative Agent

                    Disclosure Schedules to Credit Agreement

                                                                 SCHEDULE 1.1(A)

                           EXISTING LETTERS OF CREDIT

SEE ATTACHED.

                                                                 SCHEDULE 1.1(B)

                    EXISTING LOANS, ADVANCES AND INVESTMENTS

See Item 4 on Schedule 6.1(l).

                                                                 SCHEDULE 1.1(C)

                         BOOK VALUE OF DESIGNATED ASSETS

      CITY            STATE                    FACILITY NAME                FAC. #   NET BOOK VALUE
---------------   -------------   ---------------------------------------   ------   --------------
1.  San Diego     California      San Diego Correctional Facility
2.  Walensburg    Colorado        Huerfano County Correctional Center
3.  Nichols       Georgia         Coffee Correctional Center
4.  Alamo         Georgia         Wheeler Correctional Center
5.  Tutweiler     Mississippi     Tallahatchie County Correctional Center
6.  Shelby        Montana         Crossroads Correctional Center
7.  Cushing       Oklahoma        Cimarron Correctional Facility
8.  Holdenville   Oklahoma        Davis Correctional Facility
9.  Memphis       Tennessee       Shelby Training Center
10. Whiteville    Tennessee       Whiteville Correctional Center
11. Washington    D.C.            D.C. Correctional Treatment Facility

                                                                 SCHEDULE 6.1(A)

                 JURISDICTIONS OF ORGANIZATION AND QUALIFICATION

1.   CORRECTIONS CORPORATION OF AMERICA, a Maryland corporation

     States/Jurisdictions of Qualification:
     Arizona
     California
     Colorado
     Connecticut
     District of Columbia
     Florida
     Georgia
     Kansas
     Kentucky
     Maryland
     Minnesota
     Mississippi
     Montana
     Nevada
     New Hampshire
     New Mexico
     New York
     Ohio
     Oklahoma
     Tennessee

2.   CCA OF TENNESSEE, LLC., a Tennessee limited liability company

     States/Jurisdictions of Qualification:
     Arizona
     California
     Colorado
     Connecticut
     District of Columbia
     Florida
     Georgia
     Idaho
     Indiana
     Kansas
     Kentucky
     Louisiana
     Minnesota
     Mississippi
     Montana
     Nevada
     New Hampshire
     New Jersey
     New Mexico
     North Carolina
     Ohio
     Oklahoma
     Puerto Rico
     Tennessee
     Texas
     Virginia

3.   CCA PROPERTIES OF TEXAS, L.P., a Delaware limited partnership

     States/Jurisdictions of Qualification:
     Delaware

4.   CCA WESTERN PROPERTIES, INC., a Delaware corporation

     States/Jurisdictions of Qualification:
     Delaware

5.   CCA PROPERTIES OF AMERICA, LLC, a Tennessee limited liability company

     States/Jurisdictions of Qualification:
     California
     Colorado
     District of Columbia
     Florida
     Georgia
     Indiana
     Kansas
     Kentucky
     Minnesota
     Mississippi
     Montana
     New Mexico
     Ohio
     Oklahoma
     Tennessee

6.   PRISON REALTY MANAGEMENT, INC., a Tennessee corporation

     States/Jurisdictions of Qualification:
     Tennessee

7.   CCA INTERNATIONAL, INC., a Delaware corporation

     States/Jurisdictions of Qualification:
     Delaware

8.   CCA PROPERTIES OF ARIZONA, LLC, a Tennessee limited liability company

     States/Jurisdictions of Qualification:
     Tennessee

9.   CCA PROPERTIES OF TENNESSEE LLC, a Tennessee limited liability company

     States/Jurisdictions of Qualification:
     Tennessee

10.  TECHNICAL AND BUSINESS INSTITUTE OF AMERICA, INC., a Tennessee corporation

     States/Jurisdictions of Qualification:
     Tennessee

11.  TRANSCOR AMERICA, LLC, a Tennessee limited liability company

     States/Jurisdictions of Qualification:
     Alabama
     Alaska
     Arizona
     Arkansas
     California
     Colorado
     Connecticut
     Delaware
     Florida
     Georgia
     Hawaii
     Idaho
     Illinois
     Indiana
     Iowa
     Kansas
     Kentucky
     Louisiana
     Maine
     Maryland
     Massachusetts
     Michigan
     Minnesota
     Mississippi
     Missouri
     Montana
     Nebraska
     Nevada
     New Hampshire
     New Jersey
     New Mexico
     New York
     North Carolina
     North Dakota
     Ohio
     Oklahoma
     Oregon
     Pennsylvania
     Rhode Island
     South Carolina
     South Dakota
     Tennessee
     Texas
     Utah
     Vermont
     Virginia
     Washington
     West Virginia
     Wisconsin
     Wyoming

                                                                 SCHEDULE 6.1(B)

                         SUBSIDIARIES AND CAPITALIZATION

1.   CCA OF TENNESSEE, LLC

     Equity Ownership - One hundred percent (100%) Corrections Corporation of America.

2.   CCA PROPERTIES OF TEXAS, L.P.

     Equity Ownership - Corrections Corporation of America is the ninety-nine percent (99%) limited partner and CCA Properties of America, LLC is the one percent (1%) general partner.

3.   CCA WESTERN PROPERTIES, INC.

     Capitalization - 1,000 shares of Common Stock authorized, $0.01 par value per share, of which 1,000 shares are outstanding and issued to Corrections Corporation of America.

4.   CCA PROPERTIES OF AMERICA, LLC

     Equity Ownership - One hundred percent (100%) Corrections Corporation of America.

5.   PRISON REALTY MANAGEMENT, INC.

     Capitalization - 1,000 shares of Common Stock authorized, no par value per share, of which 1,000 shares are outstanding and issued to the Borrower.

6.   CCA INTERNATIONAL, INC.

     Capitalization - 3,000 shares authorized (2,500 shares are Common Stock, $0.01 par value per share, and 500 shares are Preferred Stock, $0.01 par value per share), of which 1,000 shares of Common Stock are outstanding and issued to CCA of Tennessee, LLC.

7.   TRANSCOR PUERTO RICO, INC.

     Capitalization - 1,000 shares of Common Stock authorized, no par value per share, of which 100 shares are outstanding and issued to CCA of Tennessee, LLC.

8.   CCA (UK) LTD.

     Capitalization - The Share Capital is L100 divided into 100 shares of L1 each, of which 2 shares of Share Capital are outstanding and issued to CCA of Tennessee, LLC.

9.   CCA PROPERTIES OF ARIZONA, LLC

     Equity Ownership - One hundred percent (100%) CCA Western Properties, Inc.

10.  CCA PROPERTIES OF TENNESSEE, LLC

     Equity Ownership - One hundred percent (100%) CCA of Tennessee, LLC.

11.  TECHNICAL AND BUSINESS INSTITUTE OF AMERICA, INC.

     Capitalization - 1,000 shares of Common Stock authorized, no par value per share, of which 1,000 shares are outstanding and issued to CCA of Tennessee, LLC.

12.  TRANSCOR AMERICA, LLC

     Equity Ownership - One hundred percent (100%) CCA of Tennessee, LLC.

13.  AGECROFT PRISON MANAGEMENT, LTD.

     Capitalization - The Share Capital is L50,000 divided into 50,000 shares of L1 each, of which 1 share of Share Capital is issued to CCA (UK) Ltd. (50% ownership interest).

                                                                 SCHEDULE 6.1(I)

                                   ERISA PLANS

1.   Old Prison Realty's Non-Employee Trustees' Compensation Plan.

2.   Old CCA's 1995 Employee Stock Incentive Plan, effective as of March 20,
     1995.

3.   Old CCA's Non-Employee Directors' Compensation Plan.

4. Correction Corporation of America's Amended and Restated 2000 Stock Incentive Plan.

5. Amendment No. 1 to Amended and Restated Corrections Corporation of America 2000 Stock Incentive Plan.

                                                                 SCHEDULE 6.1(L)

                              MATERIAL INDEBTEDNESS

1.   $450.0 million in aggregate principal amount of 7.5% Senior Notes due 2011

2.   $375.0 million in aggregate principal amount of 6.25% Senior Notes dues
     2013

3.   $150.0 million in aggregate principal amount of 6.75% Senior Notes due 2014

4. The Guaranty Obligations of the Borrower (in an amount not to exceed the principal amount of the bonds, and all interest due thereunder) in favor of First Union National Bank of Tennessee, as trustee ("Trustee"), under that certain Trust Indenture dated as of January 1, 1997, as modified and amended by that certain First Supplemental Trust Indenture dated April 1, 1997, to the issuance of bonds (the "Bonds") in the aggregate original principal amount of $72.675 million by Hardeman County, Tennessee, for which governmental entity the Borrower currently provides management services at the Hardeman County Correctional Facility. Pursuant to said Guaranty Obligations, the Borrower is obligated: (i) under that certain Debt Services Deficits Agreement dated as of January 1, 1997, as modified and amended by that certain First Amendment to Debt Service Deficits Agreement dated April 1, 1997, to pay Trustee amounts necessary to pay any debt service deficits incurred by Hardeman County (consisting of principal and interest requirements); and (ii) in the event the State of Tennessee, which is currently utilizing the facility, exercises its option to purchase the correctional facility, to pay the difference between principal and interest owed on the Bonds on the date set for the redemption of the Bonds and amounts paid by the State of Tennessee for the facility and all other funds on deposit with the trustee and available for redemption of the Bonds. The outstanding balance due under the Bonds as of December 31, 2005 was approximately $54.9 million.

                                                                 SCHEDULE 6.1(M)

                   LABOR AND COLLECTIVE BARGAINING AGREEMENTS

See attached.

                                                                 SCHEDULE 6.1(U)

                                   LITIGATION

None.

                                                                   SCHEDULE 10.2

                                 EXISTING LIENS

    DEBTOR       LOCATION           SECURED PARTY               FILE #                    COLLATERAL
    ------       --------           -------------               ------                    ----------
Corrections         AZ      CCA Financial, Inc.            01152921           Leased equipment
Corporation of      CA      CCA Financial, LLC             0110060275         Leased equipment
America             CO      CCA Financial, LLC             20012016561        Leased equipment
                            CCA Financial, LLC             20012050068        Leased equipment
                    FL      CCA Financial, LLC             200100047561       Leased equipment
                    GA      CCA Financial, Inc.            0872-2001-000044   Leased equipment
                            First Union National Bank,     181111652          Contracts, plans and specs,
                            Trustee                                           licenses, warranties, guaranties,
                                                                              other general intangibles, etc.
                                                                              relating to property in Hardeman
                                                                              County, TN
                            First Union National Bank,     181111653          Contracts, plans and specs,
                            Trustee                                           licenses, warranties, guaranties,
                                                                              other general intangibles, etc.
                                                                              relating to property in Hardeman
                                                                              County, TN
                            North American Communication   181236349          Telecommunications equipment
                            Resource, Inc.
                            North American Communication   181238481          Telecommunications equipment
                            Resource, Inc.
                    MT      CCA Financial, LLC             64433454           Leased equipment
                    NJ      CCA Financial, LLC             2028973            Leased Equipment

    DEBTOR       LOCATION           SECURED PARTY               FILE #                    COLLATERAL
    ------       --------           -------------               ------                    ----------
                    NM      CCA Financial, LLC             010306010          Leased equipment
                    TN      CCA Financial, Inc.            101011923          Leased equipment
                            CCA Financial, Inc.            101015005          Leased equipment
                            CCA Financial, LLC             101029961          Leased equipment
                            CCA Financial, LLC             201064024          Leased equipment
                            CCA Financial, LLC             301069270          Leased equipment
                            CCA Financial, LLC             301075857          Leased equipment

The following fully-funded deposit accounts are restricted for the purposes set forth below:

Name             Institution            Facility             Amount          Purpose
----             -----------            --------             ------          -------
Restricted     Wachovia          Hardeman County          $5.4 million   Holds cash collateral
Cash Account                     Correctional Center                     against a guarantee the
                                                                         Borrower provided under a
                                                                         forward purchase agreement
                                                                         relating to the 1997 bond
                                                                         issue that financed the
                                                                         construction of the
                                                                         Hardeman County
                                                                         Correctional Center
Restricted     Banc of America   San Diego Correctional   $5.9 million   Holds cash funds that may
Cash Account                     Facility                                only be used for capital
                                                                         improvements, replacements,
                                                                         and repairs at the San
                                                                         Diego Correctional Facility
                                                                         pursuant to a ground lease
                                                                         with the County of San
                                                                         Diego

The facility-level deposit accounts maintained by the Borrower (or the other Credit Parties) aggregating approximately $12.2 million and in the following categories are restricted for the purposes set forth below:

          - Inmate Accounts - trust accounts maintained by the Borrower (or the other Credit Parties) for inmates who earn wages for various tasks performed by the inmates at their prison. The funds in these accounts belong to the inmates who earn the wages.

          - Commissary Accounts - deposit accounts used for prison commissary operations where inmates are able to purchase items from the applicable commissary. The funds in these accounts are used to re-stock the items in the applicable commissary. Federal and state regulations provide that funds in these accounts may only be used for commissary operations and the general welfare of the inmates.

                                                                   SCHEDULE 10.7

                          TRANSACTIONS WITH AFFILIATES

None.